LOAN AGREEMENT

between

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,
as Sole Lead Arranger, Sole Book Runner, and Administrative Agent,
and

THE SAINT JUNE, L.P.
as Borrower,
and
Lenders Signatory Hereto From Time to Time

INDEX*

i

4.7	Taxes	45
4.8	Mailing Address	45
4.9	No Litigation	45
4.10	No Bankruptcy	45
4.11	Compliance with Legal Requirements	45
4.12	Separate Tax Parcel; Legal Lot	46
4.13	Utilities; Access	46
4.14	No-Defaults	46
4.15	Non-contravention	46
4.16	Contracts and Agreements	46
4.17	Single Asset and Single Purpose Entities; Nature of Borrower	46
4.18	Leases	46
4.19	No Modification or Assignment of Leases; No Prepayment or Assignment of Rents	46
4.20	Experience; No Reliance on Lender	47
4.21	Disclaimer of Permanent Financing	47
4.22	No Investment Company	47
4.23	No Margin Stock	47
4.24	ERISA	47
4.25	Employees	48
4.26	Labor Relations	48
4.27	Not a Broker or Dealer	48
4.28	Foreign Assets Control Regulations and Anti-Money Laundering	48
4.29	Patriot Act	49
4.30	Control Persons	49

SECTION V CONSTRUCTION RELATED REPRESENTATIONS AND WARRANTIES		49
5.1	Plans	49
5.2	Utility Services	49
5.3	No Commencement	49
5.4	Budget Correct	50
5.5	No Assignment	50

SECTION VI COVENANTS AND AGREEMENTS		50
6.1	Payment and Performance	50
6.2	Preservation of Existence, Etc	50
6.3	Compliance with Legal Requirements	50
6.4	First Lien Status	50
6.5	Payment of Impositions	51
6.6	Maintenance and Repair	51
6.7	Insurance	51
6.8	Financial Reporting Requirements	53
6.9	Property Specific Covenants	56
6.10	Leases	56
6.11	Address	57
6.12	Disclosures	57
6.13	Delivery of Contracts	58
6.14	Reserves and Accounts	58

6.15	Personalty and Fixtures	58
6.16	Single Asset and Single Purpose Entity	58
6.17	Management Agreement	58
6.18	Operating Account	59
6.19	Sources and Uses of Funds	59
6.20	Estoppel Certificates	60
6.21	Tax on Security Instrument	60
6.22	Expenses	60
6.23	Compliance with ERISA	60
6.24	Use Violations	61
6.25	Waste; Alterations	61
6.26	Replacement of Fixtures and Personalty	61
6.27	Change in Zoning	61
6.28	No Drilling	61
6.29	No Subordinate Security Instruments	61
6.30	Additional Debt	61
6.31	Encumbrances	62
6.32	Mergers or Dispositions	62
6.33	Acquisitions	62
6.34	Distributions	62
6.35	Investments	62
6.36	Transactions with Affiliates	63
6.37	Defaults on Other Obligations	63
6.38	Prepayment of Debt	63
6.39	Subordinate Debt	63
6.40	No Further Negative Pledges	63
6.41	Accounts Receivable	63
6.42	No License Restrictions	63
6.43	Hedge Agreements	63
6.44	Pension Plans	63
6.45	OFAC	63
6.46	Further Assurances and Corrections	64
6.47	Inventory	64
6.48	Surveys	64

SECTION VII CONSTRUCTION RELATED COVENANTS AND AGREEMENTS		64
7.1	No Changes	64
7.2	Budget and Budget Reallocations	65
7.3	Budget Contingency Allocations	65
7.4	Advances; Payment for Labor and Materials	66
7.5	Commencement and Completion	66
7.6	Affidavit of Commencement	66
7.7	Affidavit of Completion	66
7.8	Development Agreement	66
7.9	Advertising by Administrative Agent	67
7.10	Correcting Defects	67
7.11	Safe Storage	67

7.12	Construction Consultant/Inspection	67
7.13	Distributions	68
7.14	HVCRE Compliance	68

SECTION VIII EVENTS OF DEFAULT		68
8.1	Payment of Indebtedness	68
8.2	Performance of Obligations	69
8.3	False Representation	69
8.4	Default Under Other Lien Document	69
8.5	Insolvency; Bankruptcy	69
8.6	Levy; Receiver	69
8.7	Dissolution; Disability	70
8.8	No Further Encumbrances	70
8.9	Disposition of Property or Beneficial Interest in Borrower	70
8.10	Condemnation	70
8.11	Destruction of Improvements	70
8.12	Material Adverse Event	70
8.13	Abandonment	70
8.14	Discontinuance of Operations	70
8.15	Other Debt	71
8.16	Judgments	71
8.17	Loan Documents	71
8.18	Event of Default under Other Loan Documents	71
8.19	Financial Covenants	71
8.20	Default Under Secured Hedge Agreement	71
8.21	Cessation of Construction	71
8.22	Failure to Satisfy Conditions to Advances	71
8.23	Noncompliance with Plans or Legal Requirements	71
8.24	Advances	71
8.25	Completion Deposit	71

SECTION IX REMEDIES		72
9.1	General Remedies	72
9.2	Specific Remedies	72
9.3	Discretionary Credit and Credit Payable On Demand	73
9.4	Completion of the Improvements	73
9.5	HVCRE Compliance	73

SECTION X ASSIGNMENTS		74
10.1	Accounts, Escrows and Reserves	74
10.2	Contracts	75
10.3	Plans	76

SECTION XI SPECIAL PROVISIONS		77
11.1	Proceeds Generally	77
11.2	Condemnation and Condemnation Proceeds	77
11.3	Casualty and Insurance Proceeds	78

11.4	Reserve for Impositions and Insurance Premiums	79
11.5	Waiver of Subrogation	80
11.6	Consent to Disposition	80
11.7	Consent to Subordinate Security Instrument	81
11.8	Payment After Acceleration	81
11.9	Contest of Certain Claims	81
11.10	No Obligation by Administrative Agent or Lenders to Construct	81
11.11	No Obligation by Administrative Agent or Lenders to Operate	82
11.12	Borrower’s Indemnity	82
11.13	No Agency	84

SECTION XII MISCELLANEOUS		85
12.1	Taxes and Fees	85
12.2	Governing Law; Venue; Service of Process	85
12.3	Audits of Property; Fees	85
12.4	Costs and Expenses	85
12.5	Notices	86
12.6	Further Action	88
12.7	Successors and Assigns; Participation	88
12.8	Indulgence	92
12.9	Amendment and Waiver	92
12.10	Right of Setoff	94
12.11	Severability	94
12.12	Headings and Construction of Terms	94
12.13	Independence of Covenant	95
12.14	Reliance on and Survival of Various Provisions	95
12.15	Effective On Execution	95
12.16	Time of Essence	95
12.17	No Third Party Beneficiaries	95
12.18	Standard of Conduct of Administrative Agent and Lenders	95
12.19	No Partnership	96
12.20	Conflicts	96
12.21	Permitted Successors and Assigns; Disclosure of Information	96
12.22	Counting of Days	97
12.23	Exhibits and Schedules	97
12.24	Waiver of Jury Trial	97
12.25	Oral Agreements Ineffective	97
12.26	Waivers	97
12.27	Counterparts	98
12.28	Administrative Agent’s Approval of Due Diligence	98
12.29	USA Patriot Act Notice	98

SECTION XIII THE AGENT		98
13.1	Appointment	98
13.2	Capacity as a Lender	99
13.3	Duties and Obligations	99
13.4	Reliance	100

v

13.5	Delegation of Duties	100
13.6	Resignation or Removal of Administrative Agent	100
13.7	Non-Reliance on Administrative Agent and other Lenders	101
13.8	Lender Actions Against Collateral	102
13.9	Lender Reply Period	102
13.10	Foreclosure	103
13.11	Defaulting Lender	104
13.12	Borrower’s Rights	106
13.13	Payment Disputes	106
13.14	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	107
13.15	Certain ERISA Matters	107
13.16	Administrative Agent May File Proofs of Claim	108

SECTION XIV TAXES, YIELD PROTECTION AND INDEMNITY		109
14.1	Increased Costs	109
14.2	Illegality	110
14.3	Inability to Determine Rates	111
14.4	Taxes	112
14.5	Compensation for Losses	116
14.6	Mitigation of Obligations; Replacement of Lenders	117
14.7	Survival	118

* Certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits and schedules to the Securities and Exchange Commission upon request.

LOAN AGREEMENT
THIS LOAN AGREEMENT is made to be effective as of June 2, 2021, by and between THE SAINT JUNE, L.P., a Texas limited partnership ( “Borrower”), each of the lenders that is a signatory hereto or which becomes a signatory hereto (individually, together with their successors and assigns, a “Lender” and collectively, the “Lenders”), and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association (in its individual capacity, “TCB”), and as Sole Lead Arranger, Sole Book Runner, and Administrative Agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
RECITALS
The following provisions are true and correct, are a part hereof, and form the basis for this Agreement:
A.Borrower desires to obtain the Loan from the Lenders, and the Lenders are willing to provide the Loan to Borrower.
B.The Loan is subject to the terms and conditions set forth in this Agreement and in every other Loan Document.
NOW, THEREFORE, in consideration of the premises and the mutual promises in this Agreement, Borrower, Administrative Agent, and Lenders agree as follows:
SECTION I
DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:
“Accounting Principles” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which are consistently applied for all periods so as to properly reflect financial condition, results of operations and cash flows.
“Adjusted LIBOR” means, with respect to any Loan for any Interest Period or day, as applicable, an interest rate per annum equal to LIBOR for such Interest Period or day multiplied by the Statutory Reserve Rate.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
“Advance” means a disbursement to Borrower of any of the proceeds of the Loan, any insurance proceeds, or Completion Deposit by any method, including, without limitation, journal entry, deposit to Borrower’s account, check to third party or otherwise.
“Affidavit of Commencement” means an affidavit in form and substance as set forth on Exhibit M.

“Affidavit of Completion” means an affidavit in form and substance as set forth on Exhibit N.
“Affiliate” means when used with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with that Person.
“Aggregate Commitment” means, as of any date of determination, the aggregate of the Commitments of all the Lenders, less the sum of all principal payments made by Borrower, if any. As of the date hereof, the Aggregate Commitment is $30,320,000.00.
“Agreement” means this Loan Agreement, together with all exhibits and schedules, as it may from time to time be amended, supplemented, or restated.
“Allocations” means the line items set forth in the Budget for which Advances of Loan proceeds may be made.
“Anti-Terrorism Laws” means any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates, orders, and ordinances of any Governmental Authority relating to terrorism or money laundering, including, without limiting the generality of the foregoing, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. No. 107-56); the Trading with the Enemy Act (50 U.S.C.A. App. 1 et seq.); the International Emergency Economic Powers Act (50 U.S.C.A. § 1701-06); the Foreign Corrupt Practices Act of 1977, as amended; Executive Order No. 13224 on Terrorist Financing (the “Executive Order”), effective September 24, 2001 (relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”); and the United States Treasury Department’s Office of Foreign Assets Control list of “Specifically Designated National and Blocked Persons” (as published from time to time in various mediums, including, without limitation, at http:www.treas.gov/ofac/t11sdn.pdf).
“Applicable Margin” means a rate equal to two hundred seventy-five (275) basis points (2.75%) per annum.
“Applicable Rate” means LIBOR plus the Applicable Margin, but in no event shall the Applicable Rate (a) be less than three hundred fifty (350) basis points (3.5%) per annum or (b) exceed the Maximum Rate.
“Appraisal” means a written appraisal of the Property (including without limitation, the Improvements) prepared in accordance with Legal Requirements by an appraiser designated by Administrative Agent in Administrative Agent’s sole discretion, and subject to review and adjustment consistent with Administrative Agent’s standard practices, and approved by Administrative Agent. At Borrower’s expense, Administrative Agent may obtain an Appraisal from time to time but in no event during the first 12 months following the date hereof or more often than once in any 12 month period (unless an Event of Default exists or pursuant to a Legal Requirement or to confirm the Appraised Value hereunder). Subject to the limitations in the prior sentence, Borrower shall pay the cost thereof to Administrative Agent within 10 Business Days following written request of Administrative Agent. Administrative Agent may at any time obtain an Appraisal at its expense. Borrower shall promptly respond to any appraiser questions or requests for information concerning the preparation of an Appraisal.
“Appraised Value” means, initially, the as-stabilized appraised value of the Property as indicated by a current Appraisal; provided, however, that (a) Administrative Agent, on behalf of Lenders shall be entitled to obtain a new or updated Appraisal in any instance when the Appraised Value is to be determined under the Loan Documents, which value, after Completion, shall be based on the then fair-market “as is” value of the Property then subject to the Security Instrument, and (b) the cost of any such new or updated Appraisal is to be borne solely by Borrower.
“Approved Lease” means any Lease which is entered into in accordance with the terms and conditions of Section 6.10 of this Agreement.
“Approved Lease Form” has the meaning set forth in Section 6.10 hereof.
“Approved Operating Expenses” means operating expenses incurred by Borrower which (a) are included in the Taxes, Insurance, Repairs and Utilities Line Items for the current calendar month, or (b) have been approved by Administrative Agent.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee, and accepted by Administrative Agent, in substantially the form of Exhibit D or any other form approved by Administrative Agent.
“Assumed Debt Service Coverage Ratio” means a ratio the first number of which is the Net Operating Income for the trailing 3 month period as of the date of determination and annualized, and the second number of which is the hypothetical first three months of debt service payable during such period which would fully amortize the then current principal balance of the Note over a 30-year amortization period using the Applicable Rate.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day; (b) the sum of the Federal Funds Rate for such day plus one half of one percent (0.50%); and (c) Adjusted LIBOR for such day plus one percent (1.00%).
“Borrower’s Equity” means $20,200,305.00, which amount is required to be contributed by Borrower to the Property or for the payment of Construction Costs in accordance with the Budget before any Advance by Lenders under this Agreement; provided, however, to the extent that the Land is being contributed as part of Borrower’s Equity, the maximum amount that may be counted toward Borrower’s Equity shall not exceed an amount equal to the lesser of (a) the current “As Is” appraised value of the Land as reflected in the Appraisal delivered to and approved by Lender prior to the date of this Agreement or (b) $5,325,000.00. Without duplicating the foregoing requirement, the Contributed Capital investment in the Property, as determined by Administrative Agent, shall not be less than 15% of the “as-completed” Appraised Value of the Property based on an Appraisal approved by Administrative Agent. The amount of the Borrower’s Equity, including the Contributed Capital investment required herein, must be made and otherwise satisfied prior to any Advance of Loan proceeds.
“Budget” means a schedule in the form of Exhibit B prepared by Borrower in form and substance acceptable to Administrative Agent, that reflects the cost of each item of work or material required to construct the Improvements in accordance with the Plans, together with all other costs and expenses, including, without limitation, interest and professional fees, as modified from time to time in accordance with this Agreement.
“Business Day” means a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by law to be closed.
“CGL” means the broadest available form of commercial general liability insurance (utilizing the then prevailing ISO form or an equivalent form acceptable to Administrative Agent in its sole discretion).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.
“Charges” means all fees, charges and/or any other things of value, if any, contracted for, charged, taken, received or reserved by Administrative Agent and/or Lenders in connection with the transactions relating to the Loan Documents, which are treated as interest under applicable law.
“Commencement Date” means the date on which Borrower commences construction of the Improvements, which shall be after the date on which the Security Instrument is recorded in the real property records of the county where the Land is located within thirty (30) days after the date of this Agreement.
“Commitment” means, as to each Lender, such Lender’s obligation to make disbursements pursuant to this Agreement (including Advances under Section III), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I attached hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement, as the same may be reduced from time to time pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.7.
“Commitment Fee” means the amount set forth in the Fee Letter to be paid by Borrower to Administrative Agent pursuant to Section 3.7(e) hereof.
“Committed Sum” means the stated principal amount of the Loan, less any principal of the Loan repaid by Borrower and any portion of the principal of the Loan which Lenders are no longer obligated to Advance to Borrower under the Loan Documents.
“Completion” means (a) the Improvements have been completed in a good and workmanlike manner in substantial accordance with the Plans (as such Plans may be amended in accordance with the terms and conditions hereof), applicable Legal Requirements and the terms hereof, (b) all bills and invoices incurred in connection with the construction of the Improvements have been paid in full, and final lien releases and waivers for all Construction Costs incurred in connection with the construction of the Improvements have been provided to Administrative Agent, (c) final and unconditional certificates of occupancy have been issued for all of the Improvements, (d) a certificate of substantial completion from Borrower and the Property architect has been issued, and (e) all licenses and permits required to operate the improvements have been issued.
“Completion Date” means the date which is twenty (20) months after the Commencement Date, subject to extension for Force Majeure Events, but in no event beyond the date which is twenty-three (23) months after the date of this Agreement.
“Completion Deposit” means the cash amounts that Administrative Agent deems necessary for Borrower to deposit pursuant to the provisions of Section 3.13 hereof.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Constituent Party” means any (a) general partner or managing member of Borrower or (b) any signatory to this Agreement that signs on Borrower’s behalf that is a corporation, general partnership, limited partnership, limited liability company, joint venture, trust, or other type of business organization.
“Construction Consultant” means any architectural or engineering firm or other Person retained by Administrative Agent at Borrower’s expense for the purpose of approving the Plans and each Construction Contract, verifying the Budget, and performing inspections as construction progresses to verify that the Improvements are constructed to Completion, in accordance with the Plans and a manner satisfactory to Administrative Agent.
“Construction Contract” means the construction contract between Borrower and Contractor, which contract shall be subject to a stipulated sum price, and any and all other written or oral contracts and agreements (as each may from time to time be amended, supplemented, or restated) between Borrower and any other party, in any way relating to the development or construction of the Improvements on the Land or the supplying of material (specially fabricated or otherwise), labor, supplies, or other services therefor.
“Construction Costs” means all (a) Land acquisition costs in the stipulated amount of $5,325,000.00; (b) costs of labor and materials; (c) architectural, engineering, interior and landscape design, legal, consulting, and other related fees; (d) taxes on Land and improvements; (e) bond and insurance costs; (f) commitment fees, interest, and other financing charges; and (g) other Hard Costs and Soft Costs incurred in connection with the development and construction of the Improvements, all as set forth in the Budget.
“Construction Period Interest Holdback” means the amount set forth on the Budget for the payment of interest on the Loan as provided Section 3.11 hereof.
“Contested Items” means any Impositions or mechanic’s or materialman’s lien asserted against all or any portion of the Property if, and so long as: (a) Borrower shall have notified Administrative Agent of same within 5 days of obtaining knowledge thereof; (b) Borrower shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the enforcement or collection of the same and the sale of the Property or any part thereof, to satisfy the same; (c) upon request of Administrative Agent, at Administrative Agent’s election and direction, Borrower shall have furnished to Administrative Agent either (i) an indemnity bond satisfactory to Administrative Agent, in the amount of the Impositions or mechanic’s or materialman’s lien claim and complying with applicable Legal Requirements, or (ii) a cash deposit with the Title Company, in an amount satisfactory to Administrative Agent, but in no event in an amount less than 125% of such Impositions or lien claim, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, or such other amount as required by the Title Company, so that the Title Company can issue a down date endorsement to Administrative Agent’s Title Policy without exception to any such Impositions or lien claim (and if a deposit is made with the Title Company, such deposit shall be returned to Borrower at such time as such matter is resolved to the satisfaction of Administrative Agent and the Title Company); (d) Borrower shall promptly upon final determination thereof pay the amount of any such Impositions or claim so determined, together with all costs, interest and penalties which may be payable in connection therewith; (e) the failure to pay the Impositions or mechanic’s or materialman’s lien claim does not constitute a default under any other deed of trust, mortgage or security interest covering or affecting any part of the Property; and (f) notwithstanding the foregoing, Borrower shall immediately upon request of Administrative Agent pay (and if Borrower shall fail so to do, Administrative Agent may, but shall not be required to, pay or cause to be discharged or bonded against) any such Impositions or claim notwithstanding such contest, if in the reasonable opinion of Administrative Agent the Property shall be in jeopardy or in danger of being forfeited or foreclosed.
“Contractor” means Bartlett Cocke General Contractors, LLC, and any other “original contractor” (as defined in Section 53.001 of the Texas Property Code) with whom Borrower contracts for the development, construction and Completion of all or part of the Improvements, subject to Administrative Agent’s approval.
“Contracts” has the meaning set forth in the Security Instrument, and which term includes, without limitation, all Construction Contracts and Design Services Contracts.

“Contributed Capital” means the amount of all cash invested to acquire the Property, if any, and the actual development costs paid by Borrower to date in the Property, inclusive of entitlement, engineering, permitting, infrastructure, site development and other related costs and expenses that have been paid, whether Hard Costs or Soft Costs.
“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the management and policies of that Person, whether through the ownership of voting securities or interests, by contract, or otherwise.
“Days” means, unless otherwise provided, calendar days.
“Debt” means as of any applicable date of determination, all items of indebtedness, obligation, or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, including, without limitation, all items that should be classified as liabilities in accordance with the Accounting Principles. In the case of Borrower, the term “Debt” shall include, without limitation, the Indebtedness, the Obligations and all Hedge Obligations.
“Debt Service” means the product of (a) the constant monthly payment amount (i.e., the payment including both principal and interest) sufficient to fully amortize (using mortgage amortization) the outstanding principal balance of the Loan as of the determination date plus any amounts remaining to be funded under the Loan at the time of determination in equal installments over a thirty (30) year period using an annual interest rate equal to the greater of (i) the Note Rate, (ii) the then current Treasury Rate plus 3.75%, or (iii) 6.5%, multiplied by (b) 12.
“Debt Service Coverage Ratio” means a ratio the first number of which is the Net Operating Income for the trailing three (3) month period as of the date of determination of the Debt Service Coverage Ratio and annualized, and the second number of which is Debt Service. The calculation of Debt Service Coverage Ratio is subject to Administrative Agent’s reasonable approval.
“Debt Yield” means the fraction, expressed as a percentage, (a) the numerator of which is annualized Net Operating Income from the Property, and (b) the denominator of which is the outstanding principal balance of the Loan as of the determination date. The calculation of Debt Yield is subject to Administrative Agent’s reasonable approval.
“Debtor Relief Laws” means Title 11 of the United States Code, as it may from time to time be amended, or any other applicable law, domestic or foreign, as amended, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement, or composition, extension, or adjustment of debts, or similar laws affecting the rights of creditors.
“Default Rate” means a per annum rate of interest equal to the sum of the Note Rate that would apply to that portion of the Indebtedness if the Default Rate was not then in effect, plus 4%, but in no event in excess of the Maximum Rate.
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding [which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement] cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent, to confirm in writing to Administrative Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (e) has sold, assigned, transferred, pledged or participated all or any portion of its Commitment, except in accordance with the terms and conditions set forth in Section 12.7, or (f) has purchased or otherwise acquired all or any portion of a Lender’s Commitment other than in accordance with the terms and conditions of Section 12.7. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to each Lender.
“Design Professional” means each engineer, architect, interior designer, space planner, landscape designer, or other Person with whom Borrower contracts for the providing of planning, design, engineering, or other similar services relating to the Improvements.
“Design Services Contract” means, collectively, any and all contracts and agreements, written or oral, between Borrower and any Design Professional.
“Developer” means The Saint June GP, L.L.C., a Texas limited liability company.
“Development Agreement” means the Development Management Agreement dated as of the date hereof between Developer and Borrower.

“Disbursement Date” means the date on which Administrative Agent and/or Lenders makes an Advance under this Agreement.
“Disposition” means any Sale or Pledge of (a) all or any portion of the Property (or any interest therein) or (b) all or any part of the legal or beneficial ownership interest (whether directly or indirectly) in Borrower, in either case except as may be expressly permitted under the Loan Documents. A Disposition shall include, but not be limited to, (x) an installment sale agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; and (y) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, any Borrower’s right, title and interest in and to any Leases or any Rents.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.7(b) (subject to such consents, if any, as may be required under Section 12.7(b)).
“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated of even date with this Agreement executed by Borrower and/or Guarantor in favor of Administrative Agent and the Lenders.
“Environmental Law” has the meaning set forth in the Environmental Indemnity Agreement.
“Equipment” has the meaning set forth in the Security Instrument.
“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq., as amended, and all successor statutes.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section VIII hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on assets, capital or liabilities or imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, conducting business in, or having its principal office or, in the case of any Recipient, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Recipient, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 14.6(b)) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 14.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 14.4(g) and (d) any U.S. federal Taxes imposed under FATCA.
“Extension Fee” means the amount set forth in the Fee Letter.
“Extension Period” means the Extension Period (First) or the Extension Period (Second), as the case may be.
“Extension Period (First)” means a single period of twelve (12) months commencing on the 1st day after the initial Maturity Date.
“Extension Period (Second)” means a single period of twelve (12) months commencing on the 1st day immediately following the Maturity Date (First Extended).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Dallas, Texas time) on such day on such transactions received by Administrative Agent from three (3) Federal funds brokers of recognized standing selected by Administrative Agent in its sole discretion.
“Fee Letter” means the Fee Letter dated of even date herewith between Borrower and Administrative Agent.

“Financial Statements” means all balance sheets, income statements, statements of profit and loss, statements of cash flow, statements of sources and uses of funds, and all other financial data, statements, and reports (whether of Borrower, Guarantor, any other Loan Party, or otherwise) that are required to have been, or may from time to time be furnished to Administrative Agent under this Agreement, the transactions contemplated under this Agreement, or any of the Indebtedness.
“Financing Statements” means the financing statement or financing statements (on Standard Form UCC-1 or otherwise) utilized in connection with the Loan Documents.
“Fixtures” has the meaning set forth in the Security Instrument.
“Force Majeure Events” means strikes, riots, civil commotions, acts of God, unusual adverse weather conditions, fire or other casualty, enemy actions, or other similar unforeseen circumstances or events beyond the reasonable control of Borrower; provided, however, in no event will any one or more Force Majeure Events (a) extend the Completion Date by more than a total of 90 days or (b) extend the Maturity Date or any Payment Date.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Funding Loss” means any loss, cost or expense incurred by Lender (which shall be payable within 10 days after Borrower’s receipt of Lender’s written request) as a result of (a) any payment or prepayment of any Portion bearing interest based upon LIBOR on a day other than the last day of the relevant LIBOR Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (b) any failure by Borrower to prepay, borrow, continue or convert a Portion bearing or selected to bear interest based upon LIBOR on the date or in the amount selected by Borrower; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary and reasonable administrative fees charged by Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lender hereunder, Lender shall be deemed to have funded the Portion based upon LIBOR by a matching deposit or other borrowing in the London inter-bank market for a comparable amount and for a comparable period, whether or not such Portion was in fact so funded.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, tribal body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” means Stratus Properties Inc., a Delaware corporation.
“Guaranty” means the Guaranty dated as of the date hereof made by Guarantor for the benefit of Administrative Agent and the Lenders, as such agreement may from time to time be amended, supplemented or restated by Guarantor and Administrative Agent.
“Hard Costs” means all Construction Costs, other than the Soft Costs and Land acquisition costs shown in the Budget.
“Hedge Agreement” means (a) any and all interest rate swaps, interest rate options, forward rate transactions, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, basis swaps, commodity swaps, commodity options, forward commodity transactions, equity or equity index swaps, options or forward transactions, credit derivatives, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), and (b) any agreement, instrument or document (including, without limitation, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (together with any related schedules and annexes thereto) and all related confirmations) governing, evidencing relating to or otherwise with respect to any transaction described or referenced in clause (a) of this definition, in each case as amended, restated, supplemented or otherwise modified from time to time.
“Hedge Obligations” means any and all indebtedness, liabilities and obligations under and in connection with any Secured Hedge Agreement, whether actual or contingent, due or to become due, and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications of any Secured Hedge Agreement, and any cancellations, terminations, close-outs, reversals, or transfers of any Secured Hedge Agreement).
“HVCRE Requirements” means (a) Completion has occurred, and (b) Administrative Agent has received satisfactory evidence that the Property has achieved an Assumed Debt Service Coverage Ratio of not less than 1.0 to 1.0 for three consecutive months.
“ICE” means the Intercontinental Exchange Benchmark Administration or any successor thereto.
“Impositions” means: (a) all real estate and personal property taxes, charges, assessments, standby fees, excises, and levies and any interest, costs, or penalties with respect thereto, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time before or after the execution hereof may be assessed, levied, or imposed upon the Property or the ownership, use, occupancy, or enjoyment thereof, or any portion thereof, or the sidewalks, streets, or alleyways adjacent thereto; (b) any charges, fees, license payments, or other sums payable under any easement, license, or agreement maintained for the benefit of the Property; and (c) assessments and charges arising under any subdivision, condominium, planned unit development, or other declarations, restrictions, regimes, or agreements affecting the Property.

“Improvements” has the meaning set forth in the Security Instrument, and which upon Completion, shall include, without limitation, that certain 182-unit Class A garden style apartment complex located on the Land, all as more particularly described in the Plans.
“Indebtedness” has the meaning set forth in the Security Instrument, and which term includes all Hedge Obligations of Borrower under and in connection with any Secured Hedge Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Initial Advance” means the first Advance of Loan proceeds made under this Agreement, to be made subject to the terms and conditions set forth in Sections 3.7, and 3.9 hereof. The Initial Advance is intended to be made at the closing of the Loan; provided however, Administrative Agent and Borrower may waive the right to make an Initial Advance at the closing of the Loan in which case the Initial Advance will be deemed to be $0 and each advance of the Loan following closing of the Loan will be deemed a subsequent Advance and subject to the conditions for subsequent Advances set forth herein.
“Interest Period” means the period commencing on the date a Loan is made (or on the date of its continuation) and ending on the numerically corresponding day in the calendar month that is one (1) month thereafter; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Notwithstanding the foregoing, any LIBOR Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date.
“Land” means all of the real property or interest therein described in Exhibit A.
“Leases” means all leases, ground leases, subleases, licenses, concessions, or other agreements (whether written or oral) that grant to third parties a possessory interest in or the right to use or occupy any part of the Property, together with all security and other related deposits or payments made in connection therewith.
“Legal Requirements” means (a) any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority in any way applicable to Borrower, Guarantor, or the Property, including, without limitation, the ownership, use, occupancy, possession, construction, operation, maintenance, alteration, repair, or reconstruction thereof; (b) any and all covenants, conditions, and restrictions contained in any deeds, conveyance documents, or any other instruments that relate or are applicable to the Property or the ownership, use, or occupancy of the Property; (c) Borrower’s or Guarantor’s presently or subsequently effective bylaws and articles of incorporation, operating agreement, and articles of organization or partnership, limited partnership, joint venture, trust, or other form of business association agreement; (d) any and all Leases; (e) any and all Contracts; and (f) any and all leases, other than those described in (d) above, and other contracts (written or oral), other than those described in (e) above, that relate to the Property and to which Borrower or Guarantor may be bound, including, without limitation, any lease or contract pursuant to which Borrower is granted a possessory interest in the Land, the Improvements, or both.
“Lenders” means the Persons listed on Schedule I and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.
“LIBOR” means:
(a)    with respect to each Interest Period, the rate per annum for deposits for the same term in United States Dollars that appears on Thomson Reuters British Banker’s Association LIBOR Rates Page (or the successor thereto if the British Banker’s Association is no longer making a LIBOR rate available) at approximately 11:00 a.m., London, England time, on the related LIBOR Determination Date. If such rate does not appear on such screen or service, or such screen or service shall cease to be available, then LIBOR shall be determined by Administrative Agent to be the offered rate on such other screen or service that displays an average Interest Settlement Rate for deposits in United States Dollars (for delivery on the first day of such Interest Period) for a term equivalent to such Interest Period as of 11:00 a.m. on the relevant LIBOR Determination Date. Notwithstanding anything herein to the contrary, in no event shall LIBOR ever be less than 0.75%; and
(b)    for any interest calculation with respect to a Loan that bears interest based on the Base Rate on any date, the rate per annum for deposits in United States Dollars that appears on Thomson Reuters British Banker’s Association LIBOR Rates Page (or the successor thereto if the British Banker’s Association is no longer making a LIBOR rate available) at approximately 11:00 a.m., London, England time, on the related LIBOR Determination Date for a term of one (1) month commencing on the date of calculation. If such rate does not appear on such screen or service, or such screen or service shall cease to be available, then LIBOR shall be determined by Administrative Agent to be the offered rate on such other screen or service that displays an average Interest Settlement Rate for deposits in United States Dollars (for delivery on such date of calculation) for a term of one (1) month as of 11:00 a.m. on the relevant LIBOR Determination Date. If the rates referenced in the two (2) preceding sentences are not available, then LIBOR for a term of one (1) month will be determined by such alternate method as is reasonably selected by Administrative Agent.
“LIBOR Banking Day” means a day on which commercial banks in the City of London, England are open for business and dealing in offshore dollars.

“LIBOR Determination Date” means a day that is two (2) Business Days prior to the beginning of the relevant Interest Period or prior to the applicable date, as applicable.
“Lien” means any valid and enforceable interest in any property securing an indebtedness, obligation, or liability owed to or claimed by any Person other than the owner of that property, whether that indebtedness is based on the common law, statute, or contract, including, without limitation, liens created by or pursuant to a security interest, pledge, mortgage, deed of trust, assignment, conditional sale, trust receipt, lease, consignment, or bailment for security purposes.
“Loan” means, with respect to a Lender, any loan made by such Lender to Borrower, evidenced by the Notes or otherwise arising under the Loan Documents and secured by the Security Instrument and the other Loan Documents.
“Loan Amount” means the lesser of (a) $30,320,000.00, (b) 60% of the total Construction Costs, or (c) 55% of the Appraised Value of the Property.
“Loan Documents” means collectively, this Agreement, the Notes, the Security Instrument, the Environmental Indemnity Agreement, the Fee Letter, the Financing Statements, the Manager’s Consent, the Guaranty, and the Hedge Agreement, if any, and all other documents now or hereafter executed by Borrower or Guarantor in connection with the Loan, the payment of the Indebtedness, or the performance of the Obligations under this Agreement, as they may from time to time be amended, supplemented, or restated.
“Loan Party” means Borrower, any Guarantor and each other Person that is liable for the payment of all or any part of the Indebtedness, the performance of the Obligations, or who owns any property that is subject to (or purported to be subject to) a Lien that secures all or any portion of the Indebtedness and the Obligations.
“Loan-to-Value Ratio” means a fraction, expressed as a percentage, calculated as follows: (a) the Committed Sum, (b) divided by the “as-is” Appraised Value of the Property, which appraised value will be based upon a then current Appraisal prepared at Borrower’s sole cost and expense.
“Loans” means, collectively, each Loan made by each Lender and the Indebtedness evidenced by the Notes.
“Major Subcontractor” means any subcontractor of a Contractor (a), the aggregate value of whose relevant subcontract(s) exceeds $500,000.00 or (b) who performs any work related to the structural components of the Improvements.
“Management Agreement” means the property management agreement to be entered into by and between Borrower and Manager no later than the earlier of (a) commencement of leasing of the Property or (b) 90 days prior to substantial completion of the Improvements, as the same may be amended or replaced in accordance with the terms hereof.
“Manager” means an entity approved by Administrative Agent, and any successor manager appointed in accordance with the terms and conditions hereof.

“Manager’s Consent” means a Manager’s Consent and Agreement executed by Manager in favor of Administrative Agent, concerning the management of the Property.
“Material Adverse Event” means any act, event, condition, or circumstance which could materially and adversely affect (a) the business condition (financial or otherwise), operations, prospects, results of operations, capitalization, liquidity, or any properties of Borrower or Guarantor, taken as a whole, (b) the value of the Property, (c) the ability of Borrower, Guarantor or any Constituent Party to perform its obligations under any Loan Document to which it is a party or by which it is bound, or (d) the enforceability of any Loan Document.
“Maturity Date” means October 2, 2024, as may be extended, on the terms and conditions set forth in Sections 2.10 and 2.11 hereof, subject, however, to the right of acceleration as herein provided and as provided elsewhere in the Loan Documents.
“Maturity Date (First Extended)” means the date which is twelve (12) months following the initial Maturity Date subject, however, to the right of acceleration as herein provided and as provided elsewhere in the Loan Documents.
“Maturity Date (Second Extended)” means the date which is twelve (12) months following the Maturity Date (First Extended); subject, however, to the right of acceleration as herein provided and as provided elsewhere in the Loan Documents.
“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Administrative Agent and/or Lenders in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Administrative Agent and/or Lenders to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other Charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.
“Monthly Principal Payment” means a monthly payment in an amount determined by Administrative Agent to be equal to the average of the principal portion of the monthly amortization payments due on the outstanding principal balance of the Loan with respect to payments (a) due in the Extension Period (First) (as defined in the Loan Agreement), the first amortization year, but recalculated if additional advances are made under the Loan Documents, which would be repaid monthly assuming a 30 year mortgage amortization schedule calculated using an interest rate of five percent (5.0%), as determined on the commencement of the Extension Period (First), and (b) due in the Extension Period (Second) (as defined in the Loan Agreement), the second amortization year of the amortization schedule calculated in clause (a) of this definition, but determined on the commencement of the Extension Period (Second). Each determination by Administrative Agent hereunder shall be conclusive and binding for all purposes, absent manifest error
“Monthly Principal Payment Commencement Date” means the first Payment Date following the commencement of the Extension Period (First).

“Net Operating Income” means the gross income (excluding extraordinary, non-recurring revenue, such as insurance or condemnation proceeds, but including proceeds of business interruption insurance and any forfeited security deposits) actually received by Borrower from the operation of the Property for the applicable period, less an amount equal to the sum of (x) the greater of (i) actual operating expenses incurred and/or paid by Borrower in connection with the operation and maintenance of the Property that are allocable to such period, computed on an accrual basis without regard to depreciation or debt service on the Loan or (ii) expenses equal to $9,000.00 per unit per annum, plus (y) reserves in the amount required pursuant to Section 6.8(b)(iii) hereof. Included within expenses shall be prorated ad valorem taxes and insurance premiums. Documentation of Net Operating Income shall be certified by an officer of Borrower with detail satisfactory to Administrative Agent and shall be subject to the reasonable approval of Administrative Agent.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 12.9(b) and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note Rate” means the Applicable Rate at which interest accrues on the Indebtedness from time to time outstanding under the Note.
“Notes” means, collectively, one or more promissory notes executed by Borrower in the aggregate principal sum of the Loan Amount, payable to the order of a Lender, evidencing the Loan, substantially in the form of Exhibit E attached hereto.
“Obligations” has the meaning set forth in the Security Instrument, and which term includes all Hedge Obligations of Borrower under and in connection with any Secured Hedge Agreement.
“Operating Account” has the meaning set forth in Section 6.18 hereof.
“Operating Budget” means the operating budget approved by Administrative Agent in accordance with Section 6.8(b) hereof.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loans, occurring on such date.
“Participant” has the meaning assigned to such term in Section 12.7(c)(i).
“Participant Register” has the meaning specified in Section 12.7(c)(i).
“Patriot Act” means the USA Patriot Act Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended.
“Payment Date” means the first (1st) day of each and every calendar month during the term of this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation’s functions under ERISA.
“Pension Plan” means the employee benefit pension plans of Borrower in effect from time to time (if any), as the term is defined in ERISA.
“Permitted Change” means a modification to the Plans, a Construction Contract or both which (a) does not relate to any structural components of the Improvements; (b) does not adversely affect the value, structural integrity, utility, or appearance of the Improvements; (c) does not cause or is not likely to cause the Completion to occur after the Completion Date; (d) modifies the aggregate cost of the Improvements by no more than $200,000.00 in the aggregate with all prior Permitted Changes or $50,000.00 for a single change; (e) does not cause the Improvements to be in violation of any Legal Requirements; (f) is described by written notice to Administrative Agent (including a copy of any change order) no later than five (5) Business Days prior to its implementation; and (g) has been approved by, to the extent applicable, (i) any party to a purchase or construction contract with a right of approval; (ii) all sureties under any payment or performance bonds, if any; and (iii) all Governmental Authorities (to the extent such approval is required). If required to cover all costs associated with the requested change and all increases in the Construction Costs of the Improvements anticipated by those changes, Borrower shall have made a Completion Deposit sufficient to cover all costs associated with the requested change and all increases in the Construction Costs of the Improvements anticipated by those changes, as determined by Administrative Agent in accordance with this Agreement. Permitted Change includes Borrower’s acceptance of any cost value options that are included as alternates in the Construction Contract approved by Agent and reduce the aggregate cost of the Improvements.
“Permitted Dispositions” means (a) any transfer of a direct or indirect interest in Borrower so long as, after giving effect to all of the dispositions of interest in Borrower in the aggregate, all of the following conditions are satisfied: (i) Stratus Properties Inc. directly or indirectly Controls Borrower, (ii) Stratus Properties Inc. owns, directly or indirectly, more than thirty (30%) of the equity interests in Borrower, (iii) there is no change in the day-to-day management and operation of the Property, (iv) the transferee is a Permitted Transferee, (v) no Event of Default has occurred and is continuing, (vi) the transfer to the Permitted Transferee cannot cause Lender to violate any governmental or regulatory rules, laws, ordinances, statutes, codes and requirements applicable to Lender, and (vii) Borrower gives Lender timely notice of any disposition of an interest in Borrower which would result in any (A) domestic transferee owning, directly or indirectly, more than twenty percent (20%) interest in Borrower to the extent such domestic transferee did not own more than twenty percent (20%) direct or indirect interest in Borrower prior to the date of such transfer or (B) foreign transferee owning, directly or indirectly, more than ten percent (10%) interest in Borrower to the extent such foreign transferee did not own more than ten percent (10%) direct or indirect interest in Borrower prior to the date of such transfer (except, in the case of both clause (A) and (B) above, in the event of a transfer of a direct or indirect interest in Borrower by devise or descent or by operation of law upon the death of a person, Borrower gives Lender notice of such disposition within 30 days of obtaining knowledge of such death), and (b) any Sale or Pledge of Stratus Properties Inc. stock on a public stock exchange or otherwise in a private placement in compliance with all applicable laws. Notwithstanding anything in this Agreement to the contrary, Administrative Agent hereby acknowledges and agrees that the transfer of seventy percent (70%) or less direct limited partnership interest in Borrower to IC-SB Saint June, L.P., a Texas limited partnership shall be a Permitted Disposition as long as the conditions set forth in clauses (a)(i) through (vi) are satisfied.
“Permitted Exceptions” has the meaning set forth in the Security Instrument.
“Permitted Reallocations” means the Budget reallocations permitted without Administrative Agent’s consent under Section 7.2.
“Permitted Transferee” means a Person that is not a Prohibited Person, and is in compliance with all applicable Federal, State and Local laws and regulations.
“Person” means any individual, corporation, partnership (general or limited), joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision, agency, or other entity.
“Personalty” has the meaning set forth in the Security Instrument.
“Plans” means the plans and specifications for the development of the Land and construction of the Improvements, prepared by a Design Professional and approved (a) by Administrative Agent as required in this Agreement, (b) by all applicable Governmental Authorities, and (c) by any party to a purchase or construction contract with a right of approval, as they may, with the approval of Administrative Agent or as expressly permitted under this Agreement, be amended or modified, together with all related design, engineering, or architectural work, test reports, surveys, shop drawings, and related items.
“Portion” means any principal amount bearing interest based upon LIBOR.
“Potential Event of Default” means the occurrence of any event or circumstance which could, with the giving of notice or the passage of time, or both, constitute an Event of Default.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Texas Capital Bank as its prime rate in effect at its Lending Office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Texas Capital Bank as a general reference rate of interest, taking into account such factors as Texas Capital Bank may deem appropriate; it being understood that many of Texas Capital Bank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Texas Capital Bank may make various commercial or other loans at rates of interest having no relationship to such rate.
“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.
“Proceeds” means the proceeds of any insurance policy (other than proceeds of CGL insurance), condemnation proceeding, or sale in lieu of condemnation less the expenses actually incurred by Borrower or Administrative Agent in obtaining such proceeds.
“Proceeds Threshold” means Proceeds in the amount of $1,000,000.00.
“Prohibited Person” means any Person (a) that is specifically named or listed in, or otherwise subject to, any Anti-Terrorism Laws, (b) that is owned or controlled by, or acting for or on behalf of any Person specifically named or listed in, or otherwise subject to, any Anti-Terrorism Laws, (c) with whom another Person is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism or money laundering law, including the Executive Order; (d) any Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or (f) any Person who is an Affiliate of a Person listed in clauses (a) through (e) above.
“Property” means the Land, Improvements, and all other property, assets, and rights in which a Lien or other encumbrance in favor of or for the benefit of Administrative Agent and/or Lenders is or has been granted or arises or has arisen, or may hereafter be granted or arise under, or in connection with, any Loan Document, or otherwise, and which term includes, without limitation, all property and assets included in the definition of “Property” in the Security Instrument.
“Recipient” means, as applicable, (a) Administrative Agent and (b) any Lender.
“Related Indebtedness” means all Indebtedness paid or payable by Borrower to Administrative Agent and/or Lenders pursuant to the Loan Documents or any other communication or writing by or between Borrower and Administrative Agent and/or Lenders related to the transactions that are the subject matter of the Loan Documents, except Indebtedness that is paid or is payable by Borrower to Administrative Agent and/or Lenders under the Notes.
“Rents” has the meaning set forth in the Security Instrument.
“Request for Advance” means a written request or authorization for an Advance that shall be in the form of Exhibit F, or in another form acceptable to Administrative Agent.

“Required Lenders” means, at any time, Lenders having Commitments representing at least 66.67% of the Aggregate Commitment of all Lenders or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66.67% of the aggregate unpaid principal amount of the outstanding Loans; provided further, that at all times when fewer than three (3) Lenders are party to this Agreement, the term “Required Lenders” shall mean all Lenders, except Defaulting Lenders. The Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Restoration Work” means, as applicable to a casualty or condemnation, the work to be performed in connection with the repair and restoration of the Property to substantially its prior character and condition following a casualty or condemnation.
“Retainage” has the meaning set forth in Section 3.14 hereof.
“Sale or Pledge” means a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, ground lease, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest.
“Secured Hedge Agreement” means any Hedge Agreement entered into by and between Borrower and any Lender, and which is secured by the Security Instrument.
“Security Instrument” means the Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated of even date with this Agreement pursuant to which Borrower has granted a first and prior deed of trust lien to the trustee named therein (the “Trustee”) for the benefit of the Administrative Agent and the Lenders covering the Property to secure the Loan, as same may be amended, supplemented, or restated from time to time.
“Soft Costs” means all architectural, engineering, interior design, landscape design, legal fees, development fees, consulting fees, other related fees, taxes on the Land and the Improvements, bond costs, insurance costs, the Commitment Fee, interest on the principal of the Loan during the construction and lease up of the Improvements, and other financing charges, all as set forth and approved by Lender in the Budget.
“Special Account” means an account established by Borrower with Administrative Agent in which all Advances made directly to Borrower shall be deposited.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one (1) and the denominator of which is the number one (1) minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which Administrative Agent is subject with respect to the Adjusted LIBOR, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Portions shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The

Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinate Security Instrument” means any mortgage, deed of trust, pledge, lien (statutory, constitutional, or contractual), security interest, encumbrance, charge, conditional sale agreement, or other title retention agreement executed by Borrower and covering all or any portion of the Property, the lien of which is subordinate and inferior to the lien of the Security Instrument.
“Subsidiary” means, as to any particular parent entity any corporation, partnership (general or limited), limited liability company, or other entity (whether now existing or hereafter organized) in which 50% or more of the outstanding equity ownership interests having voting rights as of any applicable date of determination are owned directly or indirectly by that parent entity.
“Survey” means a survey of the Land and Improvements, if any, satisfying the requirements set forth on Administrative Agent’s preclosing checklist.
“Tax Code” means the U.S. Internal Revenue Code of 1986, as amended, any and all U.S. Department of Treasury Regulations issued pursuant thereto in temporary or final form, and any and all federal, state, county, municipal and city rules and rulings, notices, requirements, statutes, regulations or laws governing or relating to taxes and/or taxation, and any and all successor statutes thereof.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Texas Capital Bank” means Texas Capital Bank, National Association, a national banking association, and its successors and assigns.
“Title Company” means First American Title Insurance Company (and its issuing agent, if applicable) acceptable to Administrative Agent, in its sole and absolute discretion, that is issuing the Title Policy.
“Title Policy” means a loan policy of title insurance in a form acceptable to Administrative Agent, in its sole and absolute discretion, issued by the Title Company, on a coinsurance or reinsurance basis (with direct access endorsement or rights) if required by Administrative Agent, in the maximum amount of the Loan Amount, insuring that the Security Instrument constitutes a valid first and prior lien covering the Land and Improvements, subject only to those exceptions that Administrative Agent may approve in writing and containing those endorsements that Administrative Agent may require and which are available under applicable title insurance rules and regulations.
“Treasury Rate” means the latest Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the applicable Business Day, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to 10 years. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-

equivalent yields in accordance with accepted financial practice, and (b) interpolating linearly between reported yields.
“UCC” means the Uniform Commercial Code, as amended from time to time, in effect in the state in which the Property is located.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Withholding Agent” means each of Borrower and Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Additional Definitions; Other Interpretive Provisions. All capitalized terms not otherwise defined in this Agreement shall have the same meaning given to those terms in the Security Instrument. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including any organization documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (d) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.3    ERISA Provisions. If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, then either Borrower or Administrative Agent may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

SECTION II
TERMS OF BORROWING
2.1    Agreement to Lend. Each Lender hereby severally agrees to loan to Borrower its Pro Rata Share of (but not in excess of) the Loan Amount, and Borrower agrees to borrow up to that amount from Lenders, subject to the terms and provisions hereof. The amounts borrowed by Borrower under this Agreement shall be evidenced by and payable in accordance with the Notes. No principal amount of the Loan which is repaid may be re-borrowed. Borrower’s liability for payment of interest on the Loan is limited to and calculated with respect to Loan proceeds actually disbursed pursuant to the terms hereof and the Notes from and after the Disbursement Date. Administrative Agent may, in Administrative Agent’s discretion, disburse Loan proceeds by journal entry to pay interest and financing costs. Administrative Agent may disburse Loan proceeds directly to third parties to pay costs or expenses required to be paid by Borrower pursuant to this Agreement. Loan proceeds disbursed by Administrative Agent pursuant to the previous two sentences shall constitute Advances to Borrower.
2.2    Funding of Loan Advances.
(a)    By 1:00 p.m. Dallas time, on the day before a disbursement of the Loan is to be made hereunder pursuant to this Agreement, Administrative Agent shall notify each Lender of the proposed disbursement. Each Lender shall make available to Administrative Agent (or the funding Lender or entity designated by Administrative Agent), the amount of such Lender’s Pro Rata Share of such disbursement in immediately available funds not later than noon (Dallas time) on the date such disbursement is to be made (such date being referred to herein as a “Funding Date”). Unless otherwise noted therein, Administrative Agent’s notice to each Lender of a disbursement request shall indicate that conditions precedent to such disbursement have been substantially complied with by the Borrower. Unless Administrative Agent shall have been notified by any Lender prior to such time for funding in respect of any Advance that such Lender does not intend to make available to Administrative Agent such Lender’s Advance, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent in accordance with this Section 2.2 and may, in reliance upon such assumption, make available to Borrower a corresponding amount as an Advance of the Loan. In such event, if a Lender has not in fact made its share of the applicable Advance available to Administrative Agent on or prior to the respective Funding Date, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with the banking industry rules on interbank compensation or (ii) in the case of Borrower, the Applicable Rate. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Advance.
(b)    Requests by Administrative Agent for funding by the Lenders of disbursements of the Loan will be made by email to each Lender. Each Lender shall make its Advance available to Administrative Agent in dollars and in immediately available funds to such Lender and account as Administrative Agent may designate, not later than Noon (Dallas time) on the Funding Date. Nothing in this Section 2.2 shall be deemed to relieve any Lender of its obligation hereunder to make any Advance on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Advance hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make any Advances hereunder.
(c)    As soon as practical Administrative Agent will promptly forward to each Lender copies of the Request for Advance, a copy of the Construction Consultant’s most recent inspection report (if any), and a copy of any endorsements to the Title Policy requested by Administrative Agent (if any). Delivery of such items shall not be a condition to funding any Advance.
2.3    Interest; Payments.
(a)Payments.
(i)All accrued but unpaid interest on the outstanding principal balance of the Notes shall be due and payable in monthly installments beginning on the first Payment Date after the first advance of Loan proceeds is made under this Agreement, and continuing on each subsequent Payment Date thereafter through and including the Maturity Date.
(ii)Commencing on the Monthly Principal Payment Commencement Date and continuing on each Payment Date thereafter until the Maturity Date, Borrower shall pay to Administrative Agent the Monthly Principal Payment in addition to accrued interest due on each such date.
(iii)The outstanding principal balance of the Notes and any and all accrued but unpaid interest hereon shall be due and payable in full on the Maturity Date (subject to extension as set forth in the Loan Agreement) or upon the earlier maturity hereof, whether by acceleration or otherwise.
(b)Interest Rate.
(i)The Indebtedness outstanding under and evidenced by the Notes shall bear interest at a rate per annum equal to the Applicable Rate (as that rate may change in accordance with changes provided in this Agreement) until the occurrence of an Event of Default and then at the Default Rate so long as the Event of Default is continuing and shall otherwise be repaid in accordance with the terms of the Notes and this Agreement.
(ii)Interest on the Indebtedness evidenced by the Notes and other Loan Documents shall be computed on the basis of a three hundred sixty (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such Advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received as provided in Section 3.5 hereof. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)Prepayments. Borrower shall have the right to prepay, at any time and from time to time upon at least five (5) Business Days prior written notice to Administrative Agent, without fee, premium or penalty, all or any portion of the outstanding principal balance hereof; provided, however, that (i) such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums which have become due to Administrative Agent and/or Lenders under the other Loan Documents on or before the date of prepayment, but which have not been fully paid and (ii) such prepayment shall also include any Funding Loss (the amount of which Funding Loss, if any, shall be provided to Borrower by Administrative Agent at least one (1) Business Day prior to the scheduled prepayment date). Prepayments of principal shall be applied in inverse order of maturity. If the Notes are prepaid in full, then any commitment of Lenders to make further Advances under the Loan Documents shall automatically terminate and shall be of no further force or effect. No principal amount repaid may be reborrowed.
(d)Default Interest. During the existence of any Event of Default under this Agreement or under any of the other Loan Documents, regardless of whether or not there has been an acceleration of the Indebtedness, and at all times after the maturity of the Indebtedness (whether by acceleration or otherwise), and in addition to all other rights and remedies of Administrative Agent and/or Lenders hereunder, interest shall accrue, at the option of Administrative Agent or Required Lenders, on the outstanding principal balance of the Loan at the Default Rate, and such accrued interest shall be immediately due and payable. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lenders’ actual damages resulting from any late payment or Event of Default, and such late charges and accrued interest are reasonable estimates of those damages and do not constitute a penalty.
(e)Late Charges. At the option of Administrative Agent, Borrower will pay Administrative Agent, for the benefit of the Lenders, on demand, (i) a “late charge” equal to five percent (5%) of the amount of any installment of principal and/or interest due under the Loan (other than the balloon payment due at the Maturity Date or earlier acceleration of the indebtedness hereunder) when such installment is not paid within fifteen (15) days following the date such installment is due and (ii) a processing fee in the amount of $25.00 for each check which is provided to Administrative Agent by Borrower in payment for an obligation owing to Administrative Agent and/or Lenders under any Loan Document but is returned or dishonored for any reason, in order to cover the additional expenses involved in handling delinquent and returned or dishonored payments.
2.4    Waiver of Setoff. Borrower shall pay the Indebtedness, or any part thereof, without, except as expressly provided in this Agreement or in any other Loan Document, notice, demand, counterclaim, setoff, deduction, or defense and without abatement, suspension, deferment, diminution, or reduction by reason of: (a) any damage to, destruction of, or any condemnation or similar taking of the Property; (b) any interference with any use of the Property; (c) any title defect or encumbrance or any eviction from the Property by superior title or otherwise; (d) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, or other like proceeding relating to Trustee, Administrative Agent, Lenders, or Borrower, or any action taken under the Security Instrument by any trustee or receiver of Administrative Agent, Lenders or Borrower, or by any court, in any such proceeding; (e) any claim that Borrower has or might have against Administrative Agent, Trustee or Lenders; (f) any default or failure on the part of Administrative Agent or Lenders to perform or comply with the Loan Documents, or any other agreement with Borrower; or (g) any other occurrence, whether similar or dissimilar to the foregoing, whether or not Borrower has notice or knowledge of any of the foregoing. Except as expressly provided herein, Borrower waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution, or reduction of the Indebtedness.
2.5    Payments; Recoveries and Collections.
(a)Payment Procedures. Unless otherwise expressly provided in a Loan Document, all sums payable by Borrower to Administrative Agent and/or Lenders or pursuant to any Loan Document, whether principal, interest, or otherwise, shall be paid directly to Administrative Agent in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private, at 2000 McKinney Avenue, Suite 700, Dallas, Texas 75201 (or at such other place as Administrative Agent, in Administrative Agent’s sole discretion, may have established by delivery of written notice thereof to Borrower from time to time), and without setoff, deduction, or counterclaim. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Administrative Agent in full. Payments in immediately available funds received by Administrative Agent in the place designated for payment on a Business Day prior to 11:00 a.m. (Dallas, Texas time) at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Administrative Agent on a day other than a Business Day or after 11:00 a.m. (Dallas, Texas time) on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest due under the Loan Documents shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment. Administrative Agent and Lenders may, during the continuance of an Event of Default, charge any and all deposit or other accounts (including, without limitation, any account evidenced by a certificate of deposit or time deposit) of Borrower maintained with Administrative Agent or Lenders for all or any part of any Indebtedness then due and payable; provided, however, that such authorization shall not affect Borrower’s obligation to pay all Indebtedness, when due, whether or not those account balances maintained by Borrower with Administrative Agent or Lenders are sufficient to pay any amounts then due. Remittances in payment of any part of any payments required under the Loan Documents other than in the required amount in immediately available funds at the place where such payments are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by

Administrative Agent in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.
(b)Application of Payments Prior to Event of Default. Except as expressly provided herein to the contrary, all payments received on account of the Indebtedness shall be applied by Administrative Agent shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which either Borrower shall be obligated or Administrative Agent shall be entitled pursuant to the provisions of the Loan Documents; (ii) the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which Lenders shall be entitled pursuant to the provisions of the Loan Documents; (iii) the payment of accrued but unpaid interest hereon; and (iv) the payment of all or any portion of the principal balance hereof then outstanding hereunder, in the direct order of maturity. Any application to the outstanding principal balance hereof may be made in either direct or inverse order of maturity. Borrower waives the right to direct the application of any and all payments received by Administrative Agent and/or Lenders under this Agreement at any time after the occurrence and during the continuance of an Event of Default.
(c)Application of Payments following Event of Default. After the exercise of remedies provided for in Section IX (or if an Event of Default exists and the written notice thereof, if any, to Borrower from Administrative Agent expressly provides that this Section 2.5(c) shall thereafter apply so long as an Event of Default is continuing to any amounts received on account of the Indebtedness or after the Loans have automatically become immediately due and payable), any amounts received on account of the Indebtedness shall be applied by Administrative Agent in the following order:
(i)First, to payment of that portion of the Indebtedness constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent in its capacity as such;
(ii)Second, to payment of that portion of the Indebtedness constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)Third, to payment of that portion of the Indebtedness constituting interest on the Loans and other Indebtedness arising under the Loan Documents, ratably among Lenders in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)Fourth, to payment of that portion of the Indebtedness constituting unpaid principal of the Loans, ratably among Lenders in proportion to the respective amounts described in this clause (iv) held by them;

(v)Fifth, to payment of that remaining portion of the Indebtedness, ratably among the Lenders in proportion to the respective amounts described in this clause (v) held by them; and
(vi)Last, the balance, if any, after all of the Indebtedness have been indefeasibly paid in full, to Borrower or as otherwise required by law.
(d)Receipt of Payments by Administrative Agent and/or Lenders. Whether or not Administrative Agent has authorized payment by mail or in any other manner, any payment by Borrower of any of the Indebtedness made by mail will be deemed tendered and received by Administrative Agent and Lenders only on actual receipt thereof by Administrative Agent at the address designated for that payment, and that payment shall not be deemed to have been made in a timely manner unless actually received by Administrative Agent in good funds on or before the date due for that payment, time being of the essence. Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or any other manner. Acceptance by Administrative Agent of any payment in an amount less than the amount then due shall be deemed an acceptance on account only; any failure to pay the entire amount then due shall constitute and continue to be an Event of Default under this Agreement. Administrative Agent and Lenders shall be entitled to exercise any and all rights and remedies available under any Loan Document or otherwise available at law or in equity upon the occurrence and during the continuance of any Event of Default. If Administrative Agent and/or Lenders receive any payment or benefit of or otherwise upon any of the Indebtedness and any part of that payment or benefit is subsequently invalidated, set aside, declared fraudulent, preferential, void, or voidable, or required to be repaid to a trustee, receiver, or any other Person under Debtor Relief Laws, state or federal laws, common law, equitable causes or otherwise, then, (i) (A) the Indebtedness, or part thereof, intended to be satisfied by that payment or benefit shall be revived and continued in full force and effect as if that payment or benefit had not been made or received by Administrative Agent and/or Lenders and (B) the obligation to make such payment shall survive any cancellation or satisfaction of the Notes or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of the Notes, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand, (ii) each Lender severally agrees to pay to Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect and (iii) the repayment by Administrative Agent and/or Lenders shall be added to and be deemed to be additional Indebtedness.
(e)Allocation of Payments. If, except as otherwise expressly provided herein any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall (i) notify Administrative

Agent in writing of such fact and (ii) purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (y) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may, subject to Section 12.10, exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.
(f)Advance Payments. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
2.6    Receipt of Payments by Administrative Agent and/or Lenders. Whether or not Administrative Agent has authorized payment by mail or in any other manner, any payment by Borrower of any of the Indebtedness made by mail will be deemed tendered and received by Administrative Agent and Lenders only on actual receipt thereof by Administrative Agent at the address designated for that payment, and that payment shall not be deemed to have been made in a timely manner unless actually received by Administrative Agent in good funds on or before the date due for that payment, time being of the essence. Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or any other manner. Acceptance by Administrative Agent of any payment in an amount less than the amount then due shall be deemed an acceptance on account only; subject to all applicable notice and cure periods provided in this Agreement, any failure to pay the entire amount then due shall constitute and continue to be an Event of Default under this Agreement. Administrative Agent and Lenders shall be entitled to exercise any and all rights and remedies available under any Loan Document or otherwise available at law or in equity upon the occurrence and during the continuance of any Event of Default. If Administrative Agent and/or Lenders receives any payment or benefit of or otherwise upon any of the Indebtedness and any part of that payment or benefit is subsequently invalidated, set aside, declared fraudulent or preferential, or required to be repaid to a trustee, receiver, or any other Person under Debtor Relief Laws, state or federal laws, common law, equitable causes or otherwise, then, the Indebtedness, or part thereof, intended to be satisfied by that payment or benefit shall be revived and continued in full force and effect as if that payment or benefit had not been made or received by Administrative Agent and/or Lenders, and shall be deemed to be a part of the Indebtedness, and shall be secured by the Liens created and evidenced by the Loan Documents.
2.7    Books and Records. The amount and date of each Advance under this Agreement, the amount from time to time outstanding under the Notes, the Note Rate with respect to the Loan, and the amount and date of any repayment under this Agreement or under the Notes shall be noted on Administrative Agent’s and each Lender’s books and records, which, absent manifest error, shall be conclusive evidence of each such Advance; provided, however, that any failure by Administrative Agent or any Lender to make that notation or any error in that notation, shall not relieve Borrower of its obligation to pay to Administrative Agent all amounts owed to Administrative Agent and/or Lenders when due under the terms of the Loan Documents.
2.8    Security. Payment and performance of the Indebtedness shall be secured by Liens on the Property and shall be guaranteed by the Guarantor on the terms and conditions set forth in the Guaranty.
2.9    Maximum Interest. It is the intent of Borrower, Administrative Agent and Lenders at all times to comply strictly with the applicable Texas law (or applicable United States federal law to the extent that it permits Administrative Agent and/or Administrative Agent and/o Lenders to contract for, charge, take, reserve, or receive a greater amount of interest than under applicable Texas law) governing the maximum non-usurious rate or non-usurious amount of interest payable on the Notes or the Related Indebtedness. If the applicable Texas law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to the Loan Documents, or any other communication or writing by or between Borrower and Administrative Agent and/or Lenders related to the Indebtedness or to the transaction or transactions that are the subject matter of the Loan Documents; (b) contracted for, charged, taken, reserved, or received by reason of Administrative Agent and/or Lenders’ exercise of the option to accelerate the maturity of the Notes and/or the Related Indebtedness; or (c) Borrower has paid or Administrative Agent and/or Lenders have received by reason of any voluntary prepayment by Borrower of the Notes and/or the Related Indebtedness, then it is Borrower’s, Administrative Agent’s and Lenders’ intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate that have been collected by Administrative Agent and/or Lenders shall be credited on the principal balance of the Notes and/or the Related Indebtedness (or, if the Notes and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and that the provisions of the Notes and other Loan Documents immediately be deemed reformed to reduce the amounts thereafter collectible under the Notes and other Loan Documents, without the necessity of the execution of any new document, to comply with the applicable law, but to permit the recovery of the fullest amount otherwise called for; provided, however, if the Notes have been paid in full before the end of the stated term of the Notes, then Administrative Agent and/or Lenders shall, with reasonable promptness after Administrative Agent and/or Lenders discover or are advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against any Related Indebtedness then owing by Borrower to Administrative Agent and/or Lenders. As a condition precedent to any claim seeking usury penalties against Administrative Agent and/or Lenders, Borrower agrees that it shall provide written notice to Administrative Agent, advising Administrative Agent in reasonable detail of the nature and amount of the violation, and Administrative Agent and/or Lenders shall have 60 days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Notes and/or the Related Indebtedness then owing by Borrower to Administrative Agent and/or Lenders. All sums contracted for, charged, taken, reserved, or received by Administrative Agent and/or Lenders for the use, forbearance, or detention of any Indebtedness evidenced by the Notes and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Notes and/or the Related Indebtedness (including all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Notes and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to the Notes and/or the Related Indebtedness for so long as any Indebtedness is outstanding. The provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) shall not apply to the Notes and/or the Related Indebtedness. Notwithstanding anything to the contrary contained in the Loan Documents, it is not the intention of Administrative Agent and/or Lenders to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. To the extent that Administrative Agent and Lenders are relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any such Note and/or any other portion of the Indebtedness, Administrative Agent and Lenders shall utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal law permits Administrative Agent and Lenders to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Administrative Agent and Lenders shall rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Administrative Agent may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.
2.10    Extension Period (First). Borrower shall have the right and option to extend the initial Maturity Date to the Maturity Date (First Extended), subject to the satisfaction of the terms and conditions set forth in this Section (i.e., each of the following conditions must be satisfied in order for Borrower to exercise the Extension Period (First)):
(a)Receipt by Administrative Agent of a written request from Borrower (an “Extension Request”) not less than 45 days prior to the initial Maturity Date but not more than 90 days prior to the initial Maturity Date.
(b)No Event of Default or Potential Event of Default shall exist as of the date of Administrative Agent’s receipt of notice of Borrower’s intention to extend such Maturity Date, and no Event of Default or Potential Event of Default shall exist as of the effective date of the Extension Period (First) (without limiting the generality of the foregoing, the

Extension Period (First) provided for herein will not be available at any time the Note has matured, whether at scheduled maturity, by acceleration or otherwise).
(c)Borrower shall pay to Administrative Agent, on or before the effective date of the Extension Period (First), the Extension Fee in immediately available funds in U.S. Dollars.
(d)Prior to the exercise of the Extension Period (First), Borrower shall have delivered to Administrative Agent evidence satisfactory to Administrative Agent that the Debt Service Coverage Ratio then equals or exceeds 1.1:1.0, calculated with respect to the period commencing on the first day of the fourth calendar month preceding the first day of the Extension Period (First) and ending on the last day of the second calendar month preceding the first day of the Extension Period (First); provided, Borrower shall have the right to, on or before the initial Maturity Date, (i) prepay, without premium, penalty or fee (other than any Funding Loss actually incurred by Administrative Agent and/or Lenders), the outstanding principal of the Loan in an amount sufficient to satisfy this condition, after giving effect to such prepayment or (ii) deposit an amount equal to the outstanding principal of the Loan in an amount sufficient to satisfy this condition (as if such deposit were a prepayment of the Loan) into an escrow account or accounts established with Administrative Agent (the “Extension Account”), which such funds shall be held in the Extension Account as additional collateral for the Loan pursuant to the terms of this Agreement; provided that Administrative Agent shall release the funds in the Extension Account to Borrower upon Borrower’s request therefor, accompanied by receipt of evidence satisfactory to Administrative Agent that the Debt Service Coverage Ratio has equaled or exceeded 1.1:1.0 for the two immediately preceding consecutive calendar quarters.
(e)At Lender’s option in its sole discretion, prior to the Extension Period (First), Lender may obtain a current Appraisal (at Borrower’s sole cost and expense) covering the Property, commissioned by and addressed to Administrative Agent, in form and content acceptable to the Administrative Agent, evidencing an Appraised Value (based on the “as is” fair market value) of the Property resulting in a Loan-to-Value Ratio less than or equal to 55%; provided, Borrower shall have the right to prepay on or before the initial Maturity Date, without premium, penalty or fee (other than any Funding Loss actually incurred by Administrative Agent and/or Lenders), the outstanding principal of the Loan in an amount sufficient to satisfy this condition, after giving effect to such prepayment.
(f)Borrower’s satisfaction of all those requirements contained in Section 3.10 hereof and Lender’s determination that Completion has occurred.
(g)No Material Adverse Event shall have occurred and be existing.
(h)Borrower and Guarantor shall execute such agreements, documents and instruments as Administrative Agent may reasonably require to effect the Extension Period (First) described herein, and deliver to Administrative Agent such consents, resolutions, certificates, opinions of legal counsel and endorsements to the Title Policy as Administrative Agent may reasonably require, in each case consistent with this Agreement.
During the Extension Periods, no further Advances will be available from the Loans, and effective as of the commencement of the Extension Period (First), and the Loans Documents will be deemed to be automatically modified to reduce the total committed and available amount of the Loans from its original amount to an amount equal to the outstanding principal amount of the Loans as of the commencement of the Extension Period (First).
2.11    Extension Period (Second). Borrower shall have the right and option to extend the Maturity Date (First Extended) to the Maturity Date (Second Extended), subject to the satisfaction of the terms and conditions set forth in this Section (i.e., each of the following conditions must be satisfied in order for Borrower to exercise the Extension Period (Second)):
(a)Receipt by Administrative Agent of an Extension Request given to Administrative Agent not less than 45 days prior to the Maturity Date (First Extended) but not more than 90 days prior to the Maturity Date (First Extended).
(b)No Event of Default or Potential Event of Default shall exist as of the date of Administrative Agent’s receipt of notice of Borrower’s intention to extend such Maturity Date, and no Event of Default or Potential Event of Default shall exist as of the effective date of the Extension Period (Second) (without limiting the generality of the foregoing, the Extension Period (Second) provided for herein will not be available at any time the Note has matured, whether at scheduled maturity, by acceleration or otherwise).
(c)Borrower shall pay to Administrative Agent, on or before the effective date of the Extension Period (Second), the Extension Fee in immediately available funds in U.S. Dollars.
(d)Prior to the exercise of the Extension Period (Second), Borrower shall have delivered to Administrative Agent evidence satisfactory to Administrative Agent that the Debt Service Coverage Ratio then equals or exceeds 1.2:1.0, calculated with respect to the period commencing on the first day of the fourth calendar month preceding the first day of the Extension Period (Second) and ending on the last day of the second calendar month preceding the first day of the Extension Period (Second); provided, Borrower shall have the right to, on or before the Maturity Date (First Extended), (i) prepay, without premium, penalty or fee (other than any Funding Loss actually incurred by Administrative Agent and/or Lenders), the outstanding principal of the Loans in an amount sufficient to satisfy this condition, after giving effect to such prepayment or (ii) deposit an amount equal to the outstanding principal of the Loan in an amount sufficient to satisfy this condition (as if such deposit were a prepayment of the Loan) into the Extension Account, which such funds shall be held in the Extension Account as additional collateral for the Loan pursuant to the terms of this Agreement; provided that Administrative Agent shall release the funds in the Extension Account to Borrower upon Borrower’s request therefor, accompanied by receipt of evidence satisfactory to Administrative Agent that the Debt Service Coverage Ratio has equaled or exceeded 1.2:1.0 for the two immediately preceding consecutive calendar quarters.

(e)At Administrative Agent’s option in its sole discretion, prior to the Extension Period (Second), Administrative Agent may obtain a current Appraisal (at Borrower’s sole cost and expense) covering the Property, commissioned by and addressed to Administrative Agent, in form and content acceptable to the Administrative Agent, evidencing an Appraised Value (based on the “as is” fair market value) of the Property resulting in a Loan-to-Value Ratio less than or equal to 55%; provided, Borrower shall have the right to prepay on or before the Maturity Date (First Extended), without premium, penalty or fee (other than any Funding Loss actually incurred by Administrative Agent and/or Lenders), the outstanding principal of the Loans in an amount sufficient to satisfy this condition, after giving effect to such prepayment.
(f)No Material Adverse Event shall have occurred and be existing.
(g)Borrower and Guarantor shall execute such agreements, documents and instruments as Administrative Agent may reasonably require to effect the Extension Period (Second) described herein, and deliver to Administrative Agent such consents, resolutions, certificates, opinions of legal counsel and endorsements to the Title Policy as Administrative Agent may reasonably require, in each case consistent with this Agreement.
SECTION III
CONDITIONS FOR BORROWING AND ADVANCES
3.1    Advances. The purposes for which Loan proceeds are allocated and the respective amounts of those Allocations are set forth in the Budget. Advances shall be made not more frequently than monthly during the term of the Loan unless more frequent Advances are expressly approved by each Lender in such Lender’s sole discretion. Notwithstanding anything to the contrary contained in the Loan Documents, no Advances shall be made after the initial Maturity Date unless such Advances are approved in writing by all Lenders in their respective sole and absolute discretion.
3.2    Limitation on Advances. No Lender shall be obligated to make an Advance for its Pro Rata Share of an Allocation set forth in the Budget to the extent that the amount of the Advance for such Allocation would, when added to all prior Advances for such Allocation, exceed the total of such Allocation as set forth in the Budget. If the Loan proceeds disbursed by Lenders pursuant to the Budget are insufficient to pay all costs required for the acquisition, development, construction, and Completion of the Improvements, Borrower shall pay those excess costs with funds derived from sources other than the Loan. Under no circumstances shall Administrative Agent or Lenders be required to make any Advance of Loan proceeds if the sum of all Advances of Loan proceeds made would thereby exceed the Loan Amount.
3.3    Advance Not A Waiver. No Advance shall constitute a waiver of any of the conditions of Lenders’ obligation to make further Advances, nor, if Borrower is unable to satisfy any condition, shall the Advance preclude Administrative Agent or Required Lenders from then declaring that inability to be an Event of Default. The making of any Advance or part thereof shall not be deemed an approval or acceptance by Administrative Agent or the Lenders of the work theretofore done. Lenders may, but have no obligation to, make any Advance or part thereof during the existence of any Potential Event of Default or Event of Default, but shall have the right and option to do so; provided, however, that if a Lender makes that Advance, the making of the Advance shall not be deemed to be either a waiver of the Potential Event of Default or Event of Default or of the right to demand payment of all or part of the Indebtedness and shall not constitute an obligation to make any other Advance.
3.4    Withholding on Advances. Administrative Agent may, and may direct Lenders to, (a) withhold from an Advance or, on account of subsequently discovered evidence, (b) withhold from a later Advance under this Agreement, or (c) require Borrower to make a Completion Deposit in accordance with Section 3.13 hereof, as may be necessary to protect the Administrative Agent and Lenders from loss on account of: (i) defective work not remedied; (ii) requirements hereof not performed; (iii) Liens filed against the Property, except for Contested Items; (iv) except for Contested Items, failure of Borrower to make payments to a Contractor for materials or labor; or (v) a reasonable doubt by Administrative Agent that the construction can be completed for the balance of the Loan Amount then undisbursed. In addition, if Lender has received notice that a valid payment dispute exists with respect to a Contractor or subcontractor and reasonably anticipates such dispute will result in a filing of a Lien against the Property, then Lender may withhold a portion of an Advance equal to 125% of the anticipated Lien claim, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith. When all deficiencies have been cured, Advances of the amount withheld may be made upon satisfaction of all conditions precedent to those Advances set forth in this Agreement.
3.5    Loan Limitation. Except in connection with the final Advance under this Agreement, the aggregate amount of the Advances under this Agreement shall not exceed (a) 60% of the total amount of the Construction Costs for the construction of the Improvements as shown on the Budget or (b) 55% of the fair market “as stabilized” value of the Property, as reflected by the Appraisal obtained by and approved by Administrative Agent in connection with the closing of the Loan.
3.6    Time and Place of Advances. All Advances are to be made at the office of Administrative Agent or at any other place that Administrative Agent may designate. Administrative Agent must receive each Request for Advance in proper form not less than 10 Business Days before the date requested for the making of any such Advance and Administrative Agent agrees to use commercially reasonable efforts to cause each Advance to be disbursed within 10 Business Days of receipt of a Request for Advance that satisfies the requirements of this Loan Agreement.
(a)Advance Procedure. Except as provided below, Borrower may request an Advance by submitting to Administrative Agent a Request for Advance signed by an authorized representative of Borrower, subject to the following:
(i)each Request for Advance shall include, without limitation, the proposed amount of that Advance and the proposed Disbursement Date, which Disbursement Date must be a Business Day and must be at least 10 Business Days after the date of delivery to Administrative Agent of the Request for Advance;
(ii)a Request for Advance, once communicated to Administrative Agent, shall not be revocable by Borrower;

(iii)each Request for Advance, once communicated to Administrative Agent, shall constitute a representation, warranty, and certification by Borrower as of the date of that Request for Advance that:
(A)both before and after the making of that Advance, all of the Loan Documents are valid, binding, and enforceable against each Loan Party, as applicable, subject to Debtor Relief Laws;
(B)all terms and conditions precedent to the making of that Advance are satisfied, and shall remain satisfied through the date of that Advance;
(C)the making of that Advance shall not cause the aggregate principal amount of all Advances under the Notes to exceed the Loan Amount, or the aggregate amount of Advances for any Allocation to exceed the aggregate amount set forth in the Budget for such Allocation;
(D)no Event of Default has occurred and is in existence, and no Event of Default exists or arises on the making of that Advance;
(E)the representations and warranties contained in the Loan Documents are true and correct in all material respects and will be true and correct in all material respects as of the making of that Advance; and
(F)the Advance does not violate the terms or conditions of any contract, indenture, agreement, or other borrowing of any Loan Party.
Administrative Agent and Lenders shall not be obligated to make any Advance under this Agreement more than once in any 30-day period. Except as set forth in this Agreement, all Advances are to be made by direct deposit into the Special Account. Even if Borrower is divested, for whatever reason, of any portion of Borrower’s interest in the Property, the Required Lenders may, at Required Lenders’ sole option, but without any obligation to do so, continue to make Advances under this Agreement to Borrower or to such Person that succeeds to Borrower’s title and interest in the Property, subject to all terms and conditions hereof; provided, however, that all sums so disbursed shall be deemed Advances under this Agreement and be secured by the Security Instrument and all other Liens or security interests securing the Indebtedness.
3.7    Conditions Precedent to the Initial Advance. The obligation of the Administrative Agent and Lenders to make the Initial Advance pursuant to this Agreement is subject to the satisfaction of all of the conditions precedent set forth in this Section, as determined by Administrative Agent. If any condition precedent is not satisfied but Administrative Agent and Lenders nevertheless elect to make the Initial Advance, then that election shall not constitute a waiver of that condition and the condition shall be satisfied before any subsequent Advance. The conditions precedent to the Initial Advance are:

(a)All of the Loan Documents (other than the Manager’s Consent and the Hedge Agreement, if any) shall be in full force and effect, binding, and enforceable obligations of Borrower and of each other Person who may be a party thereto or bound thereby, subject to Debtor Relief Laws.
(b)All actions, proceedings, instruments, and documents required to carry out the borrowings and transactions contemplated by this Agreement or under any Loan Document incidental thereto, and all other related legal matters, are satisfactory to and are approved by legal counsel for Administrative Agent, and counsel has been furnished with certified copies of actions and proceedings and those other instruments and documents as they have requested, if any.
(c)Each Loan Party has performed and complied with all applicable agreements and conditions contained in the Loan Documents and that are then in effect.
(d)Borrower has delivered, done, or caused to be delivered or done, to Administrative Agent’s full and complete satisfaction, each of the following:
(i)the Loan Documents duly executed, acknowledged (as provided), and delivered by Borrower and any Person who is a Loan Party.
(ii)Administrative Agent has received and approved all due diligence listed on the preclosing checklist for the Loan.
(e)Administrative Agent has received payment of the Commitment Fee.
(f)Administrative Agent has received evidence that the Plans have been reviewed and approved by the appropriate Governmental Authorities.
(g)Administrative Agent has received evidence of Contractor’s general liability insurance in accordance with the requirements of this Agreement.
(h)Administrative Agent has received a plan and cost review conducted by a Construction Consultant acceptable to Administrative Agent, in form, scope and substance acceptable to Administrative Agent.
(i)Administrative Agent has received all of those other instruments, documents, and evidence (not inconsistent with the terms hereof) that Administrative Agent may have requested in connection with the making of the Loan under this Agreement, unless waived in writing by Administrative Agent, and all instruments, documents, and evidence are satisfactory to Administrative Agent in form and substance.
3.8    Conditions to Subsequent Advances. Lender has no obligation to make any Advance subsequent to the Initial Advance unless Lender shall have received and approved all documentation set forth on Exhibit C on the timetable set forth therein.
3.9    Conditions to All Advances. In addition to any other terms and conditions set forth in this Agreement, including, without limitation, those set forth in Sections 3.7 and 3.8 hereof, the obligation of the Lenders to make any Advance under this Agreement, including, without limitation, the Initial Advance under this Agreement, is further subject to the satisfaction of each of the following conditions precedent on or before the Disbursement Date for that Advance:
(a)All Loan Documents are in full force and effect and are binding and enforceable obligations of each Loan Party, subject to Debtor Relief Laws.
(b)Each of the representations and warranties of each Loan Party under any Loan Document is true and correct in all material respects.
(c)The covenants made by Borrower to Administrative Agent and Lenders, as contained in the Loan Documents shall have been fully complied with, except to the extent such compliance may be limited by the passage of time, or the completion of construction of the Improvements.
(d)(i) no Potential Event of Default or Event of Default has occurred and is continuing; (ii) there exists no Material Adverse Event; and (iii) no provision of law, order of any Governmental Authority, or any regulation, rule, or interpretation thereof, has resulted in a Material Adverse Event with respect to the validity or enforceability of any Loan Document.
(e)Borrower has delivered to Administrative Agent a Request for Advance that complies with Section 3.6 hereof, and all accompanying documents required by that Section.
(f)The Improvements have not been materially damaged by fire or other casualty which has not been repaired and restored in substantial accordance with the Plans.
(g)No Lien for the performance of work or supplying of labor, materials or services has been filed against the Land and remains unsatisfied or unbonded, except for Contested Items.
(h)No condition or situation exists at the Land which, in the reasonable determination of Administrative Agent, constitutes a danger to or impairment of the use or value of the Land or Improvements or presents a danger or hazard to the public.
(i)Borrower has fully expended all of Borrower’s Equity to pay Construction Costs in accordance with the Budget, and Borrower agrees that Lenders shall have no obligation to make any Advance until Administrative Agent has received evidence satisfactory to Administrative Agent that Borrower has paid all Construction Costs incurred prior thereto out of Borrower’s Equity, and each advance out of Borrower’s Equity must be reviewed and approved by Administrative Agent as if it were an Advance of Loan proceeds. If Administrative Agent believes that the cost to complete uncompleted work on an Allocation line item of the Budget exceeds the unadvanced Loan proceeds allocated to that Allocation in the Budget, Administrative Agent may, subject to Permitted Reallocations, require Borrower to pay any difference before Administrative Agent makes any additional Advance of Loan proceeds for such Allocation.

(j)Administrative Agent has received a down date endorsement to the Title Policy (or if an endorsement is not available, an abstractor’s certificate or other evidence from the Title Company) showing “nothing further” of record affecting the Land from the date of recording of the Security Instrument, except for the Permitted Exceptions, Contested Liens and those other matters that Administrative Agent specifically approves.
(k)For Advances of Hard Costs, Administrative Agent has received unconditional (for amounts previously paid) and conditional (for amounts to be funded under the applicable Advance) lien waivers on the statutory form (if required in the state where the Property is located) signed and acknowledged (notarized) by each Contractor and subcontractor that has done work included within the current Request for Advance or any prior Request for Advance that has been disbursed, as applicable.
(l)For Advances of Hard Costs, Administrative Agent has received an inspection report prepared by a Construction Consultant certifying that: (i) the amount of the Advance included in the Request for Advance does not exceed the cost of the work completed, less prior Advances and required Retainage; (ii) the undisbursed Loan proceeds, together with other funds provided by Borrower, are sufficient to complete all of the Improvements; and (iii) the Improvements have been constructed in substantial accordance with the Plans.
3.10    Conditions to the Final Advance. Lenders have no obligation to make the final Advance, including any Retainage, unless Administrative Agent has received the following:
(a)Certificates of occupancy (or their equivalent) issued by all appropriate Governmental Authorities for all portions of the Improvements.
(b)An “as-built” Survey approved in writing by the Administrative Agent (the “As-Built Survey”).
(c)A form of AIA Document G704, executed by the Contractor and Borrower, certifying (i) that Completion has occurred; (ii) the date of Completion; (iii) that direct connection has been made to all appropriate utility facilities; and (iv) that the Improvements are ready for occupancy.
(d)A complete set of final plans and specifications for the Improvements, certified as accurate by each Contractor.
(e)An affidavit of bills paid in the form of AIA Document G706 executed by each Contractor and any other subcontractor that Lender requires, together with appropriate conditional lien waivers for amounts to be paid with the Final Advance and unconditional lien waivers for amounts funded under prior Advances.
(f)An endorsement to the Title Policy deleting all exceptions related to “completion of the improvements” and “pending disbursements” in a form customarily available in the state where the Property is located.

(g)Evidence that there are no Liens against any of the Property other than Permitted Exceptions and Contested Items.
(h)Evidence that 40 days has elapsed from the later of (i) the date of Completion of the Improvements, as specified in Texas Property Code §53.106, if the Affidavit of Completion provided for in this Agreement is filed within 10 days after that date of Completion; or (ii) the date of filing of that Affidavit of Completion if that Affidavit of Completion is filed 10 days or more after the date of the completion of the Improvements as specified in Texas Property Code §53.106.
(i)Evidence that the Improvements and their use comply fully with all applicable zoning, subdivision, building, and environmental requirements and other Legal Requirements. That evidence must include documentation establishing: (i) that both the zoning and subdivision approval are not based on any requirement or condition involving any real property, or rights appurtenant thereto, other than the property encumbered by the Security Instrument; (ii) that the number of parking spaces available on the Land is sufficient to comply with the codes and ordinances of the city or other appropriate Governmental Authority where the Land is located; and (iii) that all fire and other health and safety systems in the Improvements are installed, operational, and sufficient to comply with all applicable codes and ordinances.
(j)A copy of the fully executed Management Agreement and the fully executed Manager’s Consent executed by Borrower and Manager, if not previously delivered to Administrative Agent.
(k)Any other evidence or information concerning Completion that Administrative Agent reasonably requires.
3.11    Construction Period Interest Holdback. The amount of the Loan and the Budget were determined on the basis of the Borrower’s projection of accrued interest on the disbursed principal of the Notes for which Property revenues will not be sufficient to pay in full, which interest is estimated not to exceed the Construction Period Interest Holdback. Borrower agrees to apply Property revenues to the payment of such interest and the operating expenses of the Property, regardless of the existence of any remaining balance of the Construction Period Interest Holdback. Borrower may only request an Advance from the Construction Period Interest Holdback to the extent that Property revenues are insufficient to pay accrued interest on the Indebtedness and the operating expenses of the Property. Subject to the conditions set forth herein for an Advance of the Loan, Administrative Agent will Advance on the applicable Payment Date a portion of the Loans sufficient to pay accrued interest then due and payable on the Notes, and the amount thereof shall increase the principal of the Notes and shall reduce the balance of the Construction Period Interest Holdback. In lieu of actually disbursing such Loan proceeds, Administrative Agent may handle such disbursement and payment by making appropriate entries on its books and records of Lender. If an Event of Default exists, Administrative Agent shall have no further obligation to disburse amounts from the Construction Period Interest Holdback. Notwithstanding anything to the contrary contained in this Agreement, at such time as the Construction Period Interest Holdback has been fully funded, the Lenders shall have no obligation to disburse any portion of the Loan to pay accrued interest then due and payable on the Notes.

3.12    Advances of Development Fee, Construction Management Fee and Contractor Fees Line Items. Advances of the Loan allocable to the “Development Fee”, the “Construction Management Fee”, and the “Contractor Fees” line items of the Budget shall be funded, subject to the satisfaction of the other conditions precedent set forth in this Agreement, as follows:
(a)The Development Fee shall be advanced by Lender in twenty (20) equal monthly installments, with the first installment payable at the closing of the Loan, and a like installment advanced each month thereafter until the Development Fee is paid in full; provided that (i) if Completion of the Improvements is delayed beyond the originally scheduled Completion Date, Advances of the Developer Fee will be reallocated over the extended construction schedule, and (ii) if Completion of the Improvements is completed prior to the expiration of such 20 month period, then the remaining Developer Fee may be paid at the Final Advance.
(b)Advances for the Construction Management line item in the Budget will be disbursed in twenty (20) equal monthly installments with the first installment payable at the closing of the Loan, and a like installment advanced each month thereafter until the Construction Management Fee is paid in full; provided that (i) if Completion of the Improvements is delayed beyond the originally scheduled Completion Date, Advances of the Construction Management Fee will be reallocated over the extended construction schedule, and (ii) if Completion of the Improvements is completed prior to the expiration of such 20 month period, then the remaining Construction Management Fee may be paid at the Final Advance.
(c)The “Contractor Fees” shall be advanced by Lender to Borrower on a “percentage of completion” basis as described in the Request for Advance submitted by Borrower and approved by the Construction Consultant each month, subject to the terms and conditions of funding Advances set forth in this Agreement (i.e. if the approved Request for Advance provides that 10% of the construction has been completed, Lender shall Advance 10% of the Contractor Fee to Borrower for payment to the Contractor).
3.13    Completion Deposit. If Administrative Agent, at any time and from time to time, determines in its reasonable discretion that the undisbursed proceeds of the Loans are insufficient to meet the costs of completing construction of the Improvements (plus the costs of insurance, ad valorem taxes and other costs of the Improvements, and accrued interest due under the Loan until the Assumed Debt Service Coverage Ratio is at least 1.0 to 1.0), the Lenders may refuse to make any additional Advances to Borrower under this Agreement until Borrower has deposited with Administrative Agent a Completion Deposit sufficient to cover the deficiency that the Administrative Agent or Required Lenders deem to exist. The Completion Deposit shall be disbursed by Administrative Agent to Borrower pursuant to the terms and conditions hereof as if they constituted a portion of the Loans. Borrower shall deposit the amount of the Completion Deposit with Administrative Agent within 15 days of written demand from Administrative Agent. Unless required by Legal Requirements, Administrative Agent shall not pay interest on the Completion Deposit. Borrower hereby agrees that Administrative Agent (for the benefit of Lenders) shall have a lien on and security interest in, for the benefit of the Lenders, any Completion Deposit deposited with Administrative Agent and that Borrower shall have no right to withdraw any such sums except for the payment of the aforesaid costs as approved by

Administrative Agent. The Lenders shall have no obligation to make any further Advances of proceeds of the Loan until the Completion Deposit required to be deposited has been exhausted and the Loan is back “in balance”. Any such sums not used as provided above shall be released to Borrower when and to the extent that the Administrative Agent determines that the amount of any Completion Deposit then held by Administrative Agent is more than the excess, if any, of the remaining Construction Costs over the undisbursed balance of the Loan, provided, however, that should an Event of Default occur, Administrative Agent, in its sole discretion, may apply such amounts either to the remaining approved Construction Costs or to the immediate reduction of outstanding Indebtedness under the Note. Upon Completion of the Improvements and payment of all costs and expenses incurred in connection therewith, and provided no Event of Default is then existing, any remaining Completion Deposit then held by Administrative Agent shall be returned to Borrower.
3.14    Retainage. An amount equal to 10% of the total Construction Costs of the Improvements incurred to date shall be retained from the Advances (“Retainage”) except for those items hereinafter set forth, and such Retainage shall be disbursed by Administrative Agent to Borrower, provided that no lien claims are then filed for amounts in excess of such Retainage against the Property (unless bonded around in a manner satisfactory to Administrative Agent and in accordance with this Agreement), when all of the conditions in Section 3.10 for the final Advance have been satisfied to the satisfaction of Administrative Agent. Notwithstanding any other provision hereof, there shall be no Retainage required for amounts under the Construction Contract for (a) the general contractor’s fee, (b) general conditions costs, (c) fees paid by Contractor for permits and other governmental approvals or inspections and costs paid for surveying, (d) the Development Fee, (e) the Construction Management Fee and (f) the cost of materials purchased by either Contractor or Owner for incorporation into the Improvements.
3.15    Offsite Materials. Lenders shall have no obligation to make any Advance for the payment of the cost of materials, equipment or furnishings to be stored offsite (“Stored Materials”) unless (a) such materials are stored in accordance with Section 7.11 hereof, (b) Administrative Agent has a first and prior perfected security interest in such materials, (c) adequate safeguards reasonably acceptable to Administrative Agent are in place to minimize the likelihood of theft, damage or commingling with other property, (d) Administrative Agent has approved the offsite location and insurance coverage for such storage in writing, and (e) the offsite storage of materials is reasonably necessary to the development of the Property. Lenders acknowledge that Borrower intends that (i) utilities materials and equipment, (ii) steel, (iii) mechanical equipment and (iv) electrical materials and equipment will be purchased in bulk, in advance and stored in an offsite in a secured warehouse in accordance with the terms and provisions of this Section 3.15. Any Advances for the deposits required in connection with the cost of materials, equipment or furnishings ordered by Contractor shall be subject to Administrative Agent’s reasonable prior written approval.
SECTION IV
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Administrative Agent, for the benefit of Lenders, as follows:

4.1    Organization and Power. Borrower and each Constituent Party (a) is duly organized, validly existing, and in good standing under the laws of the state of its organization or existence; (b) has complied with all conditions prerequisite to its doing business in the state in which the Property is located; and (c) has all requisite power and all governmental certificates of authority, licenses, permits, qualifications, and documentation to own, lease, and operate its properties and to carry on its business as now, and as proposed to be, conducted. No authorization, consent, approval, license, qualification, or formal exemption from, nor any filing, declaration, or registration with, any Governmental Authority and no material authorization, consent, or approval from any other Person, is required (and has not been obtained) in connection with the execution, delivery, and performance by Borrower, any Constituent Party, and any Guarantor of any Loan Document to which it is a party. All authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations, and registrations that have previously been obtained or made are in full force and effect and are not the subject of any attack, or, to the best knowledge of Borrower, any threatened attack, in any material respect, by appeal, direct proceeding, or otherwise. The organizational charts of Borrower and Guarantor attached hereto as Exhibit H are true and correct as of the date hereof.
4.2    Information. All information, Financial Statements, reports, papers, and data given or to be given to Administrative Agent regarding Borrower, each Constituent Party, any Guarantor or the Property are, or at the time of delivery will be, accurate, complete, and correct in all material respects and do not, or will not, omit any fact that is necessary to prevent the facts contained therein from being materially misleading. The Financial Statements previously furnished to Administrative Agent have been prepared in accordance with the Accounting Principles. Since the date of the Financial Statements of Borrower, any Constituent Party, any Guarantor, or any other party liable for payment of the Indebtedness or performance of the Obligations or any part thereof previously furnished to Lender, no Material Adverse Event has occurred, and except as previously disclosed in writing to Administrative Agent, neither Borrower, any Constituent Party, any Guarantor, or any other such party has incurred any material liability, direct or indirect, fixed or contingent. Borrower acknowledges and understands that Administrative Agent may be required, and hereby authorizes Administrative Agent, to obtain, verify, and record information that identifies Borrower, each Constituent Party, and/or Guarantor that may include the names and addresses of such parties and other information that will allow Administrative Agent to identify such parties in accordance with the requirements of Anti-Terrorism Laws. Borrower has no material guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, or any Hedge Agreement or other transaction or obligation in respect of derivatives, that are not reflected in the most recent Financial Statements referred to in this paragraph.
4.3    No Foreign Person. Neither Borrower, any Constituent Party nor Guarantor is a “foreign person” within the meaning of §1445(f)(3) of the Tax Code.
4.4    Validity of Loan Documents. The execution, delivery, and performance by Borrower of and under the Loan Documents (a) are within Borrower’s powers and have been duly authorized by Borrower’s board of directors, shareholders, partners, members, managers, venturers, or other necessary parties, and all requisite actions for such authorization have been taken, (b) have received all requisite prior governmental approvals in order to be legally binding and enforceable, and (c) does not violate, conflict with, result in a breach of, or constitute (with due notice, lapse of time, or both) a default under or violation of any Legal Requirement or result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any of Borrower’s and any Constituent Party’s or Guarantor’s property or assets, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid, and binding obligations of Borrower, Guarantor and others obligated under the Loan Documents, enforceable pursuant to their respective terms, to the extent each is a party thereto, subject to Debtor Relief Laws.
4.5    Title and Lien. Borrower has a good and indefeasible fee simple interest to the Land, and good and indefeasible title to the Improvements, the Fixtures and Personalty, in each case free of any Liens, charges, rights of first refusal or first offer, encumbrances, claims, easements, restrictions, options, leases (other than the Leases), covenants and other rights, titles or estates of any nature, except for the Permitted Exceptions. The Security Instrument constitutes a valid, subsisting first lien on the Property; a valid, subsisting first priority security interest in and to the Personalty, Contracts, and Leases (to the extent that the term Leases include items covered by the UCC); and a valid, subsisting first priority security interest in and to the Rents; all in accordance with the terms hereof, and all subject to the Permitted Exceptions.
4.6    Business Purposes. The Loans are solely for the purpose of carrying on or acquiring a business of Borrower, and is not for personal, family, household, or agricultural purposes. The Property forms no part of any property owned, used, or claimed by Borrower as a residence or business homestead and is not exempt from forced sale under the laws of the State in which the Property is located. Borrower disclaims and renounces all claims to all or any portion of the Property as a homestead.
4.7    Taxes. Borrower, each Constituent Party, and Guarantor (a) have filed on or before their respective due dates all federal, state, county, municipal, city income, and other tax returns required to have been filed by them, including, without limitation, those required under the Tax Code, (or have obtained extensions for filing those tax returns), (b) are not delinquent in filing those returns or extensions, if any, and (c) have paid all taxes and related liabilities that are due pursuant to those returns or pursuant to any assessments received by that party to the extent those taxes have become due. Neither Borrower, any Constituent Party nor Guarantor knows of any basis for any additional assessment regarding any such taxes and related liabilities. Borrower, each Constituent Party, and Guarantor believe that their respective tax returns properly reflect the income and taxes of Borrower, each Constituent Party, and Guarantor for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
4.8    Mailing Address. Borrower’s mailing address, as set forth in Section 12.5 hereof or as changed pursuant to the provisions hereof, is true and correct.
4.9    No Litigation. Except as disclosed in writing to Administrative Agent, there are no (a) judicial, administrative, mediation, or arbitration actions, suits, or proceedings, at law or in equity, before any Governmental Authority or arbitrator pending or threatened against or affecting Borrower, any Constituent Party, Guarantor, or the Property; (b) outstanding or unpaid judgments against Borrower, any Guarantor, any Constituent Party, or the Property; or (c) defaults by Borrower with respect to any order, writ, injunction, decree, or demand of any Governmental Authority or arbitrator.

4.10    No Bankruptcy. No bankruptcy or insolvency proceedings are pending or contemplated by Borrower or, to the best knowledge, information, and belief of Borrower, against Borrower or by or against Guarantor.
4.11    Compliance with Legal Requirements. The Property and the intended use thereof by Borrower complies with all applicable Legal Requirements, including, without limitation, all applicable restrictive covenants, zoning ordinances, subdivision and building codes, handicap or disability legislation, flood disaster laws, applicable health and Environmental Laws and regulations, and all other ordinances, orders or requirements issued by any state, federal, or municipal authorities having or claiming jurisdiction over the Property. Borrower and any Constituent Party have complied with all Legal Requirements applicable to Borrower, any Constituent Party, or the Property. Borrower shall cause Contractor to comply with all Legal Requirements in connection with work performed on the Land and the construction of the Improvements.
4.12    Separate Tax Parcel; Legal Lot. The Property is taxed separately without regard to any other real estate and each parcel contained within the Land constitutes a legally subdivided lot under all applicable Legal Requirements (or, if not subdivided, no subdivision or platting of the Land is required under applicable Legal Requirements), and for all purposes may be mortgaged, conveyed, or otherwise dealt with as an independent parcel.
4.13    Utilities; Access. All utility services necessary and sufficient for the full use, occupancy, operation and disposition of the Land and the Improvements for their intended purposes are available at the boundary of the Property or will be available at the boundary of the Property upon completion of the Improvements, including water, storm sewer, sanitary sewer, gas, electric, cable and telephone facilities, through public rights-of-way or duly recorded perpetual private easements; all streets, roads, highways, bridges and waterways necessary for access to and full use, occupancy, operation and disposition of the Land and the Improvements have been or will be completed, and dedicated to and accepted by the appropriate municipal authority and are or will be open and available to the Land and the Improvements without further condition or cost to Borrower; all curb cuts, driveways and traffic signals shown on the Survey or Plans will be completed and will be fully approved by the appropriate Governmental Authority.
4.14    No-Defaults. There exists no default (or event that, with the giving of notice or passage of time, or both, would result in a default) under the provisions of any instrument or agreement evidencing, governing, securing, or otherwise relating to any Debt of Borrower or Guarantor or pertaining to any of the Permitted Exceptions, which could result in a Material Adverse Event.
4.15    Non-contravention. The execution, delivery, and performance by Borrower, any Constituent Party, and any Guarantor of the Loan Documents to which that Person is a party or otherwise bound are not in contravention of the terms of any indenture, agreement, or undertaking to which that Person is a party or bound, unless those terms have been waived or the failure to comply with those terms would not result in a Material Adverse Event.
4.16    Contracts and Agreements. Neither Borrower nor Guarantor is in default (beyond any applicable period of grace or cure) under any material contract, agreement, indenture, or instrument to which it is a party or by which it or any of its properties or assets are bound, where that default would result in a Material Adverse Event.
4.17    Single Asset and Single Purpose Entities; Nature of Borrower. Borrower is a single asset and single purpose entity the only business of which is the financing, ownership, leasing, maintenance, operation, and sale of the Property and whose only asset is the Property.
4.18    Leases. Borrower has duly and punctually performed each and every material term, covenant, condition, and warranty of the Leases on Borrower’s part to be kept, observed, and performed thereunder. No default has occurred under the terms or provisions of any of the Leases. No event has occurred and is continuing which, with the lapse of time or the giving of notice or both, would constitute a default under any of the Leases.
4.19    No Modification or Assignment of Leases; No Prepayment or Assignment of Rents. (a) The Leases, if any, are valid, unmodified, and in full force and effect; (b) neither Borrower nor any predecessor lessor has sold, assigned, transferred, mortgaged, or pledged the Leases or assigned the Rents, whether now due or hereafter to become due; (c) the Rents now due or to become due for any periods subsequent to the date hereof have not been waived, released, discounted, setoff, or otherwise discharged or compromised; (d) neither Borrower nor any predecessor lessor has taken any actions or executed any instruments that could prevent or limit Lender from taking any actions or exercising any rights or remedies under the Loan Documents; and (e) Borrower has not received any funds or deposits from any Lessee for which credit has not already been made on account of accrued Rents.
4.20    Experience; No Reliance on Lender. Guarantor is experienced in the ownership and operation of properties similar to the Property. Borrower and Administrative Agent are relying upon Borrower’s expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Administrative Agent’s expertise or business acumen regarding the Property. In its transactions with Administrative Agent, Borrower and its principals have been represented by (or have had the opportunity to be represented by) legal counsel independent of Administrative Agent and independent of counsel for Administrative Agent. The relationship between Borrower and Administrative Agent is solely that of debtor and creditor. Administrative Agent has no fiduciary or other special relationship with Borrower. Borrower and Administrative Agent are not partners or joint venturers and nothing contained in the Loan Documents shall be construed to suggest that the relationship between Borrower and Administrative Agent is other than that of debtor and creditor.
4.21    Disclaimer of Permanent Financing. Borrower acknowledges and agrees that neither Administrative Agent nor any Lender has made any commitments, either express or implied, to extend the term of the Loans past its stated Maturity Date (as it may extended pursuant to the terms hereof) or to provide Borrower with any permanent financing beyond the terms expressly stated in this Agreement.
4.22    No Investment Company. Neither Borrower nor any Constituent Party or any Guarantor are an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor are any of them “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.23    No Margin Stock. Neither Borrower or any Constituent Party nor any Guarantor are engaged principally, or as one of their important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of the Notes shall be used, directly or indirectly, to purchase or carry any margin stock or made available by Borrower, any Constituent Party or any Guarantor in any manner to any other Person to enable or assist that Person in purchasing or carrying margin stock, or shall be otherwise used or made available for any other purpose that might violate the provisions of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.
4.24    ERISA. Borrower (a) does not maintain or contribute to any employee benefit plan subject to Title IV of ERISA, (b) has not incurred any accumulated funding deficiency within the meaning of ERISA, and (c) has not incurred any liability to the PBGC in connection with any employee benefit plan established or maintained by Borrower. Borrower is not and shall not be (x) an “employee benefit plan,” as defined in Section 3(3) of ERISA, (y) a “governmental plan” within the meaning of Section 3(32) of ERISA, or (z) a “plan” within the meaning of Section 4975(e) of the Tax Code. The assets of Borrower do not and shall not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in Section 2510.3-101 of Title 29 of the Code of Federal Regulations. Transactions by or with Borrower are not and shall not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans. Borrower shall not engage in any transaction that would cause any Obligation or any action taken or to be taken hereunder (or the exercise by Administrative Agent of any of its rights under the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Tax Code. Borrower agrees to deliver to Administrative Agent such certifications or other evidence of compliance with the provisions of this Section as Administrative Agent may from time to time request.
4.25    Employees. Each of Borrower, each Guarantor, and any Constituent Party have duly complied with and their respective facilities, business assets, property, leaseholds and equipment are in compliance, in all material respects, with the provisions of the Federal Occupational Safety and Health Act and all rules and regulations thereunder and all similar state and local laws, rules and regulations, to the extent required thereby. There are no outstanding citations, notices or orders of non-compliance issued to Borrower, any Guarantor, or any Constituent Party or relating to their respective businesses, assets, property, leaseholds or equipment under any such laws, rules or regulations, or with respect to the Property.
4.26    Labor Relations. Borrower is not a party to any collective bargaining agreement.
4.27    Not a Broker or Dealer. No Loan Party is a “broker” or a “dealer” within the meaning of the Securities Exchange Act of 1934, as amended from time to time, and under any rules or regulations promulgated thereunder.
4.28    Foreign Assets Control Regulations and Anti-Money Laundering. Borrower and each Subsidiary of Borrower is and will remain in compliance in all material respects with all United States economic sanctions laws, Executive Orders and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No funds for the purchase or operation of the Property have been or will be derived from sources that are described in 18 U.S.C.A. §§ 1956 and 1957 as funds or property derived from “specified unlawful activity.” Neither Borrower nor any Subsidiary or Affiliate of Borrower (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanction laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person, or (c) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law. None of Borrower, any Constituent Party nor Guarantor (x) is a Prohibited Person, or (y) has violated any Anti-Terrorism Laws. None of the funds of Borrower, any Constituent Party or Guarantor have been derived from any activity in violation of Anti-Terrorism Laws.
4.29    Patriot Act. Borrower, each Subsidiary of Borrower, and each of their respective Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the Patriot Act, and (c) all other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
4.30    Control Persons. Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “Person who directly or indirectly or in concert with one or more Persons, owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of Administrative Agent or any Lender, of a holding company of which Administrative Agent or any Lender is a Subsidiary, or of any other Subsidiary of a holding company of which Administrative Agent or any Lender is a Subsidiary, of any bank at which Administrative Agent or any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with Administrative Agent or any Lender.
SECTION V
CONSTRUCTION RELATED REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Administrative Agent, for the benefit of Lenders, as follows:
5.1    Plans. The Plans are satisfactory to Borrower, are in compliance with all Legal Requirements, and, if required by Legal Requirements or any effective restrictive covenant affecting the Land, are approved by each Governmental Authority and by the beneficiaries of any restrictive covenant affecting the Land to the extent approval of such beneficiaries is required.
5.2    Utility Services. All utility services necessary for the construction and use of the Improvements for their intended purposes are available, or upon completion of the Improvements will be available, in sufficient size and capacity for the intended use of the Property at the property line(s) of the Land for connection to the Improvements, including, without limitation, potable water, storm, sanitary sewer, gas, electric, and telephone facilities.
5.3    No Commencement. Except for initial site clearing work completed on March 16, 2021, as of the date hereof, no steps to commence construction on the Land have been taken, including, without limitation, steps to clear or otherwise prepare the Land for construction or the delivery of material for use in construction of the Improvements, and no action has been taken under the Construction Contract or any other contract or other agreement for construction which could give rise to a Lien.
5.4    Budget Correct. The Budget is true, correct, complete, valid, genuine, and reflects Borrower’s best good faith estimate of all of the direct and indirect Construction Costs of completing the Improvements pursuant to and in accordance with the Plans, the Loan Documents, and all Legal Requirements.
5.5    No Assignment. Borrower has made no previous assignment of its interest in the Plans or any Construction Contract.
The foregoing representations and warranties, together with the representations and warranties contained in the other Loan Documents, shall be deemed to be continuing representations and warranties as long as Lenders have any commitment or obligation to make any Advances under this Agreement, and as long as any of the Indebtedness remains unpaid and outstanding.
SECTION VI
COVENANTS AND AGREEMENTS
Borrower covenants and agrees with Administrative Agent and Lenders as follows:
6.1    Payment and Performance. Borrower shall pay the Indebtedness as and when specified in the Loan Documents, and shall perform and discharge all of the Obligations, in full and on or before the dates same are to be performed.
6.2    Preservation of Existence, Etc. Borrower shall (a) preserve and maintain its existence and preserve and maintain those rights, licenses, and privileges as are material to the business and operations conducted by it; (b) qualify and remain qualified to do business in each jurisdiction in which the Land is located and where that qualification is material to its business and operations or ownership of the Property; (c) continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; and (d) at all times maintain, preserve, and protect all of its franchises and trade names and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments, and improvements.

6.3    Compliance with Legal Requirements. Borrower shall promptly and faithfully comply with, conform to, and obey all Legal Requirements, whether the same shall necessitate structural changes in, improvements to, or interfere with the use or enjoyment of, the Property. Borrower shall apply for, obtain, and maintain in effect all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations, and registrations (whether with any Governmental Authority, securities exchange, or otherwise) that are necessary in connection with the execution, delivery, or performance by Borrower, any Constituent Party or Guarantor under the Loan Documents.
6.4    First Lien Status. Borrower shall protect and preserve the first lien and security interest status of the Security Instrument and the Loan Documents and shall not permit to be created or to exist concerning the Property or any part thereof any lien or security interest on a parity with, superior to, or inferior to any of the liens or security interests hereof, except for the Permitted Exceptions.
6.5    Payment of Impositions. Borrower shall duly pay and discharge, or cause to be paid and discharged when due all Impositions not later than the earlier to occur of (a) a date that is prior to the delinquency due date thereof, (b) the date any fine, penalty, interest, or cost may be added thereto or imposed thereon or (c) the date before any lien may be filed for the nonpayment thereof (if such date is used to determine the due date of the respective item), and Borrower shall promptly deliver to Administrative Agent, a written receipt evidencing the payment of each Imposition. Notwithstanding the foregoing, Borrower may in good faith, by appropriate proceedings, contest the validity, applicability, or amount of any asserted tax or assessment, and pending such contest Borrower shall not be deemed in default hereunder if: (x) prior to delinquency of the asserted tax or assessment Borrower establishes an escrow with Administrative Agent adequate to cover the payment of such tax or assessment with interest, costs and penalties and a reasonable additional sum to cover possible costs, interest and penalties (which escrow will be returned to Borrower upon payment of all such taxes, assessments, interest, costs and penalties), (y) Borrower pays to Administrative Agent promptly after demand therefor all costs and expenses incurred by Administrative Agent in connection with such contest, and (z) Borrower promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs, penalties and interest thereon, promptly after such judgment becomes final; provided, however, that in any event each such contest will be concluded and the tax, assessment, penalties, interest and costs will be paid at least 10 days prior to the date any writ or order is issued under which the Property may be sold.
6.6    Maintenance and Repair. Following Completion, Borrower shall operate the Property in accordance with the Operating Budget. Borrower shall keep the Property in good order and condition and shall make all repairs, replacements, renewals, additions, betterments, improvements, and alterations thereof and thereto, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, that are necessary or reasonably appropriate to keep same in such order and condition. Borrower shall prevent any act, occurrence, or neglect which might materially impair the value or usefulness of the Property for its intended use. If repairs, replacements, renewals, additions, betterments, improvements, or alterations are required in and to the Property on an emergency basis to prevent loss, damage, waste, or destruction thereof, then Borrower shall proceed to repair, replace, add to, better, improve, or alter same, or cause same to be repaired, replaced, added to, bettered, improved, or altered, notwithstanding anything to the contrary contained in Sections 6.25 and 6.26 hereof; provided, however, that if such emergency measures are required, then Borrower shall notify Administrative Agent in writing of the commencement of same and the measures to be taken, and, when same are completed, the completion date and the measures actually taken.
6.7    Insurance. Borrower shall, at Borrower’s own expense, obtain and maintain and keep in full force and effect insurance upon and relating to the Property with such insurers, in such amounts and covering such risks as shall be reasonably requested by and as are reasonably satisfactory to Administrative Agent, from time to time, including but not limited to the insurance set forth on Exhibit G hereof. Each insurance policy issued pursuant to this Section shall be issued by good and solvent insurance companies reasonably satisfactory to Administrative Agent, to be licensed in the state where the Land is located and all such policies shall provide, by way of endorsements, riders, or as otherwise applicable, that: (a) with respect to the CGL and all other liability insurance, if the policy contains a general aggregate limit, such policy shall include an “Aggregate Limits of Insurance Per Location” endorsement (using the applicable ISO form or an equivalent form acceptable to Administrative Agent); (b) with respect to the CGL and all other liability insurance, such insurance shall name Administrative Agent as an “Additional Insured” (using the applicable ISO form, or an equivalent form reasonably acceptable to Administrative Agent, without modification and under the commercial umbrella, if any, and which policy shall contain standard CGL “other insurance” wording, unmodified in any way that would make it excess over or contributory with the additional insured’s own commercial general liability coverage), and with respect to the property and other applicable insurance, such insurance shall contain a standard “Mortgagee clause” and shall be payable to Administrative Agent as a mortgagee and not as a co-insured, and with respect to all policies and insurance carried by Borrower for the benefit of Administrative Agent and Lenders, such insurance shall be payable to Administrative Agent as Administrative Agent’s interest may appear; (c) the coverage of Administrative Agent under such insurance policies shall not be terminated, reduced, or affected in any manner regardless of any breach or violation by Borrower of any warranties, declarations or conditions in any such policy; (d) no such insurance policies shall be canceled, endorsed, altered or reissued to effect a change in coverage for any reason and to any extent whatsoever unless the insurer with respect to such policy shall have first given Administrative Agent no less than 30 days’ prior written notice thereof; and (e) Administrative Agent shall be permitted, but shall not be obligated, to make premium payments to prevent any cancellation, endorsement, alteration or reissuance of any such insurance policies, and such payments shall be accepted by the applicable insurer to prevent same. Borrower shall deliver to Administrative Agent the original of each initial policy coincident with the execution hereof and certificates or other evidence of insurance acceptable to Administrative Agent, evidencing the renewal policy not less than 5 business days prior to the expiration of the initial, or each immediately preceding renewal, policy, and Administrative Agent shall additionally be thereupon concurrently furnished with receipts or other evidence that the premiums on each and all such insurance policies have been paid for at least 1 year. Borrower shall furnish to Administrative Agent, on or before 30 days after the close of each of Borrower’s fiscal years while this Agreement is in force and effect, a statement certified by Borrower or a duly authorized officer of Borrower of the amounts of insurance maintained in compliance with this Section, of the risks covered by such insurance and of the insurance company or companies which carry such insurance. For purposes of this Section, the term “ISO” (herein so called) shall mean Insurance Services Office. It is expressly understood and agreed that the insurance coverages required in this Section represent Administrative Agent’s minimum requirements and it is further understood and agreed that in any event the insurance coverages required in this Section are not to be construed to void or limit Borrower’s indemnity obligations contained in the Loan Documents. Neither (x) the insolvency, bankruptcy or failure of any insurance company covering Borrower or the Property, (y) the failure of any insurance company to pay claims occurring, nor (z) any exclusion from or insufficiency of coverage be held in any such events, to affect, negate or waive any of Borrower’s indemnity obligations under this Agreement or any Loan Document.
Upon any foreclosure under the Security Instrument or transfer of title to any of the Property in extinguishment of all or any part of the Indebtedness, all of Borrower’s right, title, and interest in the insurance policies referred to in this Paragraph (including unearned premiums) and all proceeds payable under them shall vest in the purchaser at foreclosure or other transfer, to the extent permissible under those policies. Administrative Agent may make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Property. The expenses incurred by Administrative Agent in the adjustment and collection of insurance proceeds shall be a part of the Indebtedness, shall be due and payable to Administrative Agent on demand, and shall bear interest from the date paid by Administrative Agent until reimbursed at the highest rate of interest applicable to any of the Indebtedness. Administrative Agent and Administrative Agent’s employees are each irrevocably appointed attorney-in-fact for Borrower and are authorized to adjust and compromise each loss without the consent of Borrower, to collect, receive, and receipt for all insurance proceeds in the name of Administrative Agent or Borrower, and Administrative Agent and Administrative Agent’s employees are authorized to endorse Borrower’s name on any check in payment of a loss. Administrative Agent is not liable or responsible for failure to collect or to exercise diligence in the collection of any proceeds or for the obtaining, maintaining, or adequacy of any insurance or for failure to see to the proper application of any amount paid over to Borrower, under any circumstances.
TEXAS FINANCE CODE SECTION 307.052 COLLATERAL PROTECTION INSURANCE NOTICE:
(A)    BORROWER IS REQUIRED TO: (I) KEEP THE PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNT ADMINISTRATIVE AGENT SPECIFIES, (II) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (III) NAME ADMINISTRATIVE AGENT AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS;
(B)    BORROWER MUST, IF REQUIRED BY ADMINISTRATIVE AGENT, DELIVER TO LENDER A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND
(C)    IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN PARAGRAPH (A) OR (B) ADMINISTRATIVE AGENT MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER’S EXPENSE.

6.8    Financial Reporting Requirements.
(a)Borrower shall maintain full and accurate books and other records (in accordance with the Accounting Principles) concerning itself and shall cause the Guarantor maintain full and accurate books and other records (in accordance with the Accounting Principles) concerning Guarantor. Borrower shall furnish, or cause to be furnished, to Administrative Agent the following items:

Item	Certification	Frequency
Property Operating Statement, including monthly statements for the trailing 12 month period and a monthly comparison of actual costs to budgeted costs	Representative of Borrower	Following Completion, within 30 days following each calendar month
Rent Roll (tenant name, unit number, apartment type, commencement/expiration date, the date rental payments began, concessions, rent, vacancies) and Leasing Summary Report	Representative of Borrower	Following Completion, within 30 days following each calendar month
Proposed Annual Operating Budget	N/A	60 days prior to substantial completion of the Improvements and thereafter, at least 30 days prior to Borrower’s fiscal year commencement
Borrower’s annual Financial Statements (balance sheet, statement of cash flow, and income statement)	Representative of Borrower	Within 90 days following the end of Borrower’s fiscal year
Borrower’s (or its responsible party’s) most recently filed tax return	N/A	Within 45 days after it has been filed with the Internal Revenue Service, but in no event later than 180 days after the end of each fiscal year
DSCR Compliance Certificate (the form of which is attached hereto as Exhibit J)	Representative of Borrower	After the initial Maturity Date, within 45 days following the end of calendar quarter

Notice of any Material Adverse Event	Representative of Borrower	Promptly after receipt of notice or actual knowledge thereof
Guarantor’s quarterly Financial Statements (balance sheet, statement of cash flow, income statement, schedule of contingent liabilities and verification of liquidity)	Representative of Guarantor	Within 90 days following the end of Guarantor’s fiscal year
Guarantor’s most recently filed tax return	N/A	Within 45 days after it has been filed with the Internal Revenue Service, but in no event later than 180 days after the end of each fiscal year
Net Worth and Liquidity Compliance Certificate (including evidence of liquidity and Financial Statements) (the form of which is attached hereto as Exhibit K)	Representative of Guarantor	Within 90 days following the end of Guarantor’s fiscal year
Notice of any Material Adverse Event	Representative of Guarantor	Promptly after receipt of notice or actual knowledge thereof

Said statements will be prepared in accordance with the Accounting Principles in similar scope and detail as provided to Administrative Agent in connection with the underwriting of the Loan and otherwise reasonably satisfactory to Administrative Agent. If, and as often as, reasonably requested by Administrative Agent, Borrower shall make further reports of operations in such form as Administrative Agent prescribes, setting out full data requested by Administrative Agent. All Financial Statements delivered to Administrative Agent prior to the date hereof and all Financial Statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.
(b)With respect to the annual Operating Budget required to be delivered pursuant to the chart set forth in subsection (a) above, such Operating Budget shall contain, among other items, line items for (i) the payment of insurance (the “Insurance Line Item”), (ii) the payment of taxes (the “Taxes Line Items”) and (iii) maintaining a reserve for future replacement and reserves in an amount equal to $200.00 per unit in the Improvements

(collectively, the “Taxes, Insurance and Repairs Line Items”) for each fiscal year following substantial completion of the Improvements. Administrative Agent shall have the right to review and approve (in Administrative Agent’s reasonable discretion) the Operating Budget with respect the Taxes, Insurance and Repairs Line Items only.
(c)Borrower shall, and shall cause Guarantor to, allow Administrative Agent, from time to time, to inspect all books and records relating to the Property and to Borrower’s and Guarantor’s financial condition, and to make and take away copies of such books and records. If Borrower or Guarantor is a corporation, limited liability company, partnership, joint venture, trust or other entity, Borrower or Guarantor shall (i) provide Administrative Agent with all Financial Statements and other documents, and (ii) make all disclosures to Administrative Agent regarding the Constituent Parties that Borrower or Guarantor is required to provide and make pursuant to this Section.
(d)Any reports, statements or other information required to be delivered under this Agreement shall be delivered in electronic form and, to the extent requested by Administrative Agent, prepared using Excel®.
6.9    Property Specific Covenants.
(a)Commencing on the date that is six (6) months following the initial Maturity Date and at all times thereafter during the Extension Period (First) (if any), the Property shall maintain a Debt Service Coverage Ratio of 1.10 to 1.0, calculated as of the end of each calendar quarter thereafter. At all times during the Extension Period (Second) (if any), the Property shall maintain a Debt Service Coverage Ratio of 1.2 to 1.0, calculated as of the end of each calendar quarter. If the foregoing covenants are not satisfied, Borrower shall, within ten (10) days after Lender’s written demand, (i) pay to Lender, as a mandatory payment of principal of the Note, an amount which, if such amount were applied against the outstanding principal balance of the Note, would be sufficient to satisfy such covenant, calculating the outstanding principal balance of the Note after giving effect to such mandatory payment actually made or (ii) deposit an amount equal to the outstanding principal of the Note in an amount sufficient to satisfy such covenant (as if such deposit were a prepayment of the Note) into the Extension Account, which such funds shall be held in the Extension Account as additional collateral for the Loan pursuant to the terms of this Agreement; provided that Administrative Agent shall release the funds in the Extension Account to Borrower upon Borrower’s request therefor, accompanied by receipt of evidence satisfactory to Administrative Agent that the Debt Service Coverage Ratio has satisfied the applicable covenant for the two immediately preceding consecutive calendar quarters. A default under this subparagraph as a result of a failure to make the payment required hereby shall be deemed an immediate Event of Default notwithstanding any other grace, notice or cure period contained herein.
(b)The Property shall, at all times following Completion, maintain a Loan to Value Ratio of not more than 65%. If the foregoing covenant is not satisfied, Borrower shall, within ten (10) days after Administrative Agent’s written demand, pay to the Lenders, as a mandatory payment of principal of the Notes, amounts which, if such amount were applied against the outstanding principal balance of the Notes, would be sufficient to satisfy such covenant, calculating the outstanding principal balance of the Notes after giving effect to such mandatory payment actually made. A default under this subparagraph as a result of a failure to make the payment required hereby shall be deemed an immediate Event of Default notwithstanding any other grace, notice or cure period contained herein.
6.10    Leases.
(a)Borrower shall obtain the prior written consent of Administrative Agent as to the form of the tenant lease to be utilized in leasing the Property, or any part thereof, prior to entering into any Lease. Once approved, Borrower shall utilize that form lease in leasing all or any part of the Property (which form, upon such approval by Administrative Agent, shall be deemed the “Approved Lease Form”). Notwithstanding anything herein to the contrary, the form of tenant lease to be utilized in leasing the Property must prohibit the use of “Short-Term Rentals” (Type 1, 2 or 3) (as defined by the version of the Austin City Code in effect as of the date of this Agreement is executed). Once approved, Borrower shall utilize that form lease in leasing all or any part of the Property. In no event shall Borrower be permitted to execute any Lease which permits any unit of the Property (or any other portion thereof) to be used as a “Short-Term Rental” (Type 1, 2 or 3) (as defined by the version of the Austin City Code in effect as of the date of this Agreement is executed); provided that the foregoing shall not prohibit the lease of (i) less than five percent (5%) of the units at the Property to a company who intends to use such units as corporate rentals for periods of no less than one (1) month and (ii) less than five percent (5%) of the units at the Property for terms less than fifty (50) weeks.
(b)Borrower shall (i) use commercially reasonable efforts to lease the Property on market terms and conditions, (ii) duly and punctually perform and comply with any and all representations, warranties, covenants, and agreements expressed as binding upon the lessor under any Lease in all material respects, (iii) except in the ordinary course of business of owning and operating a first-class garden-style apartment complex in a reasonable and prudent manner, maintain each of the Leases in full force and effect during the term thereof, subject to termination as a result of defaults by tenants, (iv) except in the ordinary course of business of owning and operating a first-class garden-style apartment complex in a reasonable and prudent manner, appear in and defend any action or proceeding in any manner connected with any of the Leases, (v) upon the written request of Administrative Agent, deliver to Administrative Agent true, correct, and complete copies of all Leases so requested, (vi) hold all security deposits received under the Leases in an account separate from all other funds, (vii) after the occurrence of an Event of Default, and upon the written demand by Administrative Agent, pay to Administrative Agent all security deposits under the Leases (upon, but only to the extent of, receipt by Administrative Agent of such security deposits, Administrative Agent shall be responsible for and liable to such Lessees with respect to the security deposits).
6.11    Address. Borrower shall give written notice to Administrative Agent of any change of address of Borrower at least 5 Business Days prior to the effective date of such change of address. Absent such official written notice of a change in address for Borrower, Administrative Agent shall be entitled for all purposes under the Loan Documents to rely upon Borrower’s address as set forth in Section 12.5 hereof, as same may have been theretofore changed in accordance with the provisions hereof.
6.12    Disclosures. If at any time Borrower shall become aware of the existence or occurrence of any financial or economic conditions or natural disasters which might have a Material Adverse Event, Borrower shall promptly notify Administrative Agent of the existence or occurrence thereof and of Borrower’s opinion as to what effect such event may have on the Property or Borrower. Borrower shall also give prompt notice to Administrative Agent of (a) any litigation or dispute, threatened or pending against or affecting Borrower, the Property or Guarantor which could have a Material Adverse Event, (b) any Event of Default, (c) any default by Borrower or any acceleration of any indebtedness owed by Borrower under any contract to which Borrower is a party, (d) any default by Guarantor or any acceleration of any indebtedness owed by any Guarantor under any contract to which Guarantor is a party, and any change in the character of Borrower’s business as it existed on the date hereof and (e) any notices received by Contractor or subcontractor with respect to payment disputes during construction of the Improvements. If at any time Borrower obtains knowledge that Borrower, any Constituent Party, or Guarantor is, or becomes, a Prohibited Person or are indicted, arraigned or custodially detained on charges or allegations involving or relating to any Anti-Terrorism Laws, Borrower shall immediately notify Administrative Agent in writing of same.
6.13    Delivery of Contracts. Upon request of Administrative Agent, Borrower shall deliver to Administrative Agent a true, correct, and complete copy of each Contract promptly after the execution of same by all parties thereto. Within 20 days after a request by Administrative Agent, Borrower shall prepare and deliver to Administrative Agent a complete listing of all Contracts, showing date, term, parties, subject matter, concessions, whether any defaults exist, and any other information specified by Administrative Agent, regarding each of those Contracts.
6.14    Reserves and Accounts. In addition, commencing on the date that is sixty (60) days prior to substantial completion of the Improvements and at all times thereafter, Borrower shall fund, on a monthly basis, an escrow account or accounts established with Administrative Agent (collectively, the “Reserve Accounts”) with one-twelfth of the required reserves for each of the Taxes Line Item and the Insurance Line Item, in an amount equal to the greater of (a) the amount set forth therefor in the approved Operating Budget or (b) actual amounts incurred (or expected to be incurred) for the applicable line item, if known.
6.15    Personalty and Fixtures. Borrower shall deliver to Administrative Agent, on demand, any contracts, bills of sale, statements, receipted vouchers, or agreements under which Borrower claims title to any Equipment, Fixtures, or other items of personal property incorporated into the Improvements or subject to the lien of the Security Instrument or other security agreement that secures the Obligations.
6.16    Single Asset and Single Purpose Entity. Borrower shall be a single asset and single purpose entity at all times, the only business of which is the construction, financing, ownership, leasing, maintenance, operation, and sale of the Property, and always be in compliance with its organizational documents, and cause its general partner or managing member, as applicable, to always be in compliance with its organizational documents. Without limiting the foregoing in any manner, Borrower (a) shall not own any other property other than the Property,

(b) will conduct business only in its own name, (c) will not engage in any business or have any assets unrelated to the Property, (d) does not have and will not incur any Debt other than the Indebtedness and trade payables incurred in the ordinary course of business of the Property and which are not delinquent, (e) will have its own separate books, records and accounts (with no commingling of assets), (f) will hold itself out as being an entity separate and apart from any other entity, and (g) will observe corporate formalities independent of any other entity. Borrower shall not amend or modify its formation or organizational documents without Administrative Agent’s prior written consent, which consent will not be unreasonable withheld, conditioned, or delayed. Notwithstanding the foregoing, Administrative Agent hereby consents to the amendment and restatement of the limited partnership agreement of Borrower in connection with the admission of IC-SB Saint June, L.P., a Texas limited partnership, as the class B limited partner in Borrower in substantially the same form as the Amended and Restated Limited Partnership Agreement delivered to Administrative Agent on June 1, 2021.
6.17    Management Agreement. Borrower shall either manage the Property directly or enter into a Management Agreement in form and substance satisfactory to Administrative Agent and with a Manager acceptable to Administrative Agent, in Administrative Agent’s reasonable discretion. If Borrower enters into a Management Agreement with a third party, Borrower shall provide Administrative Agent with a copy of the fully executed Management Agreement and a Manager’s Consent executed by the Manager no later than 90 days before Completion of the Improvements. Borrower shall pay the Manager only the fees and expenses expressly set forth in, or required by, the Management Agreement. Borrower covenants and agrees that now and hereafter (a) the fees due under the Management Agreement and the terms and provisions of the Management Agreement are subordinate to the Security Instrument and shall require Manager to attorn to Administrative Agent after a foreclosure of the Security Instrument upon Administrative Agent’s request, (b) Borrower shall not amend or modify any material term (or consent to the amendment or modification of any material term) or terminate, cancel, renew or extend the Management Agreement without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (c) Borrower shall not enter into any material agreement relating to the management of the Property with Manager or any other party without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (d) Borrower shall not replace any previously approved Manager without Administrative Agent’s prior written consent (as a condition to Administrative Agent’s consent to the appointment of a new manager, such new manager shall execute a Manager’s Consent), and (e) Borrower shall reimburse Administrative Agent on demand for all of Administrative Agent’s reasonable, actual out-of-pocket costs incurred in processing Borrower’s request for consent to new property management arrangements.
6.18    Operating Account. During the term of the Loan, all operating accounts (the “Operating Account”) for the Property (including, without limitation, accounts for tenant security deposits), shall be maintained at a branch office of Administrative Agent.
6.19    Sources and Uses of Funds. Borrower has taken, and shall continue to take until the Indebtedness and Obligations are satisfied in full, such measures that are required by any and all Anti-Terrorism Laws to assure that the funds invested in Borrower and/or used to make payments on the Indebtedness or the Obligations are derived from (a) transactions and sources that do not violate any Anti-Terrorism Laws or, to the extent such funds originate outside the United

States, do not violate the applicable laws of the jurisdiction from which they originated, and (b) permissible sources under Anti-Terrorism Laws or, to the extent such funds originate outside the United States, under the laws of the jurisdiction from which they originated. If Administrative Agent reasonably believes that Borrower, Guarantor, any Constituent Party, or any Affiliate of any such party may have breached any of the representations, warranties, or covenants set forth in the Loan Documents relating to any Anti-Terrorism Laws or the identity of any Person as a Prohibited Person, then, Administrative Agent shall have the right, with or without notice to Borrower, to (i) notify the appropriate Governmental Authority and to take such action as such Governmental Authority or applicable Anti-Terrorism Laws may direct; (ii) withhold Advances and segregate the assets constituting the Loan or any of Borrower’s funds or assets deposited with or otherwise controlled by Administrative Agent or any Lender pursuant to the Loan Documents; (iii) decline any payment (or deposit such payment with an appropriate United States Governmental Authority) or decline any prepayment or consent request; and/or (iv) declare an Event of Default and immediately accelerate the Indebtedness in connection therewith. Borrower agrees that none of Borrower, Guarantor, or any Constituent Party shall assert any claim (and hereby waives, for itself and on behalf of such other Persons, any claim that they may now or hereafter have) against Administrative Agent, any Lender or any of its Affiliates, successors, assigns, representatives, or agents for any form of damages as a result of any of the foregoing actions, regardless of whether or not such Lender’s reasonable belief is ultimately demonstrated to be accurate.
6.20    Estoppel Certificates. Borrower shall promptly deliver to Administrative Agent, on its request, estoppel certificates or written statements executed by Borrower, in form satisfactory to Administrative Agent, stating the amount that has been advanced to Borrower under this Agreement and the unpaid balance of the Indebtedness and that there are no offsets or defenses against full payment of the Indebtedness and the terms hereof, or if there are any such offsets or defenses, specifying them.
6.21    Tax on Security Instrument. If at any time any law shall be enacted imposing or authorizing the imposition of any Tax upon the Security Instrument or any of the Loan Documents, or upon any rights, titles, liens, or security interests created by the Loan Documents, or upon the Indebtedness or any part thereof (whether pursuant to the Tax Code or otherwise), Borrower shall immediately pay all such Taxes, provided that, if such law, as enacted, makes it unlawful for Borrower to pay such Tax, Borrower shall not pay nor be obligated to pay such Tax, but shall reimburse Administrative Agent and the Lenders therefor to the extent permitted under applicable law; and provided, further, that Borrower shall have no obligation to pay any Excluded Taxes. Nevertheless, if a law is enacted making it unlawful for Borrower to pay (or reimburse Administrative Agent and/or Lenders) such Taxes, then Borrower shall prepay the Indebtedness in full within 120 days after Administrative Agent demands such prepayment.
6.22    Expenses. Borrower shall pay on demand all reasonable and bona fide out-of-pocket costs, fees, expenses, and other expenditures, including, without limitation, title insurance fees, examination charges, survey costs, insurance premiums, filing and recording fees, loan broker fees, out-of-pocket expenses incurred by Administrative Agent for reasonable visits by Administrative Agent’s employees and agents to inspect the Property, and attorneys’ fees and expenses, paid or incurred by Administrative Agent to third parties incident to this Agreement or any other Loan Document (including, without limitation, reasonable attorneys’ fees and expenses in connection with the negotiation, preparation, and execution hereof and of any other Loan

Document and any amendment hereto or thereto, any release hereof, any consent, approval, or waiver hereunder or under any other Loan Document, the making of any advance, and any suit to which Administrative Agent or Trustee is a party involving this Agreement or the Property) or incident to the enforcement of the Indebtedness or the Obligations or the exercise of any right or remedy of Administrative Agent under any Loan Document.
6.23    Compliance with ERISA. If Borrower maintains or establishes a Pension Plan subject to ERISA, or is obligated under any Pension Plan governed by or subject to ERISA, Borrower shall (a) comply in all material respects with all requirements imposed by ERISA and the Tax Code, as amended, including, but not limited to, the minimum funding requirements, and Borrower shall not incur or permit to exist any unfunded liabilities to the PBGC or to such plan under ERISA or the Tax Code; (b) promptly notify Administrative Agent on the occurrence of a “reportable event” or “prohibited transaction” within the meaning of ERISA, or that the PBGC or any Loan Party has instituted or shall institute proceedings to terminate any Pension Plan subject to ERISA, and Borrower shall deliver to Administrative Agent a certificate of a responsible officer of Borrower setting forth details as to such reportable event and the action which Borrower or an Affiliate of Borrower (as defined under ERISA), as the case may be, proposes to take with respect to same, together with a copy of any notice of such reportable event that may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute those proceedings or any notice to the PBGC that the plan is to be terminated, as the case may be; and (c) furnish to Administrative Agent (or cause the plan administrator to furnish Administrative Agent) a copy of the annual return (including all schedules and attachments) for each Pension Plan covered by ERISA, and filed with the Internal Revenue Service by any Loan Party not later than 30 days after the report has been filed. For all purposes of this Section, Borrower is deemed to have all knowledge of all facts attributable to the plan administrator under ERISA.
6.24    Use Violations. Borrower shall not use, maintain, operate, or occupy, or allow the use, maintenance, operation, or occupancy of, the Property in any manner that (a) violates any Legal Requirement, (b) may be dangerous, unless safeguarded as required by law and/or appropriate insurance, (c) constitutes a public or private nuisance, or (d) makes void, voidable, or cancelable, or increases the premium of, any insurance then in force regarding the Property.
6.25    Waste; Alterations. Borrower shall not commit or permit any waste or impairment of the Property and shall not (except for the construction of the Improvements or as otherwise contemplated by or permitted under the Loan Documents), without the prior written consent of Lender, make or permit to be made any alterations or additions to the Property of a material nature.
6.26    Replacement of Fixtures and Personalty. Borrower shall not, without the prior written consent of Administrative Agent, permit any of the Fixtures or Personalty to be removed at any time from the Land or Improvements unless (a) such item is removed temporarily for maintenance and repair or (b) if removed permanently, such item is replaced by an article of equal suitability and value, owned by Borrower, free of any lien or security interest except as may be approved in writing by Administrative Agent.
6.27    Change in Zoning. Without Administrative Agent’s prior written consent, Borrower shall not (a) seek or acquiesce in a zoning reclassification, zoning variance, or special exception to zoning of all or any portion of the Property, (b) grant or consent to any easement, dedication, plat, or restriction (or allow any easement to become enforceable by prescription), or (c) seek or acquiesce to any imposition of any addition of a Legal Requirement or any amendment or modification thereof, covering all or any portion of the Property.
6.28    No Drilling. Borrower shall not, without the prior written consent of Administrative Agent, consent to any drilling or exploration for any Minerals (as defined in the Security Instrument) or any extraction, removal, or production of any Minerals from the surface or subsurface of the Land regardless of the depth thereof or the method of mining or extraction thereof.
6.29    No Subordinate Security Instruments. Borrower shall not create, place, or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain any Subordinate Security Instrument, regardless of whether such Subordinate Security Instrument is expressly subordinate to the liens or security interests of the Loan Documents with respect to the Property, other than the Permitted Exceptions.
6.30    Additional Debt.
(a)Guaranties. Borrower shall not guarantee, endorse, or otherwise become contingently liable in connection with any Debt of any other Person, except guaranties in favor of Administrative Agent and endorsements for deposit or collection in the ordinary course of business.
(b)Debt. Borrower shall not create or incur any additional Debt, whether contingent or non-contingent, with respect to either Borrower or the Property, except (i) the Indebtedness and other debt from time to time outstanding and owing to Lender under the Loan Documents, (ii) current unsecured trade, utility, or non-extraordinary accounts payable arising in the ordinary course of business, (iii) Hedge Obligations existing or arising under Secured Hedge Agreements permitted by Section 6.43, (iv) unsecured loans from partners of Borrower in accordance with Borrower’s limited partnership agreement; provided such unsecured loans are subordinate to the Indebtedness and cannot be repaid at any time during the continuance of an Event of Default and (v) any other Debt that is specifically allowed or contemplated under the Loan Documents. Other provisions of the Security Instrument are not intended to permit Borrower to incur Debt prohibited under this Section. Notwithstanding anything to the contrary in the organization documents of Borrower, no owner of Borrower may loan funds to Borrower on a secured or unsecured basis.
6.31    Encumbrances. Borrower shall not create, incur, assume, or suffer to exist any Lien on the all or any part of the Property, except for the Permitted Exceptions and Contested Items.
6.32    Mergers or Dispositions. Borrower shall not and no Constituent Party or Guarantor shall (a) enter into any merger or consolidation, whether or not that Person shall be the surviving entity, or (b) make a Disposition of all, substantially all, or any material part of its assets (whether in a single transaction or in a series of transactions); provided, however, that notwithstanding the foregoing, Guarantor shall be permitted to enter into any mergers or consolidations necessary to effectuate Guarantor’s conversion from a C corporation into a public real estate investment trust. In addition, except for Permitted Dispositions, Borrower shall not cause or permit a Disposition of the Property or any legal or beneficial interest therein or permit a Disposition of any direct or indirect interest in Borrower without the prior written consent of Lender in Lender’s sole discretion.
6.33    Acquisitions. Borrower shall not (a) purchase, acquire, or become obligated for the purchase of all or substantially all of the assets or business interests of any Person or any ownership interests of any Person, or (b) in any other manner effectuate or attempt to effectuate an expansion of its present business by acquisition.
6.34    Distributions. During the continuance of an Event of Default, or upon receipt of written notice and the continuance of a Potential Event of Default which has not been cured, Borrower shall not distribute to its partners, owners or members (or any of its direct or indirect equity owners), or use Property revenues for anything other than payment of operating costs of the Property.
6.35    Investments. Borrower shall not make or allow to remain outstanding any investment in (whether that investment is of the character of investment in shares of stock, evidences of indebtedness, other securities, or otherwise) any loans, advances, or extensions of credit to any Person other than any investment in direct obligations of the United States of America, any agency of the United States of America, or in certificates of deposit; provided, however, that no investment shall mature more than 90 days after the date when made or issued.
6.36    Transactions with Affiliates. Other than as expressly permitted by the Loan Documents, Borrower shall not enter into any transaction with any of its stockholders, officers, employees, partners, members or any of its Affiliates, except under transactions in the ordinary course of business and on terms not less favorable than would be usual and customary in similar transactions between Persons dealing at arm’s length; provided, however, that the following agreements are expressly permitted: (a) the Asset Management Agreement between Borrower and The Saint June GP, L.L.C., a Texas limited liability company, dated as of even date herewith, and (b) the Construction Inspection and Reporting Agreement between Borrower and IC LaMaCo, LLC, a Texas limited liability company, in the form previously provided to and approved by Lender.
6.37    Defaults on Other Obligations. Borrower shall not fail to duly perform, observe, or comply with any covenant, agreement, or other obligation to be performed, observed, or complied with by Borrower, any Constituent Party, or any Guarantor, subject to any applicable grace periods, which failure could result in a Material Adverse Event.
6.38    Prepayment of Debt. Borrower shall not prepay any Debt (or take any actions that impose an obligation to prepay any Debt), except for prepayment of the Indebtedness subject to the terms of the Loan Documents and payment of unsecured trade, utility, or other accounts payable arising in the ordinary course of business.
6.39    Subordinate Debt. Borrower shall not subordinate any Debt due to Borrower from any Person to Debt of other creditors of that Person.

6.40    No Further Negative Pledges. Borrower shall not enter into to or become subject to any agreement (other than the Loan Documents) that (a) prohibits Borrower from guaranteeing any obligations, (b) prohibits the creation or assumption of any Lien on the properties or assets of Borrower, whether now owned or later acquired; or (c) requires an obligation to become secured (or further secured) if another obligation is secured or further secured. Guarantor shall not enter into or become subject to any agreement that prohibits Guarantor from guaranteeing the Guaranteed Obligations (as defined in the Guaranty).
6.41    Accounts Receivable. Borrower shall not sell or assign any account (as defined in the UCC), account receivable, note or trade acceptance, except to Administrative Agent (for the benefit of Lenders).
6.42    No License Restrictions. Borrower shall not permit any restriction in any license or other agreement that restricts Borrower, any Constituent Party, or any Guarantor from granting a Lien to Administrative Agent (for the benefit of Lenders) on any such parties’ rights under that license or agreement.
6.43    Hedge Agreements. No Hedge Agreement entered into by Borrower may be secured by any lien on the Property or any other collateral for the Loan, except for Hedge Agreements entered into with a Lender.
6.44    Pension Plans. Except in compliance with the Loan Documents, Borrower shall not enter into, maintain, or make any contribution to, directly or indirectly, any Pension Plan that is subject to ERISA.
6.45    OFAC. Borrower shall not fail to comply with the laws, regulations and executive orders referred to in Sections 4.28 and 4.29.
6.46    Further Assurances and Corrections. From time to time, at the reasonable request of Administrative Agent (for the benefit of Lenders), Borrower shall (a) promptly correct any defect, error, or omission which may be discovered in the contents hereof or in any other Loan Document or in the execution or acknowledgment thereof necessary to carry out the purposes hereof and the Loan Documents, including without limitation, any of the foregoing necessary in Administrative Agent’s reasonable judgment to create, perfect and maintain Administrative Agent’s first priority liens and security interests in and to the Property, (b) execute, acknowledge, deliver, record, and/or file such further instruments (including, without limitation, further deeds of trust, pledges, mortgages, lien instruments, security agreements, consents, acknowledgments, subordinations, Financing Statements, continuation statements, and assignments of rents) and perform such further acts and provide such further assurances as may be necessary, desirable or proper, in Administrative Agent’s reasonable opinion, to carry out the purposes hereof and the Loan Documents and to subject to the absolute assignments, liens, and security interests hereof and thereof any property intended by the terms hereof or thereof to be covered hereby or thereby (of every nature and description whether now owned or later acquired by Borrower or any other Person pertaining to the Property), together with those other documents or instruments as Lender may reasonably require, (c) execute, acknowledge, deliver, procure, file, and/or record any document or instrument (including, without limitation, any financing statement) deemed advisable by Administrative Agent in Administrative Agent’s sole discretion to protect the liens and the security interests herein granted against the rights or interests of third Persons, (d) promptly deliver to Administrative Agent any certification or other evidence reasonably requested by Administrative Agent confirming compliance by Borrower, each Constituent Party and Guarantor with all Anti-Terrorism Laws, and confirming that neither Borrower, any Constituent Party or Guarantor (nor any Person owning any interest of any nature whatsoever in Borrower, any Constituent Party or Guarantor) is a Prohibited Person, and (e) pay all costs connected with any of the foregoing.
6.47    Inventory. If requested by Administrative Agent, Borrower shall provide Administrative Agent with a complete inventory certified by Borrower of the furniture, furnishings, fixtures, and equipment owned or leased by Borrower and used in the operation of the Improvements, with leased items, if any, designated as such.
6.48    Surveys. Borrower shall furnish to Lender, at any time and from time to time, upon Lender’s request and at Borrower’s expense, a Survey of the Land and Improvements; provided that such survey request shall be limited to the Forms Survey, Foundation Survey and As-Built Survey. All Surveys must be in form and substance acceptable to Lender. As used herein, “Foundation Survey” shall mean a Survey reflecting that the location of each building on the Land (after such foundation is poured).
SECTION VII
CONSTRUCTION RELATED COVENANTS AND AGREEMENTS
Borrower covenants and agrees with Administrative Agent and Lenders as follows:
7.1    No Changes. Borrower shall not, except as expressly permitted under this Agreement, including, without limitation, Permitted Changes, amend, alter, or change (pursuant to change order, amendment, or otherwise) the Plans or the Construction Contract unless those changes have been approved in advance in writing by Administrative Agent, by all applicable Governmental Authorities, by any party to a purchase or construction contract with a right of approval, and, if applicable, by each surety under any payment or performance bonds covering any Construction Contract or any other contract for construction of all or a portion of the Improvements. Notwithstanding anything in this Agreement to the contrary, Borrower shall be allowed to make Permitted Changes without the consent or approval of Administrative Agent and the Lenders. Prior to Borrower making any change that does not qualify as a Permitted Change, Borrower shall submit to Lender, the Construction Consultant, and the applicable Contractor the requested change, together with changes in the Plans necessary to accomplish that change, a certificate of the applicable Design Professional, and a change order to the Construction Contract reflecting that change; and Lender shall have received the approval of that change by the Construction Consultant, as well as the approved and signed change order from the applicable Contractor reflecting the increase in cost of construction of the Improvements; and Borrower shall have received Lender’s written approval.
7.2    Budget and Budget Reallocations. The Advances shall be disbursed only for the purposes set forth in the Budget and only for payment of the Construction Costs set forth in the Budget, except for Permitted Reallocations. Administrative Agent and the Lenders shall not be obligated to make an Advance for any Construction Cost set forth in the Budget if, after disbursement of that Advance, the sum of Advances made for Construction Costs would exceed the total of the Construction Costs set forth in the Budget. Borrower agrees to give Administrative Agent prompt written notice of any changes that should be made in the Budget to accurately and realistically represent the sources and uses of funds for the development, management and ownership of the Property, Administrative Agent reserves the right, at its option, to disburse Loan proceeds allocated to any of the Construction Costs for such other purposes or in such different proportions as Administrative Agent may, in its sole discretion, deem necessary or advisable. Borrower shall not be entitled to require that Administrative Agent reallocate funds among the Construction Costs; provided however, without Administrative Agent’s prior consent, Borrower may reallocate Loan funds from one existing Allocation line item within the Budget to another existing Allocation if: (a) Administrative Agent’s consent is not required for such change under Section 7.1, (b) Borrower submits to Administrative Agent a revised Budget setting forth the original Budget and all proposed amendments thereto, (c) reallocations of Loan funds are made only from completed line items to incomplete line items (which such completion shall be confirmed by Administrative Agent), (d) Hard Cost line items are not reallocated to Soft Cost line items, and vice versa, and (e) no changes are made to the Construction Period Interest Holdback, equity fee, acquisition fee, development and/or construction management fee, taxes or operating reserves line items of the Budget, (f) the reallocations do not result in a material change to any one line item or the Budget as a whole, and (g) Borrower provides to Administrative Agent any third party approvals necessary for such Budget amendment.
7.3    Budget Contingency Allocations. Any amount allocated in the Budget for “contingencies” or other non-specific purposes may, in the Administrative Agent’s sole discretion, be disbursed by Lenders to pay (a) contingent costs; (b) expenses of maintaining, leasing, and promoting the Property; and (c) those other costs or expenses that Administrative Agent approves. Except as set forth below, under no other circumstances may Borrower require Administrative Agent to disburse any amounts allocated for contingencies under the Budget. Utilization of any such contingency line item will be accomplished by reallocating the amount from such line item into the applicable Budget line item, which reallocation will be subject to Administrative Agent’s reasonable consent right concerning such reallocation. Upon request of Borrower, Administrative Agent may, in Administrative Agent’s reasonable discretion, advance those portions of the Loan shown on the Budget as “Hard Cost Contingency” (or similar phrase) on a pro rata basis over the construction period according to the following percentages of the Improvements which have been completed (only if shown as expended with all supporting documentation and information and as shown in the report of the Construction Consultant submitted in connection with such Advance) at the time of any such Advance: (x) no more than 25% may be advanced until the Improvements are 25% complete, (y) no more than 50% may be advanced until the Improvements are 50% complete, and (z) no more than 75% may be advanced until the Improvements are 75% complete.
7.4    Advances; Payment for Labor and Materials. Borrower shall receive the Advances and hold them in trust for the purpose of paying (a) the cost of construction of the Improvements, and (b) costs related to the Property provided for in this Agreement that are not related to construction of the Improvements, all as set forth in the Budget. Borrower shall apply the Advances promptly to the payment of the costs and expenses for which each Advance is made and shall not use any part thereof for any other purpose. Except with respect to Contested Items, Borrower shall promptly pay all bills for labor, materials, and specifically fabricated materials incurred in connection with the Property and shall not permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and security interests hereof, for any such bill, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest on a parity with, superior, or inferior to any of the liens or security interests hereof, except for the Permitted Exceptions.
7.5    Commencement and Completion. Borrower shall cause the construction of the Improvements (a) to commence by the Commencement Date; (b) to be performed in a good and workmanlike manner, within the perimeter boundaries of the Land, and within all applicable building and setback lines in accordance with the Plans and all Legal Requirements; (c) to be prosecuted with diligence and continuity; and (d) to be completed in substantial accordance with the Plans on or before the Completion Date, free and clear of Liens (other than Contested Items), including any claims for Liens for materials supplied and/or labor or services performed in connection with the construction of the Improvements, other than Permitted Exceptions.
7.6    Affidavit of Commencement. Within 10 days after the Commencement Date, but not before construction of the Improvements has actually begun, Borrower shall file or cause to be filed in the appropriate records of the county in which the Land is situated, an Affidavit of Commencement duly executed by Borrower and Contractor. The date of commencement of work set forth in the Affidavit of Commencement shall not be the date of or before the date on which the Security Instrument was recorded.
7.7    Affidavit of Completion. Within 10 days after construction of the Improvements has been completed, Borrower shall file or cause to be filed in the appropriate records in the county in which the Land is situated, an Affidavit of Completion.
7.8    Development Agreement. Borrower shall provide Administrative Agent with a copy of the fully executed Development Agreement and a Collateral Assignment and Subordination of Development Agreement executed by Developer and Borrower at or before the closing of the Loan. Borrower shall pay the Developer for Developer services under the Development Agreement only the fees and expenses expressly set forth in, or required by, the Development Agreement. Borrower covenants and agrees that now and hereafter (a) the fee due under the Development Agreement and the terms and provisions of the Development Agreement are subordinate to the Security Instrument and Developer shall attorn to Administrative Agent after a foreclosure of the Security Instrument upon Administrative Agent’s request, (b) except during the existence of a material default under the Development Agreement (after expiration of any applicable grace or cure period), Borrower shall not amend or modify any material term (or consent to the amendment or modification of any material term) or terminate, cancel, renew or extend the Development Agreement without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (c) Borrower shall not enter into any material agreement relating to the development of the Property with Developer (except for the Development Agreement and the limited partnership agreement, as amended, of Borrower) or any other party without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (d) as a condition to Administrative Agent’s consent to the appointment of a new developer, such new developer and Borrower shall execute a Collateral Assignment and Subordination of Development Management Agreement in the same form as executed by Developer, and (e) Borrower shall reimburse Administrative Agent on demand for all of Administrative Agent’s reasonable, actual out-of-pocket costs incurred in processing Borrower’s request for consent to new development agreement arrangements.
7.9    Advertising by Administrative Agent. Upon the request of Administrative Agent, Borrower shall erect and maintain on the Land during construction of the Improvements one or more advertising signs furnished or approved by Administrative Agent indicating that the financing for construction of the Improvements has been furnished by Administrative Agent and the Lenders.
7.10    Correcting Defects. Borrower shall correct: (a) any structural defect in the Improvements; (b) any material departure from the Plans not approved in writing by Administrative Agent or which is otherwise expressly permitted under this Agreement; (c) any encroachment by any part of the Improvements or any other structures or improvements over or on any set-back line, easement, adjoining property, or other restricted area; (d) any encroachment of any adjoining structure on the Land which any Survey or inspection reflects; and (e) any non-compliance with any Legal Requirement. The making of any Advance by any Lender shall not constitute a waiver of Administrative Agent’s right to require compliance with this Section.
7.11    Safe Storage. Borrower shall store, or shall cause Contractor to store, all equipment, supplies, and materials not affixed to or incorporated into the Improvements on the Land or in a bonded warehouse acceptable to Administrative Agent, in each case under adequate safeguard to minimize the possibility of loss, theft, damage, or commingling with other property. On Administrative Agent’s request, Borrower shall furnish an inventory of all equipment, supplies, and materials stored off the Land, specifying their location.
7.12    Construction Consultant/Inspection. Borrower shall pay the fees and expenses of and cooperate with the Construction Consultant and cause the Design Professional and each Contractor to cooperate with the Construction Consultant in connection with the performance of the Construction Consultant’s duties. Without limiting the generality of the foregoing, Borrower shall furnish or cause to be furnished the following items as working details: the Plans and details thereof; samples of materials; licenses; permits; certificates of public authorities; zoning ordinance; building codes; and copies of any contracts between that Person and Borrower (if applicable). Borrower shall permit Administrative Agent, the Construction Consultant, and their representatives to enter on the Land and Improvements and wherever else any of the Property is located for the purposes of inspecting same at all reasonable times, with or without prior notice to Borrower. Borrower acknowledges that the duties of the Construction Consultant run solely to Administrative Agent and that the Construction Consultant has no obligations or responsibilities whatsoever to Borrower, Contractor, the Design Professional, or to any of Borrower’s or Contractor’s agents, employees, contractors, or subcontractors.
7.13    Distributions. Prior to completion of the Improvements and payment of all Construction Costs incurred or payable in connection with the construction of the Improvements, or during the continuance of an Event of Default, Borrower shall not (a) declare or pay dividends on any shares of its capital stock or other ownership interests (including any of its direct or indirect equity owners), (b) make any other distribution (whether by reduction of capital or otherwise) to its ownership interests (including any of its direct or indirect equity owners), (c) use Property revenues for anything other than payment of operating costs of the Property or (d) repay any loans made to Borrower by partners of Borrower until such time as (i) Completion of the Improvements has occurred and all costs incurred in connection therewith have been paid in full, (ii) the HVCRE Requirements have been satisfied (e.g., the Property continues to satisfy an Assumed Debt Service Coverage Ratio of not less than 1.0 to 1.0) and (iii) Borrower has funded the required reserves for each of the Taxes, Insurance and Repairs Line Items pursuant to the terms and conditions of Section 6.14 above; provided, further, no such distributions shall be permitted at any time an Event of Default is existing under any of the Loan Documents.
7.14    HVCRE Compliance. Until such time as the HVCRE Requirements are satisfied, Borrower shall not allow Borrower’s Contributed Capital investment in the Property, as determined by Lender, to at any time be less than 15% of the “as-completed” Appraised Value of the Property based on an Appraisal approved by Lender. Notwithstanding the foregoing, Borrower shall at all times cause the Property to remain in full compliance with all required equity thresholds and capital retention obligations set forth in Part 217 of Chapter II of title 12 of the Code of Federal Regulations (HVCRE regulations) such that the Property does not, in the determination of Lender, need to be classified as High Volatility Commercial Real Estate.
SECTION VIII
EVENTS OF DEFAULT
The occurrence or existence of any one or more of the following conditions or events shall constitute an “Event of Default” hereunder:
8.1    Payment of Indebtedness. Borrower fails, refuses, or neglects to pay, in full, any installment or portion of the Indebtedness when it is due and payable, whether on the due date stipulated in the Loan Documents, on acceleration, or otherwise and such default shall continue for a period of five (5) calendar days beyond such due date.
8.2    Performance of Obligations. Borrower or Guarantor fails, refuses, or neglects or causes the failure, refusal, or neglect to comply with, perform, and discharge fully and timely, as and when required, any of the Obligations; provided, however, that such failure shall not constitute an Event of Default if (a) that failure is not defined as an Event of Default under any other Section of this Section VIII; and (b) that failure is fully cured on or before the expiration of the Cure Period (as defined below). As used in this Section the term “Cure Period” means a 30 day period commencing on Administrative Agent’s written notice to Borrower or Guarantor, as applicable, of the failure of performance provided, however, that such 30 day cure period will be extended for an additional thirty (30) days if Borrower commences the cure within the initial 30 day period and is diligently prosecuting such cure.
8.3    False Representation. Any representation, warranty, or statement made by Borrower or Guarantor or any Constituent Party under or in connection with the Loan Documents or any affidavit or other instrument executed or delivered regarding the Loan Documents or the Obligations is determined by Administrative Agent or any Lender to be false or misleading in any material respect as of the date hereof or when made.

8.4    Default Under Other Lien Document. Borrower shall default under or commit an event of default under any other mortgage or security agreement which covers or affects any part of the Property and does not cure such default within any applicable grace or cure period.
8.5    Insolvency; Bankruptcy. Borrower or Guarantor does any of the following:
(a)executes an assignment for the benefit of creditors or files in any legal proceeding an admission in writing of its inability to pay, or its failure to pay, its debts generally as the same become due;
(b)files as a debtor a petition, case, proceeding, or other action pursuant to, or voluntarily seeks the benefit or benefits of Debtor Relief Laws, or takes any action under Debtor Relief Laws; or
(c)allows the filing of a petition, case, proceeding, or other action against it as a debtor under Debtor Relief Laws, and:
(i)admits, acquiesces in, or fails to contest diligently the material allegations of that petition, case, proceeding, or other action;
(ii)the petition, case, proceeding, or other action results in the entry of an order for relief or order granting the relief sought; or
(iii)the petition, case, proceeding, or other action is not permanently dismissed or discharged on or before the earlier of trial on that matter or 90 days following the date of filing.
8.6    Levy; Receiver. Borrower or Guarantor does any of the following:
(a)allows a levy against all or any part of the Property (or, in the case of Guarantor, any material portion of Guarantor’s assets), and any execution, attachment, sequestration, or other writ is not vacated within 90 days after the levy; or
(b)allows the appointment of a receiver, trustee, or custodian of such Person or of all or part of the Property (or, in the case of Guarantor, any material portion of Guarantor’s assets), and such receiver, trustee, or custodian is not discharged within 90 days after the appointment.
8.7    Dissolution; Disability. Borrower, any Constituent Party or any Guarantor, (a) who is an individual dies or becomes mentally incompetent, or (b) which is an entity, dissolves, terminates, liquidates, merges with or is consolidated into any other entity, except as permitted pursuant to Section 6.32 above.
8.8    No Further Encumbrances. Borrower creates, places, or permits to be created or placed, or through any act or failure to act, acquiesces in the placing of, or allows to remain, any Lien or Subordinate Security Instrument against the Property (other than the Permitted Exceptions), regardless of whether such Lien or Subordinate Security Instrument is expressly subordinate to the liens or security interests of the Loan Documents.

8.9    Disposition of Property or Beneficial Interest in Borrower. Except as may be expressly permitted in this Agreement (including without limitation, Permitted Dispositions), the occurrence of a Disposition without the prior written consent of the Required Lenders.
8.10    Condemnation. Any condemnation proceeding is instituted or threatened that would, in Administrative Agent’s sole judgment, materially impair the use and enjoyment of the Property for its intended purposes unless, within thirty (30) days of the effective date of such condemnation or any deed in lieu of condemnation, the application of the condemnation proceeds and any additional funds provided by Borrower to the outstanding principal balance of the Loan cause the Loan-to-Value Ratio to not exceed 65% determined with an “as-is,” post taking Appraised Value of the Property based upon a current Appraisal of the Property prepared at Borrower’s sole cost and expense.
8.11    Destruction of Improvements. Any part of the Property is demolished, destroyed, or substantially damaged so that, in Administrative Agent’s sole judgment, it cannot be restored or rebuilt with available funds (including any funds deposited with Lender by Borrower following a casualty) to the condition existing immediately prior to such demolition, destruction, or damage within a reasonable period of time in accordance with the Loan Documents, and in any event, prior to the Maturity Date.
8.12    Material Adverse Event. Administrative Agent reasonably determined that any Material Adverse Event has occurred.
8.13    Abandonment. Borrower abandons or removes all or any portion of the Improvements, Personalty, or Fixtures.
8.14    Discontinuance of Operations. Borrower vacates, or discontinues operations of or from, any portion of the Property.
8.15    Other Debt. Any default by Borrower, any Constituent Party, or any Guarantor in the payment of any Debt (other than the Indebtedness, which is the subject of Section 8.1), or in the observance or performance of any related obligations, and, in each case, after the expiration of any applicable grace or cure period.
8.16    Judgments. The rendering of one or more judgments for the payment of money against Borrower, any Constituent Party, or any Guarantor, and such judgment has not been vacated, bonded, or stayed by appeal or otherwise within 60 days after the date of entry.
8.17    Loan Documents. Any Loan Document is terminated (other than upon payment of the Indebtedness in full), revoked, or otherwise rendered void or unenforceable without each Lender’s prior written consent, or Borrower or Guarantor files a petition, complaint, answer, or other instrument that seeks to effect a suspension of, or that has the effect of suspending, any of the rights or powers of any Lender granted in any of the Loan Documents.
8.18    Event of Default under Other Loan Documents. The occurrence of an Event of Default under any of the Loan Documents.

8.19    Financial Covenants. Guarantor breaches any of the financial covenants set forth in the Guaranty.
8.20    Default Under Secured Hedge Agreement. An Event of Default (as defined in any Secured Hedge Agreement) shall occur under any Secured Hedge Agreement.
8.21    Cessation of Construction. Either (a) the construction of the Improvements is discontinued, at any time prior to Completion, for a period of 20 or more consecutive days; or (b) Completion has not occurred by the Completion Date.
8.22    Failure to Satisfy Conditions to Advances. If Borrower is unable to satisfy any condition precedent to Borrower’s right to receive Advances under this Agreement for a period in excess of 30 days after a Lender’s refusal to make an Advance.
8.23    Noncompliance with Plans or Legal Requirements. Any of the materials supplied for the construction of the Improvements fails to comply in any material respects with the Plans or any Legal Requirement and such failure of compliance is not corrected by the first to occur of (a) 30 days after written notice from Administrative Agent, or (b) the applicable deadline imposed by any Governmental Authority or Legal Requirement.
8.24    Advances. Any Advance, or any part thereof, shall have been diverted to a purpose other than the purpose for which the Advance was made.
8.25    Completion Deposit. Borrower fails to make a Completion Deposit with Administrative Agent within 15 days of Administrative Agent’s written demand, in accordance with Section 3.13 hereof.
SECTION IX
REMEDIES
9.1    General Remedies. The remedies available to Administrative Agent and/or Lenders under the other Loan Documents are fully incorporated herein by reference as if they were listed in this Section. During the existence of an Event of Default, Administrative Agent may, in its sole discretion, or shall, at the direction of the Required Lenders, accelerate the Indebtedness evidenced by the Loan Documents and/or exercise any one or more remedies available to it under the Security Instrument, this Agreement, the other Loan Documents, or at law or in equity.
9.2    Specific Remedies. At any time during the existence or continuance of any Event of Default, but without impairing or otherwise limiting the right of Administrative Agent and/or Lenders to make or withhold financial accommodations at their discretion, any commitment by Lenders to make any further Advances to Borrower under this Agreement, to the extent not yet disbursed, may at Administrative Agent’s option and election be terminated without any requirement of notice or demand by Administrative Agent or Lenders to Borrower, each of which is expressly waived by Borrower; provided, however, that should the Event of Default be cured to Administrative Agent’s satisfaction in Administrative Agent’s sole discretion, Administrative Agent may, but shall be under no obligation to reinstate that commitment by written notice to Borrower. Administrative Agent and/or Lenders may, without waiving any Event of Default, advance Loan proceeds to correct such Event of Default. Any Loan proceeds advanced may, at

Administrative Agent’s sole option, be evidenced by the Notes or constitute Indebtedness of Borrower to Lenders payable on demand, bearing interest at the Default Rate from the date advanced by Administrative Agent and/or Lenders. All such demand indebtedness is a part of the Indebtedness and is secured by the liens, assignments and security interests of the Loan Documents. The foregoing rights and remedies are in addition to any other rights, remedies and privileges Administrative Agent and Lenders may otherwise have or that may be available to them, whether under this Agreement, any other Loan Document, by law, or otherwise.
No failure to accelerate the Indebtedness evidenced by the Loan Documents by reason of an Event of Default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (a) as a novation of the Notes or as a reinstatement of the Indebtedness evidenced by the Notes or as a waiver of such right of acceleration or of the right of Administrative Agent and Lenders thereafter to insist upon strict compliance with the terms of this Agreement and the other Loan Documents, or (b) to prevent the exercise of such right of acceleration or any other right granted under any of the Loan Documents or by any applicable laws so long as there is a continuing Event of Default. Borrower hereby expressly waives and relinquishes the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. The failure to exercise any remedy available to Administrative Agent and/or Lenders shall not be deemed to be a waiver of any rights or remedies of Administrative Agent and Lenders under any of the Loan Documents, or at law or in equity. No extension of the time for the payment of the Indebtedness or any installment of the Indebtedness due hereunder, made by agreement with any Person now or hereafter liable for the payment of the Indebtedness, shall operate to release, discharge, modify, change or affect the original liability of Borrower for the Indebtedness, either in whole or in part, unless Administrative Agent specifically, unequivocally and expressly agrees otherwise in writing.
9.3    Discretionary Credit and Credit Payable On Demand. To the extent that any of the Indebtedness is payable on demand, nothing contained in this Agreement or any other Loan Document, shall prevent Administrative Agent from making demand for payment of all or any part of that demand Indebtedness whether or not a Potential Event of Default or an Event of Default has occurred or exists. If a demand is made under the provisions of this Section in relation to any portion of the Indebtedness, Administrative Agent may terminate any commitment by Lenders to make any further Advances to Borrower under this Agreement or otherwise. If any Loan Document authorizes the Administrative Agent, in its discretion, to make or to decline to make financial accommodations to Borrower, nothing contained in this Agreement or any other Loan Document shall limit or impair that discretion or otherwise obligate the Administrative Agent and/or Lenders to make any such financial accommodation.
9.4    Completion of the Improvements. Administrative Agent may, during the existence of an Event of Default, in addition to any rights or remedies available to it hereunder or under the other Loan Documents, enter into possession of the Property and perform all work and labor necessary to complete the Improvements in substantial accordance with the Plans. All amounts expended by Administrative Agent under this Section are deemed to have been disbursed to Borrower as Loan proceeds and secured by the Security Instrument. For this purpose, Borrower constitutes and appoints (which appointment is coupled with an interest and is irrevocable) Administrative Agent as Borrower’s true and lawful attorney-in-fact, with full power of substitution to complete the Improvements in the name of Borrower. Borrower empowers

Administrative Agent, acting as Borrower’s attorney-in-fact, as follows: to use any funds of Borrower, including, without limitation, any balance that may be held in escrow, any Completion Deposit, and any funds that may remain unadvanced under this Agreement for the purpose of completing the Improvements in the manner called for by the Plans; to make those additions, changes, and corrections in the Plans that are necessary or desirable in Administrative Agent’s judgment to complete the Improvements in the manner contemplated by the Plans; to continue any existing Construction Contracts or subcontracts; to employ such contractors, subcontractors, agents, design professionals, and inspectors that are required for those purposes; to pay, settle, or compromise all existing bills and claims that are or may be Liens, or that may be necessary or desirable in Administrative Agent’s judgment for the Completion of the work or the clearing of title; to execute all the applications and certificates in the name of Borrower that may be required by any Construction Contract; and to perform every act with respect to the construction of the Improvements that Borrower could do on Borrower’s own behalf. Administrative Agent, acting as Borrower’s attorney-in-fact, may prosecute and defend all actions or proceedings in connection with the Property and to take any action and require any performance that is deemed necessary.
9.5    HVCRE Compliance. If at any time, in the reasonable determination of Administrative Agent, Borrower fails to be in full compliance with Section 7.14 hereof, Borrower shall immediately take such actions as may be necessary or desirable to cause Borrower to be in compliance with such section, including without limitation obtaining additional equity. If Borrower fails to take such action or remedy such failure, then, in addition to any other rights and remedies Administrative Agent may have, Administrative Agent may take such actions as are necessary or desirable to bring Borrower and Property into compliance with Section 7.14, including without limitation increasing the interest rate on the Loan and/or reducing the maximum outstanding principal balance of the Loan.
SECTION X
ASSIGNMENTS
10.1    Accounts, Escrows and Reserves.
(a)As additional security for payment of the Indebtedness and performance of the Obligations, Borrower irrevocably pledges and transfers and assigns to Administrative Agent, for the benefit of Lenders, and grants to Administrative Agent a lien on and security interest in and right of set-off against all of Borrower’s right, title and interest in and to any and all accounts, escrows, deposits (general or special, time or demand, provisional or final) and reserves (including, without limitation, the Operating Account, Special Account, Reserve Accounts and Extension Account) (collectively, the “Accounts”) at any time held by Lender to or for the credit or for the account of Borrower, and any other property of Borrower from time to time in the possession or control of Administrative Agent. Administrative Agent, for the benefit of Lenders, will have a perfected security interest in the Accounts as additional security to secure payment of the Indebtedness and Borrower shall execute and deliver to Administrative Agent additional documents and take such other action as Administrative Agent may require to evidence and/or perfect its lien and security interest in the Accounts. Funds held in the Accounts are solely for the protection of the Lenders and entail no responsibility on the Lenders’ part beyond the payment of the respective items for which they are held following receipt of bills, invoices or statements therefor in accordance with the terms hereof and beyond the allowing of due credit for the sums actually received.
(b)The Accounts shall not, unless otherwise explicitly required by applicable law, be or be deemed to be escrow or trust funds, but at Administrative Agent’s option and in Administrative Agent’s discretion, may either be held in a separate account or be commingled by Administrative Agent with the general funds of Administrative Agent. No interest on the funds contained in the Accounts will be paid by Administrative Agent, unless required by law. If an Event of Default shall have occurred and be continuing, Administrative Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply the balance and all funds held in the Accounts, and all other obligations (in whatever currency) at any time owing by Administrative Agent to or for the credit or the account of Borrower, against any and all of the obligations of Borrower now or hereafter existing under the Loan Documents (including without limitation, the Indebtedness), in whatever order Administrative Agent shall subjectively determine, in addition to any other remedies provided to Administrative Agent under the Loan Documents, at law or in equity, and irrespective of whether or not Administrative Agent shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured. No Lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of Administrative Agent, or by any neglect to exercise such right of setoff or to enforce such Lien, or by any delay in so doing, and every right of setoff and Lien shall continue in full force and effect until such right of setoff or Lien is specifically waived or released by an instrument in writing executed by Administrative Agent.
(c)Upon full payment of the Indebtedness or at such earlier time as Administrative Agent and the Required Lenders may elect, the balance of the Accounts then in Administrative Agent’s possession will be paid over to Borrower and no other party has any right or claim thereto. Upon assignment of the Loan by Administrative Agent, any funds in the Accounts will be the sole responsibility of the assignee thereof and Administrative Agent, as assignor, will not have any responsibility with respect thereto.
10.2    Contracts.
(a)As additional security for payment of the Indebtedness and performance of the Obligations, Borrower irrevocably pledges and transfers and assigns to Administrative Agent, for the ratable benefit of Lenders, and grants to Administrative Agent a lien on and security interest in Borrower’s right, title and interest in and to any and all Contracts. Administrative Agent will have a perfected security interest in the Contracts as additional security to secure payment of the Indebtedness and Borrower shall execute and deliver to Administrative Agent additional documents and take such other action as Administrative Agent may require to evidence and/or perfect its lien and security interest in the Contracts.
(b)Borrower represents and warrants that the copy of each Contract Borrower has furnished or shall furnish to Administrative Agent is or shall be (as applicable) a true and complete copy thereof, including all amendments thereto, if any, and that Borrower’s interest therein is not subject to any claim, setoff, or encumbrance.

(c)Neither this assignment nor any action by Administrative Agent constitutes an assumption by Administrative Agent or Lenders of any obligations under any Contract. Borrower shall be liable for all obligations of Borrower under any Contract. Borrower shall perform all of its obligations under each Contract. Borrower agrees to indemnify, defend, and hold Administrative Agent and Lenders harmless from any loss, cost, liability, or expense (including, without limitation, attorney’s fees) resulting from any failure of Borrower to perform, REGARDLESS OF ANY NEGLIGENCE OR ALLEGED NEGLIGENCE OF ADMINISTRATIVE AGENT OR LENDERS BUT NOT TO THE EXTENT ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ADMINISTRATIVE AGENT OR LENDERS, AS APPLICABLE.
(d)Administrative Agent may (but is not required to) take in its name or in the name of Borrower any action that Administrative Agent determines in its sole discretion to be necessary or advisable to cure any default under any Contract or to protect the rights of Borrower or Administrative Agent or Lenders under any Contract. Administrative Agent shall incur no liability if any action so taken by it or in its behalf is inadequate or invalid. Borrower shall indemnify and hold Administrative Agent and Lenders harmless against and from any loss, cost, liability or expense (including, but not limited to, reasonable attorney’s fees) incurred in connection with such action.
(e)Borrower irrevocably constitutes and appoints Administrative Agent as Borrower’s attorney-in-fact, in Borrower’s or Administrative Agent’s name, to during the continuance of an Event of Default to enforce all rights of Borrower under each Contract. That appointment is coupled with an interest and is irrevocable.
(f)Before the occurrence of an Event of Default, Borrower may exercise its rights as owner under each Contract; provided, however, that Borrower shall not cancel or amend any Contract, except as otherwise expressly permitted by this Agreement, or do or suffer to be done any act that would impair the security constituted by this assignment without the prior written consent of Administrative Agent.
10.3    Plans.
(a)As additional security for payment of the Indebtedness and performance of the Obligations, Borrower irrevocably pledges and transfers and assigns to Administrative Agent, for the ratable benefit of Lenders and grants to Administrative Agent a lien on and security interest in all of Borrower’s right, title and interest in and to any and all Plans. Administrative Agent will have a perfected security interest in the Plans as additional security to secure payment of the Indebtedness and Borrower shall execute and deliver to Administrative Agent additional documents and take such other action as Administrative Agent may require to evidence and/or perfect its lien and security interest in the Plans.
(b)Each schedule of the Plans delivered or to be delivered to Administrative Agent is a complete and accurate description of the Plans.

(c)The Plans are complete and adequate for the construction of the Improvements and there have been no modifications thereof except as described in such schedule. Except as otherwise expressly permitted under this Agreement, the Plans shall not be modified without the prior written consent of Administrative Agent.
(d)Administrative Agent may use the Plans for any purpose relating to the Improvements, including, without limitation, construction inspections and the Completion of the Improvements.
(e)Administrative Agent’s acceptance of this assignment shall not constitute approval of the Plans by Administrative Agent or Lenders. Administrative Agent and Lenders have no liability or obligation in connection with the Plans and no responsibility for the adequacy thereof or for the construction of the Improvements contemplated by the Plans. Neither Administrative Agent nor Lenders have any duty to inspect the Improvements. If Administrative Agent inspects the Improvements, neither Administrative Agent nor Lenders have any liability or obligation to Borrower or any other party arising out of that inspection. No inspection nor any failure by Administrative Agent to make objections after an inspection is a representation by Administrative Agent or Lenders that the Improvements conform with the Plans or any other requirement, nor is it a waiver of Administrative Agent’s right to insist that the Improvements be constructed pursuant to the Plans or any other requirement.
SECTION XI
SPECIAL PROVISIONS
11.1    Proceeds Generally.
(a)Administrative Agent shall be entitled to receive all Proceeds that exceed the Proceeds Threshold. Such Proceeds are hereby assigned to Administrative Agent, and Borrower shall, upon request of Administrative Agent, make, execute, acknowledge, and deliver any and all additional assignments and documents that may be necessary from time to time to enable Administrative Agent to collect any such Proceeds. Administrative Agent shall not be liable or responsible for failing to collect, or to exercise diligence in the collection of, any such Proceeds.
(b)If the Security Instrument is foreclosed, or title to any of the Property is transferred in extinguishment, in whole or in part, of the Indebtedness, or by transfer or conveyance in lieu of foreclosure, then all right, title, and interest of Borrower in and to all Insurance policies shall pass to Administrative Agent, subject to the terms of the insurance policies.
(c)Prior to application or disbursal of any Proceeds that exceed the Proceeds Threshold, Administrative Agent may deduct therefrom any reasonable out-of-pocket expenses incurred by Administrative Agent in connection with the collection or handling of such proceeds and Administrative Agent shall provide Borrower a written summary of all expenses deducted from such proceeds.

(d)All Proceeds held by Administrative Agent (including any completion deposits made by Borrower which will be advanced prior to any Proceeds) and available to pay the cost of the Restoration Work shall be paid out from time to time as such Restoration Work progresses upon the written request of Borrower, which requests shall be submitted in form and substance, and with supporting notices, documentation and lien waivers as required to receive an Advance.
(e)If the Proceeds are available to Borrower to perform the Restoration Work and any surplus remains after payment of all costs of the Restoration Work, such surplus shall, at the option of Administrative Agent, be either disbursed to the Borrower or applied as a prepayment of the Indebtedness (without any prepayment fees or charges).
11.2    Condemnation and Condemnation Proceeds.
(a)Borrower shall give prompt notice to Administrative Agent of any proposed or threatened condemnation or offer from a Governmental Agency to purchase of all or any portion of the Property.
(b)In the event:
(i)the Proceeds are equal to, or less than, the Proceeds Threshold;
(ii)the Required Lenders determine in good faith that it is economically, financially, and practically feasible to perform the Restoration Work to restore the Property to substantially the same condition as existed immediately prior to the condemnation;
(iii)the Restoration Work can be timely commenced and completed within 180 days of the condemnation (or in such other time frame as acceptable to the Required Lenders in their sole discretion), but in any event at least 3 months prior to the Maturity Date;
(iv)the Restoration Work cost, as estimated by the construction consultant approved by Administrative Agent, is not greater than the amount of the Proceeds (together with any sums that Borrower deposits with Lender in a blocked account for the purpose of paying for the cost of such Restoration Work);
(v)Administrative Agent has reasonably approved any plans and specifications for the Restoration Work; and
(vi)no Potential Event of Default, Event of Default or Bankruptcy Event exists, other than as may be related to the casualty itself;
notwithstanding Section 11.1(a) hereof, Administrative Agent shall make the Proceeds available to Borrower to pay the cost of the Restoration Work. In the event the Proceeds are equal to, or less than, the Proceeds Threshold, Borrower shall be entitled to retain such Proceeds to pay the cost of the Restoration Work. If the Proceeds are available to Borrower for the Restoration Work, any Restoration Work shall be timely commenced and diligently prosecuted in good faith by Borrower.
(c)If any one of the conditions in Section 11.2(b) is not satisfied, the Required Lenders may in their sole discretion, either (i) apply the Proceeds as a payment of the Indebtedness in accordance with the provisions of Section 4.4 of the Security Instrument or (ii) waive any such unsatisfied condition(s) and permit the application of the Proceeds to the Restoration Work upon the remaining conditions as set forth in Section 11.2(b).
11.3    Casualty and Insurance Proceeds.
(a)Borrower shall give prompt notice to Administrative Agent of any casualty to the Property or any part thereof, whether or not covered by insurance.
(b)In the event:
(i)the Proceeds are equal to, or less than, the Proceeds Threshold;
(ii)the Required Lenders determine in good faith that it is economically, financially, and practically feasible to perform the Restoration Work to restore the Property to substantially the same condition as existed immediately prior to the casualty;
(iii)the Restoration Work can be timely commenced and completed within 180 days of the casualty (or in such other time frame as acceptable to the Required Lenders in their sole discretion), but in any event at least 3 months prior to the Maturity Date;
(iv)the Restoration Work cost, as estimated by the construction consultant approved by Administrative Agent, is not greater than the amount of the Proceeds (together with any sums that Borrower deposits with Lender in a blocked account for the purpose of paying for the cost of such Restoration Work);
(v)Administrative Agent has reasonably approved any plans and specifications for the Restoration Work; and
(vi)no Potential Event of Default, Event of Default or Bankruptcy Event exists, other than as may be related to the casualty itself;
notwithstanding Section 11.1(a) hereof, Administrative Agent shall make the Proceeds available to Borrower to pay the cost of the Restoration Work. In the event the Proceeds are equal to, or less than, the Proceeds Threshold, Borrower shall be entitled to retain such Proceeds to pay the cost of the Restoration Work. If the Proceeds are available to Borrower for the Restoration Work, any Restoration Work shall be timely commenced and diligently prosecuted in good faith by Borrower. In the event Administrative Agent does not make the Proceeds available to Borrower to pay the cost of the Restoration Work, Borrower may prepay the Loan without any prepayment fee, premium, or penalty, or payment for Funding Loss.

(c)If any one of the conditions in Section 11.3(b) is not satisfied, the Required Lenders may in their sole discretion, either (i) apply the Proceeds as a payment of the Indebtedness in accordance with the provisions of Section 4.4 of the Security Instrument or (ii) waive any such unsatisfied condition(s) and permit the application of the Proceeds to the Restoration Work upon the remaining conditions as set forth in Section 11.3(b).
11.4    Reserve for Impositions and Insurance Premiums. At Administrative Agent’s request, after the occurrence of an Event of Default, Borrower shall fund a reserve for the payment of all insurance premiums and Impositions against or affecting the Property by paying to Administrative Agent, on the first day of each calendar month prior to the maturity of the Note, an amount equal to the quotient of (a) the sum of (i) premiums that will next become due and payable on the insurance policies covering Borrower, the Property or any part thereof, or such other insurance policies required hereby or by the Loan Documents, plus (ii) Impositions next due on the Property or any part thereof as estimated by Administrative Agent, less (iii) all sums paid previously to Administrative Agent therefor, divided by (b) the number of months to elapse until one month before the date when each of such premiums and Impositions will become due; such amount to be held by Administrative Agent without interest to Borrower, unless interest is required by applicable law, to pay such premiums and Impositions. Administrative Agent has the discretion to credit any excess reserve against subsequent reserve payments or subsequent payments on the Note, and Borrower shall pay any deficiency in the reserve amounts to Administrative Agent on or before the date when Administrative Agent demands such payment to be made, but in no event after the date when such premiums and Impositions become delinquent. If there is a deficiency in such reserve at any time when Impositions or insurance premiums are due and payable, then Administrative Agent may, but shall not be obligated to, advance the amount of such deficiency on behalf of Borrower and such amounts so advanced shall be added to the Indebtedness, shall be immediately due and payable, and shall bear interest at the Default Rate from the date of such advance through and including the date of repayment. Without implying Administrative Agent’s consent to a transfer, any transfer of legal title to the Property shall automatically include a transfer to the holder of legal title to the Property of Borrower’s interest in all sums deposited with Administrative Agent under the provisions hereof or otherwise.
11.5    Waiver of Subrogation. Borrower waives all right to claim, recover, or subrogation that arises or may arise in its favor against Administrative Agent, each Lender or their respective officers, directors, employees, agents, attorneys, or representatives for all loss or damage to the Property, Borrower’s property, or the property of others under Borrower’s control from any cause insured against or required to be insured against by the Loan Documents. This waiver is in addition to, and not in limitation or derogation of, any other waiver or release contained in this Agreement or any of the other Loan Documents regarding any loss or damage to the parties’ property. Because the above waivers preclude the assignment of any claim by way of subrogation (or otherwise) to an insurance company (or any other Person), Borrower shall immediately give to each insurance company that has issued Borrower an insurance policy (whether or not such policy is required by the Loan Documents) written notice of the terms of the above waivers, and to have all insurance policies properly endorsed, if necessary, to prevent the invalidation of insurance coverage because of the above waivers.
11.6    Consent to Disposition. The Required Lenders’ decision to grant or withhold their consent to any requested Disposition shall be subject to the Required Lenders’ sole and absolute discretion, and nothing contained in this Agreement or any of the other Loan Documents shall be deemed to require the Required Lenders to grant their consent to any Disposition. The Required Lenders may base their decision to grant or withhold consent to a Disposition on such terms and conditions as the Required Lenders may require, in their sole discretion, including, without limitation, (a) consideration of the creditworthiness of the proposed transferee and its management ability with respect to the Property; (b) consideration of whether the security for repayment of the Indebtedness and the performance and discharge of the Obligations, or Administrative Agent’s ability to enforce its rights, remedies, and recourses with respect to such security, will be impaired in any way by the proposed Disposition; (c) an increase in the rate of interest payable under the Note or any other change in the terms and provisions of the Note and other Loan Documents; (d) reimbursement of the Required Lenders for all expenses incurred by the Required Lenders in investigating the creditworthiness and management or consulting ability of the proposed transferee and in determining whether the Required Lenders’ security will be impaired by the proposed Disposition; (e) payment to the Required Lenders of a transfer fee to cover the cost of documenting the Disposition in its records; (f) payment of the Required Lenders’ reasonable attorneys’ fees in connection with such Disposition; (g) the express assumption of payment of the Indebtedness and performance and discharge of the Obligations by the transferee (with or without the release of Borrower from liability for the Indebtedness and such Obligations, such release, if any, to be in the Required Lenders’ sole discretion); (h) the execution of assumption agreements, modification agreements, supplemental loan documents, and Financing Statements, satisfactory in form and substance to the Required Lenders; (i) endorsements (to the extent available under applicable law) to any existing loan title insurance policies insuring Administrative Agent’s liens and security interests covering the Property; and (j) requiring additional security for the payment of the Indebtedness and performance and discharge of the Obligations.
11.7    Consent to Subordinate Security Instrument. If the Required Lenders consent to the granting of a Subordinate Security Instrument, or if the Required Lenders’ right to declare the Indebtedness to be immediately due and payable upon the granting of a Subordinate Security Instrument without the prior written consent of the Required Lenders is determined by a court of competent jurisdiction to be unenforceable under the provisions of any applicable law, then Borrower shall not execute or deliver any Subordinate Security Instrument unless (a) it shall contain express covenants to the effect that: (i) the Subordinate Security Instrument is in all respects unconditionally subject and subordinate to the lien and security interest evidenced by the Security Instrument and each term and provision hereof; (ii) if any judicial or non-judicial action or proceeding shall be instituted to foreclose the Subordinate Security Instrument, then no tenant of any portion of the Property will be named as a party defendant, nor will any action be taken with respect to the Property which would terminate any occupancy or tenancy of the Property without the prior written consent of the Required Lenders; (iii) the rents and profits, if collected through a receiver or by the holder of the Subordinate Security Instrument, shall be applied first to the Indebtedness, next to the payment of the Impositions, and then to the performance and discharge of the Obligations; and (iv) if any judicial or non-judicial action or proceeding shall be brought to foreclose the Subordinate Security Instrument, then written notice of the commencement thereof (including, without limitation, contemporaneous delivery of copies of notices thereof) will be given to Administrative Agent contemporaneously with the commencement of such action or proceeding; and (b) Borrower shall deliver a copy thereof to Administrative Agent not less than 10 days prior to the date of the execution of such Subordinate Security Instrument.

11.8    Payment After Acceleration. If, after an Event of Default, and after any or all of the Indebtedness is accelerated, but before a foreclosure sale of the Property, and Borrower tenders to Administrative Agent the payment of an amount sufficient to satisfy the accelerated Indebtedness, then such tender shall be deemed a voluntary prepayment of the Indebtedness and accordingly, Borrower, to the extent permitted by applicable law, shall also pay to Lenders any Funding Loss, if any, due under this Agreement to exercise the prepayment privilege contained therein.
11.9    Contest of Certain Claims. Notwithstanding the provisions of Sections 6.5, 6.29 or 6.38, Borrower shall not be in default for failure to pay or discharge any Contested Items unless and as required pursuant to the definition of “Contested Item”. Administrative Agent shall pay over any such cash deposit or part thereof to the claimant entitled thereto under a Contested Item at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established.
11.10    No Obligation by Administrative Agent or Lenders to Construct. Neither Administrative Agent nor Lenders have any liability or obligation in connection with the Land, Improvements, or the development, construction, completion, or work performed on or in connection with them. Lenders’ sole obligation is to disburse the Loan proceeds to the extent required under this Agreement. Administrative Agent and Lenders are not obligated, not liable, and under no circumstances shall Administrative Agent or Lenders be or become liable (a) to inspect the Improvements; (b) for the performance or default of any contractor or subcontractor; (c) for any failure to construct, complete, protect, or insure all or part of the Property; (d) for the payment of any cost or expense incurred in connection therewith; or (e) for the performance or nonperformance of any obligation of any Loan Party to Administrative Agent and/or Lender or, without limitation, any other Person. No action or statement by Administrative Agent or any Lender, including, without limitation, any disbursement of Loan proceeds, disbursement of Completion Deposit, or acceptance of any document or instrument, is or shall be construed as an express or implied representation or warranty on Administrative Agent or such Lender’s part.
11.11    No Obligation by Administrative Agent or Lenders to Operate. Notwithstanding any term or condition of any of the Loan Documents to the contrary, neither Administrative Agent nor any Lender has, and by its execution and acceptance hereof expressly disclaims, any obligation or responsibility for the management, conduct, or operation of the business and affairs of any Loan Party. Any term or condition of the Loan Documents that permits Administrative Agent and/or Lenders to disburse funds, whether from the proceeds of the Loan, Completion Deposit, or otherwise, or to take or refrain from taking any action with respect to any Loan Party, the Property, or any other collateral for repayment of the Loan, is solely to permit Administrative Agent and Lenders to audit and review the management, operation, and conduct of the business and affairs of any Loan Party, and to maintain and preserve the security given to Administrative Agent and Lenders for the Loan, and may not be relied on by any other Person. Further, Administrative Agent and Lenders have no, has not assumed any, and by its execution and acceptance hereof expressly disclaims any, liability or responsibility for the payment or performance of any indebtedness or obligation of any Loan Party and no term or condition of the Loan Documents shall be construed otherwise.

11.12    Borrower’s Indemnity. BORROWER SHALL INDEMNIFY ADMINISTRATIVE AGENT AND LENDERS AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS (THE “INDEMNIFIED PARTIES”) FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO ANY OF THE FOLLOWING:
(a)ANY OF THE LOAN DOCUMENTS INCLUDING THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS,
(b)ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS (INCLUDING ANY LOANS OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM),
(c)ANY CLAIM, INVESTIGATION, PROCEEDING OR BREACH BY ANY LOAN PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS,
(d)THE PROPERTY OR ANY OTHER COLLATERAL SECURING THE LOAN(S) INCLUDING ANY INTEREST OF BORROWER, ADMINISTRATIVE AGENT OR ANY LENDER IN SUCH PROPERTY OR COLLATERAL  OR THE RIGHT OF POSSESSION OR OCCUPANCY THEREOF BY BORROWER, ADMINISTRATIVE AGENT OR ANY LENDER,
(e)ANY ACTION TAKEN OR NOT TAKEN BY ADMINISTRATIVE AGENT OR ANY LENDER (OR ANY TRUSTEE) THAT IS ALLOWED OR PERMITTED UNDER ANY OF THE LOAN DOCUMENTS INCLUDING  THE PROTECTION OR ENFORCEMENT OF ANY LIEN, SECURITY INTEREST, OR OTHER RIGHT, REMEDY, OR RECOURSE CREATED OR AFFORDED BY THE LOAN DOCUMENTS OR AT LAW OR IN EQUITY,
(f)ANY DISPUTE AMONG OR BETWEEN ANY LOAN PARTY OR BETWEEN OR AMONG ANY PARTNERS, VENTURERS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, MANAGERS, TRUSTEES OR OTHER RESPONSIBLE PARTIES OF BORROWER IF BORROWER IS A GENERAL PARTNERSHIP, LIMITED PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, ASSOCIATION, TRUST, OR OTHER BUSINESS ENTITY,
(g)THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS SUBSTANCE (AS DEFINED IN THE ENVIRONMENTAL INDEMNITY AGREEMENT)

LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY OF THE LOAN PARTIES, OR
(h)ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING INCLUDING THOSE BROUGHT OR INITIATED BY BORROWER OR ANY OTHER LOAN PARTY.
WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE INDEMNIFIED PARTIES BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE STRICT LIABILITY, SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES BUT NOT TO THE EXTENT ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A INDEMNIFIED PARTY.
THE FOREGOING NOTWITHSTANDING, BORROWER’S INDEMNIFICATION OBLIGATIONS SHALL EXCLUDE (I) ANY INCOME, FRANCHISE, EXCISE, INHERITANCE, GIFT OR ESTATE TAXES OF THE INDEMNIFIED PARTIES, AND (II) ANY ADMINISTRATIVE COSTS INCURRED IN CONNECTION WITH THIS LOAN OTHER THAN OUT OF POCKET COSTS OF INDEMNIFIED PARTIES PAID TO THIRD PARTIES.
ADMINISTRATIVE AGENT AND LENDERS MAY EMPLOY AN ATTORNEY OR ATTORNEYS OF THEIR OWN CHOOSING TO PROTECT OR ENFORCE THEIR RESPECTIVE RIGHTS, REMEDIES, AND RECOURSES, AND TO ADVISE AND DEFEND THE INDEMNIFIED PARTIES WITH RESPECT TO THOSE ACTIONS AND OTHER MATTERS. BORROWER SHALL REIMBURSE ADMINISTRATIVE AGENT AND LENDERS FOR THE ATTORNEYS’ FEES AND EXPENSES (INCLUDING EXPENSES AND COSTS FOR EXPERTS AND/OR CONSULTANTS) OF THE INDEMNIFIED PARTIES IMMEDIATELY ON RECEIPT OF WRITTEN DEMAND THEREFOR, WHETHER ON A MONTHLY OR OTHER TIME INTERVAL, AND WHETHER OR NOT AN ACTION IS ACTUALLY COMMENCED OR CONCLUDED. ALL OTHER REIMBURSEMENT AND INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT SHALL BECOME DUE AND PAYABLE WHEN ACTUALLY INCURRED BY ADMINISTRATIVE AGENT AND/OR LENDERS OR ANY OF THE OTHER INDEMNIFIED PARTIES. ANY PAYMENTS NOT MADE WITHIN 10 DAYS AFTER WRITTEN DEMAND THEREFOR SHALL BEAR INTEREST AT THE DEFAULT RATE FROM THE DATE OF THAT DEMAND UNTIL FULLY PAID. THE PROVISIONS OF THIS SECTION SHALL SURVIVE REPAYMENT OF THE INDEBTEDNESS AND PERFORMANCE OF THE OBLIGATIONS, THE RELEASE OF ANY LIENS SECURING THE LOAN, ANY FORECLOSURE (OR ACTION IN LIEU OF FORECLOSURE), THE TRANSFER BY BORROWER OF ANY OF ITS RIGHTS, TITLE, AND INTERESTS IN OR TO ANY COLLATERAL SECURING THE LOAN,

AND THE EXERCISE BY LENDER OF ANY OR ALL REMEDIES SET FORTH IN ANY LOAN DOCUMENT.
No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
11.13    No Agency. Nothing in this Agreement shall make or constitute Administrative Agent or any Lender as the agent of any Loan Party in making payments pursuant to any construction contracts or subcontracts entered into by any Loan Party for construction of the Improvements or otherwise. The purpose of all requirements of Administrative Agent under this Agreement is solely to allow Administrative Agent to check and require documentation (including, without limitation, lien waivers) sufficient to protect Administrative Agent and Lenders and the Loan contemplated under this Agreement. Borrower may not rely on any procedures required by Administrative Agent. Borrower has sole responsibility for constructing the Improvements and paying for the work done in accordance therewith. Borrower has solely, on Borrower’s own behalf, selected or approved each contractor, subcontractor, and materialman. Administrative Agent and Lenders has no responsibility for the quality of the materials or workmanship of those Persons.

SECTION XII
MISCELLANEOUS
12.1    Taxes and Fees. Unless otherwise prohibited by applicable law, should any tax (other than Excluded Taxes), recording fee, or filing fee become payable in respect of any Loan Document, any of the Property, any of the Indebtedness, or any amendment, modification, or supplement to the foregoing, Borrower shall pay and hold Lenders harmless for those taxes (or, on demand, reimburse Lenders), together with any interest and penalties.
12.2    Governing Law; Venue; Service of Process. THIS AGREEMENT AND ANY CONTROVERSY, DISPUTE, CLAIM OR CAUSE OF ACTION  ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE BREACH THEREOF, THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY OTHER DISPUTE BETWEEN OR AMONG THE PARTIES TO THE LOAN DOCUMENTS (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (subject to the last sentence of this paragraph); PROVIDED THAT ADMINISTRATIVE AGENT AND LENDERS SHALL RETAIN ALL RIGHTS UNDER FEDERAL LAW. THIS AGREEMENT HAS BEEN ENTERED INTO IN DALLAS COUNTY, TEXAS, AND IS PERFORMABLE FOR ALL PURPOSES IN DALLAS COUNTY, TEXAS, EXCEPT FOR THOSE PROVISIONS IN THE LOAN DOCUMENTS PERTAINING TO THE CREATION, PERFECTION, ENFORCEMENT OR VALIDITY OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT TO THE APPLICABLE LOAN DOCUMENTS ON PROPERTY LOCATED IN THE STATE

WHERE THE COLLATERAL IS LOCATED, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE APPLICABLE COLLATERAL IS LOCATED; PROVIDED THAT ADMINISTRATIVE AGENT AND LENDERS SHALL RETAIN ALL RIGHTS UNDER FEDERAL LAW.
12.3    Audits of Property; Fees. Administrative Agent may, from time to time, audit the books and records related to the Property; provided, however, that those audits shall be conducted not more frequently than 2 times in any calendar year unless an Event of Default has occurred. Borrower agrees to reimburse Administrative Agent, on demand, for customary and reasonable fees and costs incurred by Administrative Agent for such audits and for any financial analysis and examination of Borrower or any other Loan Party performed from time to time.
12.4    Costs and Expenses.
(a)Costs and Expenses. Borrower shall pay Administrative Agent, on demand, all costs and expenses, including, without limitation, reasonable attorney’s fees and legal expenses, incurred by Administrative Agent or any Lender in perfecting, revising, protecting, or enforcing any of its rights or remedies against any Loan Party or any Property, or otherwise incurred by Administrative Agent or any Lender in connection with any Event of Default or the enforcement of the Loan Documents or the Indebtedness. Following Administrative Agent’s demand for the payment of those costs and expenses, and until they are paid in full, the unpaid amount of those costs and expenses shall constitute Indebtedness and shall bear interest at the Default Rate.
(b)Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under this Section to be paid by it to Administrative Agent, each Lender severally agrees to pay to Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent in connection with such capacity.
(c)Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
(d)Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
12.5    Notices.
(a)Whenever any notice is required or permitted to be given under the terms hereof or any other Loan Document, the same shall, except as otherwise expressly provided for in this Agreement, be given in writing, and sent by: (i) certified mail, return receipt requested, postage pre-paid; (ii) a national overnight delivery service; (iii) hand delivery with written receipt acknowledged or (iv) facsimile, followed by a copy sent in accordance with clauses (ii) or (iii) of this Section sent the same day as the facsimile, in each case to the address or facsimile number (together with a contemporaneous copy to each copied addressee), as applicable, set forth below. Borrower and Administrative Agent shall not conduct communications contemplated by the Loan Documents by electronic mail or other electronic means, except by facsimile transmission as expressly provided in this Section, and the use of the phrase “in writing” or the word “written” shall not be construed to include electronic communications except by facsimile transmissions as expressly provided in this Section. Any notice required or given hereunder shall be deemed received the same Business Day if sent by hand delivery or facsimile, the next Business Day if sent by overnight courier, or 3 Business Days after posting if sent by certified mail, return receipt requested; provided that any notice received after 5:00 p.m. local time at the location of delivery on any Business Day or received on any day that is not a Business Day shall be deemed to have been received on the following Business Day. Electronic mail and internet websites may be used only to distribute routine communications, such as Financial Statements, reports, draw requests and other information, but may not be used for any other purpose.
(b)Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows:
If to Borrower:
c/o Stratus Properties Inc.
212 Lavaca Street, Suite 300
Austin, Texas 78701
Attention: Erin D. Pickens

with a copy to:
Armbrust & Brown, PLLC
100 Congress Avenue, Suite 1300
    Austin, Texas 78701
    Attention: Ken Jones
with a copy to:
IC SB Saint June, L.P.
17130 Dallas Parkway, Suite 240
Dallas Texas 75248
Attention: ICI-SB Corporation

If to Administrative Agent:

Texas Capital Bank
2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
Attention: Dustin Cosper
with a copy to:
Jackson Walker LLP
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Attention: Michelle Moore Smith
Whenever any notice is required or permitted to be given under the terms hereof, the same shall, except as otherwise expressly provided for in this Agreement, be effective when given in accordance with the terms and provisions hereof.
(c)Notwithstanding any provision contained in this Agreement or in any of the Loan Documents to the contrary, in the event that Administrative Agent shall fail to give any notice to any Person required hereunder, the sole and exclusive remedy for such failure shall be to seek appropriate equitable relief to enforce the requirements of the Loan Documents to give such notice and to have any action of such Person postponed or revoked and any proceedings in connection therewith delayed or terminated pending the giving of such notice by Administrative Agent, and no Person shall have any right to damages (whether actual or consequential) or any other type of relief not herein specifically set out against Administrative Agent, all of which damages or other relief are expressly waived. The foregoing is not intended and shall not be deemed under any circumstances to require Administrative Agent to give notice of any type or nature to any Person except as expressly required hereby or thereby, or by applicable Legal Requirements.
12.6    Further Action. Borrower, from time to time, on written request of Administrative Agent, shall promptly make, execute, acknowledge, and deliver, or cause to be made, executed, acknowledged, and delivered, all those further and additional instruments, and promptly take all further action as may be reasonably required to carry out the intent and purpose of the Loan Documents, and to provide for the Loan thereunder and payment of the Note, according to the intent and purpose expressed in those agreements.
12.7    Successors and Assigns; Participation.
(a)Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.7(c) hereof) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders.
(i)Subject to the conditions set forth in Section 12.7(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Administrative Agent, provided that no consent of Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000.00 unless Administrative Agent shall otherwise consent;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00;
(D)the assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Borrower, Guarantor, and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and
(E)the assignee may not be an affiliate of Borrower, Guarantor, any other Loan Party or a natural Person.
(iii)Subject to acceptance and recording thereof pursuant to Section 12.7(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 6.22, Section 11.12, Section 14.1, Section 14.2 and Section 14.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.7(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.7(c) hereof. Upon the consummation of any assignment pursuant to this Section 12.7(b)(iii), if requested by the transferor or transferee Lender, the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements so that replacement Notes are executed and issued to such transferor Lender (if applicable) and new Notes or, as appropriate, replacement Notes, are executed and issued to the assignee. During the existence and continuance of an Event of Default, Administrative Agent, acting as Borrower’s attorney in fact, may execute such replacement Notes on Borrower’s behalf.
(iv)Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.7(b)(ii)(C) hereof and any written consent to such assignment required by Section 12.7(b)(i) hereof, Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.2(a), 2.5(f) or 12.4(b), Administrative Agent

shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section.
(c)Participations.
(i)Any Lender may, without the consent of Borrower or Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.9(b) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 14.1, 14.4, and 14.5 (subject to the requirements and limitations therein, including the requirements under Section 14.4(g) (it being understood that the documentation required under Section 14.4(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.7(b) hereof; provided that such Participant (A) agrees to be subject to the provisions of Section 14.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 14.1 or 14.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 14.6(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.10 hereof as though it were a Lender, provided that such Participant agrees to pay to Administrative Agent any amount set-off for application to the Obligations under the Loan Documents as required pursuant to Section 12.10; provided further that such Participant agrees to be subject to Sections 2.5(e) hereof as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under any Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)A Participant shall not be entitled to receive any greater payment under Section 14.1 or 14.4 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 14.4 hereof unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 14.4(e) hereof as though it were a Lender.
(iii)In no event may a Participant be an Affiliate of Borrower, Guarantor or any other Loan Party.
(d)Pledges by Lenders. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
12.8    Indulgence. No delay or failure of Administrative Agent or Lenders in exercising any right, power, or privilege under this Agreement or under any of the Loan Documents shall affect that right, power, or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power, or privilege available to Administrative Agent and/or Lenders. The rights and remedies of Administrative Agent and Lenders under this Agreement are cumulative and are not exclusive of any other rights or remedies of Administrative Agent or Lenders.
12.9    Amendment and Waiver.
(a)No failure or delay by Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.9(b) hereof, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default or Potential Event of Default, regardless of whether Administrative Agent or any Lender may have had notice or knowledge of such Event of Default or Potential Event of Default at the time.
(b)Except as otherwise specifically provided in Section 12.9(c) or otherwise in this Agreement or any other Loan Document, no provision of this Agreement or any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or by Borrower and Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase (A) the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender) or (B) other than with respect to amounts expended by Administrative Agent in the exercise of its remedies set forth in this Agreement or any other Loan Document, the maximum Loan Amount hereunder, without the written consent of each Lender (including any Lender that is a Defaulting Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (other than a Defaulting Lender), (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender (other than a Defaulting Lender) affected thereby, (iv) change Sections 2.5(b), 2.5(d) or 2.5(e) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (vi) release Guarantor from any of its obligations under the Loan Documents or release all or substantially all of the Property from the lien of the Loan Documents, without the written consent of each Lender (other than any Defaulting Lender), (vii) permit an assignment by Borrower of any rights or obligations under the Loan Documents, without the written consent of each Lender (other than any Defaulting Lender), or (viii) amend Section 12.7; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent hereunder without the prior written consent of Administrative Agent.
(c)Each Lender authorizes Administrative Agent to enter into the Loan Documents (other than this Agreement) on behalf of, and for the benefit of, the Lenders and to take all actions left to the discretion of Administrative Agent herein and therein on behalf of, and for the benefit of, the Lenders. Each Lender agrees that any action taken by Administrative Agent at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement), and any action taken by Administrative Agent not requiring consent by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement) shall be authorized by and binding upon all Lenders. Notwithstanding the foregoing provisions of this Section 12.9(c), Administrative Agent shall not have the authority to bind the Lenders with respect to any of the following matters without Administrative Agent obtaining the prior written consent of the Required Lenders:
(i)the exercise of any rights and remedies against Borrower, Guarantor or the Property; provided, however, that Administrative Agent may, in its discretion but without obligation, in the absence of direction from the Required Lenders, take such interim action as it believes necessary to preserve the rights of the Lenders hereunder and in and to the Property, including, without limitation, (A) the delivery of default notices to Borrower, Guarantor or any other Person, (B) petitioning a court for injunctive relief, the appointment of a receiver or preservation of the proceeds of any collateral, (C) the making of Advances for the payment of interest, and (D) the exercise of the cure rights of Administrative Agent under this Agreement and the other Loan Documents; and
(ii)the expenditure of funds by Administrative Agent for which the Lenders are responsible under Section 12.4 hereof to cure Events of Default in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate; provided, however, that expenditures to pay any of the following items shall not be subject to the foregoing limitation in amount: (A) real estate taxes, assessments, charges and levies owing with respect to the Property, (B) insurance premiums owing with respect to insurance coverage required by the Loan Documents, (C) claims of lienholders with priority over the lien of the Security Instrument, (D) expenditures necessary to respond to emergency conditions with respect to the Property, and (E) expenditures necessary to preserve the validity and priority of the lien of the Security Instrument.
12.10    Right of Setoff. Borrower hereby grants to Administrative Agent and each Lender a Lien on and security interest in, and assigns to Administrative Agent and the applicable Lender all deposits (general or special, time or demand, provisional or final) at any time held by Borrower and other indebtedness at any time owing by Administrative Agent or such Lender to or for the credit or for the account of Borrower, and any property of Borrower from time to time in the possession or control of Administrative Agent and each Lender. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law (and to the extent permitted under Section 13.8 hereof), to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this

Agreement or any other Loan Document held by such Lender or its Affiliates, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 13.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, each Lender agrees to obtain approval of the Required Lenders (other than any Defaulting Lender) before exercising such rights. No Lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of Administrative Agent or Lender, or by any neglect to exercise such right of setoff or to enforce such Lien, or by any delay in so doing, and every right of setoff and Lien shall continue in full force and effect until such right of setoff or Lien is specifically waived or released by an instrument in writing executed by Administrative Agent and/or the applicable Lender.
12.11    Severability. If any one or more of the provision under any Loan Document is declared invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions in that Loan Document shall not in any way be affected or impaired, and that invalidity, illegality, or unenforceability in one jurisdiction shall not affect the validity, legality, or enforceability of the provisions in any Loan Document in any other jurisdiction.
12.12    Headings and Construction of Terms. The headings of the various subsections in the this Agreement and the other Loan Documents are for convenience of reference only and shall in no way modify or affect any such terms or provisions. Where the context in this Agreement and the other Loan Documents requires, the singular number shall include the plural, and any gender shall include any other gender.
12.13    Independence of Covenant. Each covenant under this Agreement shall be given independent effect so that if a particular action or condition is not permitted by that covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of any Event of Default.
12.14    Reliance on and Survival of Various Provisions. All terms, covenants, agreements, indemnities, representations, and warranties of any Loan Party made in this Agreement and any other Loan Document, or in any certificate, report, financial statement, or other document prepared and furnished by or on behalf of any Loan Party in connection with any Loan Document, may be relied on by Administrative Agent and Lenders, notwithstanding any investigation made by Administrative Agent or Lenders or on their behalf, and those covenants, agreements, indemnities, representations, and warranties (together with any other indemnities of

Borrower contained elsewhere in any Loan Document) shall survive the termination hereof and the repayment in full of the Indebtedness.
12.15    Effective On Execution. This Agreement is effective on the execution of this Agreement by Administrative Agent, Lenders and Borrower, and shall remain effective until the Indebtedness under this Agreement, the Notes, and the related Loan Documents has been repaid and discharged in full and no commitment to extend any credit under this Agreement (whether optional or obligatory) remains outstanding.
12.16    Time of Essence. Time is of the essence with respect to all provisions of this Agreement and the other Loan Documents.
12.17    No Third Party Beneficiaries. The benefits hereof shall not inure to any third party. This Agreement shall not make or render Administrative Agent or Lenders liable to any materialmen, subcontractors, contractors, laborers, or others for goods and materials supplied or work and labor furnished in connection with the construction of the Improvements or for debts or claims accruing to those Persons against Borrower. Administrative Agent or Lenders shall not be liable for the manner in which any Advances under this Agreement may be applied by Borrower, Contractor and any of Borrower’s other contractors or subcontractors. Notwithstanding anything contained in the Loan Documents, or any conduct or course of conduct by the parties to this Agreement, before or after signing the Loan Documents, this Agreement shall not be construed as creating any rights, claims, or causes of action against Administrative Agent or Lenders or any of their officers, directors, agents, or employees in favor of any contractor, subcontractor, supplier of labor or materials, any of their respective creditors, or any other Person other than Borrower. Without limiting the generality of the foregoing, Advances made to any contractor, subcontractor, or supplier of labor or materials, pursuant to any requests for Advances (whether or not that request is required to be approved by Borrower) is not a recognition by Administrative Agent or Lenders of the third-party beneficiary status of that Person.
12.18    Standard of Conduct of Administrative Agent and Lenders. Nothing contained in this Agreement or any other Loan Document shall limit the right of Administrative Agent and/or Lenders to exercise their business judgment or to act, in the context of the granting or withholding of any Advance or consent under this Agreement or any other Loan Document, in a subjective manner, whether or not objectively reasonable under the circumstances, except as otherwise expressly stated in this Agreement. Borrower, Administrative Agent and Lenders intend by the foregoing to set forth and affirm their entire understanding with respect to the standard pursuant to which Administrative Agent’s and Lenders’ duties and obligations are to be judged and the parameters within which Administrative Agent’s and Lenders’ discretion may be exercised hereunder and under the other Loan Documents.
12.19    No Partnership. Nothing contained in this Agreement shall be construed in any manner to create any relationship between Borrower on the one hand, and Administrative Agent and Lenders on the other hand, other than the relationship of borrower and lender, and Borrower, Administrative Agent and Lenders shall not be considered partners or co-venturers for any purpose on account of this Agreement.

12.20    Conflicts. If any of the terms, conditions, or provisions of any of the other Loan Documents are inconsistent with or in conflict with any of the terms, conditions, or provisions of this Agreement, the applicable terms, conditions, and provisions of this Agreement shall govern and control.
12.21    Permitted Successors and Assigns; Disclosure of Information.
(a)Each and every one of the covenants, terms, provisions and conditions hereof and the Loan Documents shall apply to, bind and inure to the benefit of Borrower, its successors and those assigns of Borrower consented to in writing by Administrative Agent, and shall apply to, bind and inure to the benefit of Administrative Agent and the endorsees, transferees, successors and assigns of Administrative Agent in accordance with Section 12.7, and all Persons claiming under or through any of them.
(b)Borrower agrees not to transfer, assign, pledge or hypothecate any right or interest in any payment or advance due pursuant to this Agreement, or any of the other benefits hereof, without the prior written consent of Administrative Agent, which consent may be withheld by Lender in its sole and absolute discretion. Any such transfer, assignment, pledge or hypothecation made or attempted by Borrower without the prior written consent of Lender shall be void and of no effect. No consent by Administrative Agent to an assignment shall be deemed to be a waiver of the requirement of prior written consent by Administrative Agent with respect to each and every further assignment and as a condition precedent to the effectiveness of such assignment.
(c)Administrative Agent may sell or offer to sell the Loan or interests therein to one or more assignees or participants in accordance with Section 12.7. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Administrative Agent in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were Administrative Agent hereunder. Administrative Agent may disseminate any information it now has or hereafter obtains pertaining to the Loan, including any security for the Loan, any credit or other information on the Property (including environmental reports and assessments), Borrower, any of Borrower’s principals, or Guarantor, to any actual or prospective assignee or participant, to Administrative Agent’s Affiliates, or to any regulatory body having jurisdiction over Administrative Agent, or to any other party as necessary or appropriate in Administrative Agent’s judgment.
12.22    Counting of Days. If any time period ends on a Saturday, Sunday or other day not a Business Day, the period shall be deemed to end on the next succeeding Business Day.
12.23    Exhibits and Schedules. The Exhibits, and Schedules are attached to this Agreement and are incorporated into this Agreement by reference and made a part hereof for all purposes.

12.24    Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO A TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT SUCH RIGHT MAY BE WAIVED. ADMINISTRATIVE AGENT, LENDERS AND BORROWER, AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND EXPRESSLY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING IN ANY WAY TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONDUCT, ACTS OR OMISSIONS OF ADMINISTRATIVE AGENT AND/OR LENDERS OR BORROWER OR GUARANTOR OR ANY OF THE OTHER LOAN PARTIES OR ANY OF THEIR AGENTS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
12.25    Oral Agreements Ineffective. THE LOAN DOCUMENTS (INCLUDING THIS LOAN AGREEMENT) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
12.26    Waivers. Neither Administrative Agent nor any Lender nor any Affiliate, officer, director, employee, attorney, or agent of Administrative Agent or any Lender shall have any liability with respect to any claim for any special, indirect, incidental, or consequential damages (including any claim for loss of profits, revenue or business) suffered or incurred by Borrower however caused and based on any theory of liability arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents, or the conduct, acts, or omissions of Administrative Agent or any Lender or any of its agents in the negotiation, administration, or enforcement thereof. BORROWER WAIVES, RELEASES, AND AGREES NOT TO SUE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY OF ADMINISTRATIVE AGENT OR ANY LENDER’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, OR AGENTS FOR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR THE CONDUCT, ACTS OR OMISSIONS OF ADMINISTRATIVE AGENT OR ANY LENDER OR ANY OF

THEIR RESPECTIVE AGENTS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS.
12.27    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided, however, that all such counterparts shall together constitute one and the same instrument.
12.28    Administrative Agent’s Approval of Due Diligence. Administrative Agent’s approval of due diligence items relating to the Loan, Property, Borrower or Guarantor shall not constitute a waiver or modification of any obligation or condition in the Loan Documents to the extent such due diligence conflicts with any provision of a Loan Document. It is the intent of the parties that the obligations of the Loan Documents shall control over any conflicting provision in any due diligence.
12.29    USA Patriot Act Notice. Administrative Agent hereby notifies Borrower that pursuant to the requirements of the Patriot Act, Administrative Agent is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent to identify Borrower in accordance with the Patriot Act.
SECTION XIII
THE AGENT
13.1    Appointment. Each of the Lenders hereby irrevocably appoints TCB to act on its behalf as Administrative Agent hereunder and under the other Loan Documents, and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms of this Agreement and the Loan Documents, together with such other actions and powers as are reasonably incidental thereto. The provisions of this Section XIII are solely for the benefit of Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
13.2    Capacity as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or any other Loan Party or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
13.3    Duties and Obligations. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Potential Event of Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any other Loan Party or any of their respective subsidiaries or Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and (d) shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall be first indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action. Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in this Agreement), or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. SUCH LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ADMINISTRATIVE AGENT. Administrative Agent shall be deemed not to have knowledge of any Event of Default or Potential Event of Default unless and until notice describing such Event of Default or Potential Event of Default is given to Administrative Agent in writing by Borrower or a Lender. Neither Administrative Agent nor any Related Party thereof shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to Administrative Agent, (vi) the value, sufficiency, creation, perfection or priority of any lien on the Property, or (vii) the financial condition of Borrower, Guarantor, any Loan Party, or Contractor.
13.4    Reliance. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Administrative Agent may consult with legal counsel (who may be counsel for Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
13.5    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section XIII shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, REGARDLESS OF ANY NEGLIGENCE OR ALLEGED NEGLIGENCE OF ADMINISTRATIVE AGENT, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
13.6    Resignation or Removal of Administrative Agent.
(a)Subject to the appointment and acceptance of a successor Administrative Agent as provided below, Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right, in consultation with Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed) or the removal of Administrative Agent by the Required Lenders (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date After the Resignation Effective Date, the provisions of this Section XIII relating to or indemnifying or releasing Administrative Agent shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person, remove such Person as Administrative Agent and appoint a successor. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier date as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or other Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral held by Administrative Agent on behalf of Lenders, the retiring or removed Administrative Agent shall continue to hold such collateral until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity, fee, or expense payments owed to the retiring or removed Administrative Agent, all payments, communications, and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender, directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section XIII and Section 12.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
13.7    Non-Reliance on Administrative Agent and other Lenders. Each Lender expressly acknowledges that neither Administrative Agent, TCB, nor any other Lender or any Related Party thereto has made any representation or warranty to such Person and that no act by Administrative Agent or any other Lender hereafter taken, including any review of the affairs of Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by Administrative Agent or any Lender to any other Lender. Each Lender acknowledges and agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and its decision to enter into this Agreement as a Lender, and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, any related agreement or any document furnished hereunder or thereunder, and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder. Except for notices, reports, and other documents expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), or creditworthiness of Borrower or any other Loan Party or the value of the collateral or Property which may come into the possession of

Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.
13.8    Lender Actions Against Collateral. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, with respect to the Indebtedness or Obligations, against Borrower, Guarantor, or any other obligor under this Agreement or the other Loan Documents or against any of the Property (including, without limitation, set-off rights) without the consent of the Required Lenders; provided that, except with respect to rights set forth in Section 12.10 hereof, Administrative Agent, on behalf of Lenders, shall be the only party entitled to institute such claims, actions and proceedings under the Loan Documents on behalf of the Lenders, and the Lenders will not be entitled to independently commence separate claims and/or actions against Borrower, Guarantor, or any other obligor pursuant to the Loan Documents (provided that the foregoing shall not limit the Lenders from joining in any judicial foreclosure or other complaint, action, or claim instituted by Administrative Agent hereunder or pursuant to the Loan Documents). With respect to any action by Administrative Agent to enforce the rights and remedies of Administrative Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Note to Administrative Agent to the extent necessary to enforce the rights and remedies of Administrative Agent for the benefit of the Lenders under the Security Instrument in accordance with the provisions hereof. Each Lender agrees to indemnify each of the other Lenders for any loss or damage suffered or cost incurred by such other Lender (including without limitation, attorneys’ fees and expenses and other costs of defense) as a result of the breach of this Section 13.8 by such Lender.
13.9    Lender Reply Period. All communications from Administrative Agent to Lenders requesting Lenders’ determination, consent or approval (a) shall be given in the form of a written notice to each Lender, (b) shall be accompanied by a description of the matter as to which such determination, consent or approval is requested, (c) shall include a legend substantially as follows, printed in capital letters or boldface type:
“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER THE DELIVERY OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE MATTER DESCRIBED ABOVE.”

and (d) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly to any such request, but in any event within five (5) Business Days after the delivery of such request by Administrative Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all Lenders, Administrative Agent shall timely submit any required written notices to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended by Administrative Agent or such other course of action recommended by the Required Lenders or all of the Lenders, as the case may be, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.
13.10    Foreclosure. In the event that all or any portion of the Property is acquired by Administrative Agent as the result of a foreclosure or acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Indebtedness and Obligations, title to any such Property or any portion thereof shall be held in the name of Administrative Agent or a nominee or subsidiary of Administrative Agent, as agent, for the benefit of the Lenders, or in an entity co-owned by the Lenders as determined by Administrative Agent. Administrative Agent shall prepare a recommended course of action for such Property (the “Post-Foreclosure Plan”) and submit it to the Lenders for approval by the Required Lenders. In the event that Administrative Agent does not obtain the approval of the Required Lenders to such Post-Foreclosure Plan, any Lender shall be permitted to submit an alternative Post-Foreclosure Plan to Administrative Agent, and Administrative Agent shall submit any and all such additional Post-Foreclosure Plan(s) to the Lenders for evaluation and the approval by the Required Lenders. In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Property acquired and administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Property, and the collecting of rents and other sums from such Property and paying the expenses of such Property. Upon demand therefor from time to time, each Lender will contribute its Pro Rata Share (based on their respective Commitments immediately prior to the termination thereof) of all reasonable costs and expenses incurred by Administrative Agent pursuant to the Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Property. In addition, Administrative Agent shall render or cause to be rendered by the managing agent, to each of the Lenders, monthly, an income and expense statement for such Property, and each of the Lenders shall promptly contribute its Pro Rata Share (based on their respective Commitments immediately prior to the termination thereof) of any operating loss for the Property, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the Post-Foreclosure Plan. To the extent there is net operating income from such Property, Administrative Agent shall, in accordance with the Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in proportion to their respective Commitments immediately prior to the termination thereof. The Lenders acknowledge that if title to any Property is obtained by Administrative Agent or its nominee, or an entity co-owned by the Lenders, such Property will not be held as a permanent investment but will be disposed of as soon as practicable and within a time period consistent with the regulations applicable to national banks for owning real estate. Administrative Agent shall undertake to sell such Property at such price and upon such terms and conditions as the Required Lenders shall reasonably determine to be most advantageous, and any sale proceeds from the Property shall be distributed by Administrative Agent to the Lenders in proportion to their respective Commitments immediately prior to the termination thereof in accordance with the provisions set forth in Section 2.5 hereof. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Property in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage defining the rights of the Lenders in the same, which agreement shall be in all material respects similar to the rights of the

Lenders with respect to the Property. Lenders agree not to unreasonably withhold or delay their approval of a Post-Foreclosure Plan or any third party offer to purchase the Property. An offer to purchase the Property at a gross purchase price of ninety-five percent (95%) of the fair market value of the property as set forth in a current appraisal, shall be deemed to be a reasonable offer.
13.11    Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if a Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender;
(a)Suspension of Voting Rights. Such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 12.9(b)) and the Commitment (or outstanding Loan amounts, if appropriate) of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder.
(b)Turn Over of Payments. All amounts payable hereunder to the Defaulting Lender in respect of the Indebtedness (whether on account of principal, interest, fees or otherwise, including, without limitation, interest payments from interest reserve allocations to the Defaulting Lender and any amounts that would otherwise be payable to the Defaulting Lender pursuant to Section 2.5, but excluding Section 14.6(b)), shall be paid to Administrative Agent, retained in a segregated account and, subject to any applicable Legal Requirements, be applied at such time or times as may be determined by Administrative Agent as follows: (i) first, to the payment of any amounts owing by the Defaulting Lender to Administrative Agent hereunder, (ii) second, to the funding of any Advance in respect of which the Defaulting Lender has failed to fund its portion as required by this Agreement, as determined by Administrative Agent, (iii) third, to the payment of any amounts owing by the Defaulting Lender to the Non-Defaulting Lenders hereunder, including without limitation for any Special Advance under subsection (c) of this Section 13.11, (iv) fourth, if so determined by Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, and (v) fifth, to the Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section III are satisfied, such payment shall be applied solely to repay the Loans of all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to the Defaulting Lender.
(c)Special Advances. If a Lender fails to fund its portion of any Advance, in whole or part, within three (3) Business Days after the date required hereunder and Administrative Agent shall not have funded the Defaulting Lender’s portion of the Advance under Section 2.2(a), Administrative Agent shall so notify the Lenders, and within three (3) Business Days after delivery of such notice, the Non-Defaulting Lenders shall have the right, but not the obligation, in their respective, sole and absolute discretion, to fund all or a portion of such deficiency (the amount so funded by any such Non-Defaulting Lenders being referred to herein as a “Special Advance”) to Borrower. In such event, the Defaulting Lender agrees to pay to Administrative Agent for payment to the Non-Defaulting Lenders making the Special Advance, forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Any Lender who purchases such Defaulting Lender’s Commitment and makes a Special Advance will, subject to the provisions of this Agreement, fund to Borrower on the next Payment Date following such purchase, the portion of the Loan that the Defaulting Lender was obligated to fund but did not fund and was not funded by another Lender in accordance with this Agreement.
(d)Option to Purchase Future Commitment. The Non-Defaulting Lenders shall have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), Defaulting Lender’s Commitment to fund future Loans (the “Future Commitment”). Upon any such purchase of the Defaulting Lender’s Future Commitment, the Defaulting Lender’s share in future Advances and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.
(e)Replacement of Defaulting Lender.
(i)By Required Lenders. The Required Lenders may, upon notice to the Defaulting Lender and Administrative Agent, require the Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.7 hereof) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Defaulting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); (B) Administrative Agent shall have received payment of any amounts owing by such Lender to Administrative Agent or the other Lenders under this Agreement and (C) Administrative Agent shall have approved such assignee. The Defaulting Lender shall not be required to make any such assignment and delegation if, prior thereto, such Lender shall cease to be a Defaulting Lender.
(ii)By Borrower. If the Lender has become a Defaulting Lender, Borrower may at its option replace Defaulting Lender under Section 14.6(b).
(f)Indemnification. Each Defaulting Lender shall indemnify Administrative Agent, each Non-Defaulting Lender and Borrower from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatever which may be imposed on, incurred by or asserted against Administrative Agent, any Non-Defaulting Lender or Borrower with respect to the Loan Documents in any way relating to or arising out of such Lender’s status as a Defaulting Lender, REGARDLESS OF ANY NEGLIGENCE OR ALLEGED

NEGLIGENCE OF ADMINISTRATIVE AGENT. The obligations of the Defaulting Lender under this clause (f) shall survive the payment of the Indebtedness and performance of the Obligations, the termination of this Agreement and the Defaulting Lender’s reversion to a Non-Defaulting Lender under Section 13.11(g).
(g)Ceasing to be a Defaulting Lender. A Lender shall cease to be Defaulting Lender only upon (i) the payment of all amounts due and payable by Defaulting Lender to Administrative Agent or any other Lender under this Agreement; (ii) the payment of any damages suffered by Borrower as a result of such Defaulting Lender’s default hereunder (including, without limitation, interest at the Prime Rate plus 3% on any portion of draw requests funded by Borrower with equity); (iii) the confirmation by such Lender to Administrative Agent and Borrower in writing that the Lender will comply with all of its funding obligations under this Agreement; and (iv) the circumstances described in clause (d) of the definition of “Defaulting Lender” do not exist. An assignment by a Lender of its rights and obligations under this Agreement shall not in and of itself cause the Lender to cease to be a Defaulting Lender.
(h)Borrower’s Rights. The rights and remedies of Borrower against Defaulting Lender under this Section are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any default by it and that Administrative Agent or any Lender may have against such Defaulting Lender with respect to any such default.
13.12    Borrower’s Rights. The provisions of this Section XIII are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights to rely on, enforce or consent to any waiver, modification or amendment of, any of the provisions hereof; provided, however, that Borrower (a) acknowledges and agrees to the limitations set forth in Section 12.9(b) hereof on Administrative Agent’s ability to act unilaterally with respect to this Agreement and the other Loan Documents, and (b) agrees that Administrative Agent’s inability to deliver any consent to, or approval of, an action requested by Borrower due to lack of appropriate Lender consent in accordance with the provisions of Section 12.9(c) hereof shall not constitute an unreasonable withholding or delay by Administrative Agent in the giving of such consent or approval. Notwithstanding the foregoing, Borrower shall be entitled to rely on consents and approvals executed by Administrative Agent without investigation as to the existence of proper Lender authorization.
13.13    Payment Disputes. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to a Lender any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among the Lenders about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender, Administrative Agent shall invest such funds pending distribution, and all interest on any such investment shall be distributed upon the distribution of such investment and in the same proportion and to the same persons as such investment. All moneys received by Administrative Agent for distribution to Lender (other than to the Person who is Administrative Agent in its separate capacity as a Lender)

shall be held pending such distribution by Administrative Agent solely as Administrative Agent for such Lender, and Administrative Agent shall have no equitable title to any portion thereof.
13.14    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
13.15    Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (i) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a); then such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
13.16    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations and Indebtedness under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, TCB, and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 6.22 or Section 11.12) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, as applicable, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 6.22 or Section 11.12.
SECTION XIV
TAXES, YIELD PROTECTION AND INDEMNITY
14.1    Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted LIBOR);
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital or Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 14.1(a) or (b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 14.1 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 14.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Limitation. Notwithstanding the foregoing, Borrower shall only be obligated to pay to a Lender or other Recipient, such additional amount or amounts as set forth in this Section 14.1 if and to the extent borrowers similar to Borrower are obligated to pay such additional amount or amounts similar to those set forth in this Section 14.1 pursuant to new commercial loans originated by commercial banks in the United States similar in size, quality, maturity, and type as the Loans to Borrower, as determined by Lender in its commercially reasonable judgment.
14.2    Illegality. If any Lender determines that any law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to LIBOR, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, (a) any obligation of such Lender to make or continue Portion bearing interest based upon LIBOR shall be suspended, and (b) the interest rate on the Loans of such Lender shall, if necessary to avoid such illegality, be converted to the Replacement Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Portions bearing interest based upon LIBOR to the Replacement Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Portion bearing interest based upon LIBOR to such day, or immediately, if such Lender may not lawfully continue to maintain such Portion bearing interest based upon LIBOR and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon LIBOR, Administrative Agent shall during the period of such suspension compute the Replacement Rate until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

14.3    Inability to Determine Rates.
(a)Subject to clause (b) below, if (i) Administrative Agent determines that for any reason in connection with any request for a Portion bearing interest based upon LIBOR or a conversion to or continuation thereof that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Portion bearing interest based upon LIBOR, (B) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed Portion bearing interest based upon LIBOR, (C) LIBOR for any requested Interest Period with respect to a proposed Portion bearing interest based upon LIBOR does not adequately and fairly reflect the cost to the Lenders of funding such Portion bearing interest based upon LIBOR, (D) ICE has ceased to calculate LIBOR, or (E) LIBOR for any requested Interest Period with respect to a proposed Portion bearing interest based upon LIBOR does not accurately reflect the rate available to the Lenders in the London interbank market, or (ii) by reason of any Change in Law any Lender would become subject to restrictions on the amount of a category of liabilities or assets which it may hold and notifies Administrative Agent of same, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain Portion bearing interest based upon LIBORs shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to LIBOR component of the Base Rate, the utilization of LIBOR component in determining the Base Rate shall be suspended, in each case until Administrative Agent revokes such notice or a Replacement Rate and replacement benchmark spread has been established pursuant to Section 14.3(b). Upon receipt of such notice, Borrower shall have the right, upon at least fifteen (15) business days’ prior written request to Administrative Agent, to revoke any pending request for an Advance of, conversion to or continuation of Portions bearing interest based upon LIBOR or, failing that, will be deemed to have converted such request into a request for an Advance at the Base Rate. Borrower’s election in the foregoing sentence shall be binding and irrevocable.
(b)If at any time Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) any of the circumstances set forth in clause (a)(i) or clause (a)(ii) have arisen and such circumstances are unlikely to be temporary or (ii) any of the circumstances set forth in clause (a)(i) or clause (a)(ii) have not arisen but (A) ICE or the Alternative Reference Rates Committee convened by the Board of Governors has announced a commercial loan index as an alternative to LIBOR and commercial banks in the United States are using such alternative loan index for new commercial loans, (B) LIBOR is no longer being widely used by commercial banks as a loan index in the United States for new commercial loans similar to the Facility, or (C) a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for new commercial loans originated in the United States; then Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, Administrative Agent may, to the extent practicable (as determined by Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with then-prevailing market practice), establish a replacement interest rate (the “Replacement Rate” provided that, if the Replacement Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement) and a replacement benchmark spread, and Borrower and Administrative Agent shall enter into an amendment to this Agreement to reflect such Replacement Rate and replacement benchmark spread or such other related changes to this Agreement as may be applicable. Upon receipt of such notice, Borrower shall have the right, upon at least fifteen (15) business days’ prior written request to Administrative Agent, to revoke any pending request for an Advance of, conversion to or continuation of Portions bearing interest based upon the Replacement Rate or, failing that, will be deemed to have converted such request into a request for an Advance at the Base Rate. Borrower’s election in the foregoing sentence shall be binding and irrevocable.
14.4    Taxes.
(a)Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.
(b)Payment Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 14.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 14.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that Borrower shall not be obligated to indemnify the Administrative Agent or any such Lender pursuant to this Section 14.4 with respect to penalties, interest or expenses if such penalties, interest or reasonable expenses are attributable to the gross negligence or willful misconduct of the person seeking indemnification. A certificate in reasonable detail as to the amount of such payment or liability delivered to Borrower by a Lender signed by an authorized representative of such Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.7(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section 14.4(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 14.4, Borrower shall deliver to Administrative Agent a copy of a receipt (if available) issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 14.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed originals of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such

Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 14.4 (including by the payment of additional amounts pursuant to this Section 14.4), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 14.4 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).

Such indemnifying party, upon the request of such indemnified party, shall promptly repay to such indemnified party the amount paid over pursuant to this Section 14.4(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 14.4(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 14.4(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 14.4(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 14.4 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)Limitation. Notwithstanding the foregoing, Borrower shall only be obligated to make the payments and perform the indemnifications set forth in this Section 14.4 if and to the extent borrowers similar to Borrower are obligated to make the payments and perform the indemnifications similar to those set forth in this Section 14.4 pursuant to new commercial loans originated by commercial banks in the United States similar in size, quality, maturity, and type as the Loans to Borrower, as determined by Lender in its commercially reasonable judgment.
14.5    Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Portion bearing interest based upon LIBOR on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)any failure by Borrower (for a reason other than the failure of such Lender to lend a Portion bearing interest based upon LIBOR) to prepay, borrow, continue or convert any Portion bearing interest based upon LIBOR on the date or in the amount notified by Borrower; or
(c)any assignment of a Portion bearing interest based upon LIBOR on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 14.6(b);

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by Borrower to the Lenders under this Section 14.5, each Lender shall be deemed to have funded each Portion bearing interest based upon LIBOR made by it at Adjusted LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Portion bearing interest based upon LIBOR was in fact so funded.
14.6    Mitigation of Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 14.1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 14.4, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 14.1 or Section 14.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 14.1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 14.4 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 14.6(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 14.1 or Section 14.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 12.7;
(ii)such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 14.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 14.1 or payments required to be made pursuant to Section 14.4, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
14.7    Survival. All of Borrower’s obligations under this Section XIV shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.
[Remainder of Page Intentionally Left Blank - Signature Pages Follow]

EXECUTED to be effective as of the date first above written.
ADMINISTRATIVE AGENT:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association

By /s/ Dustin Cosper
Dustin Cosper, Senior Vice President

STATE OF TEXAS        §
                §
COUNTY OF DALLAS    §
The foregoing instrument was acknowledged before me this 2nd day of June, 2021, by Dustin Cosper, Senior Vice President of TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association, on behalf of said entity, who is personally known to me or who has produced _______________________ as identification, and did take an oath.
[SEAL]
/s/ Shannon Moore
Notary Public in and for the State of Texas
Printed Name: Shannon Moore
My Commission Expires: 4-22-2023

Loan Agreement
Signature Page

BORROWER:

THE SAINT JUNE, L.P.,
a Texas limited partnership

By:    The Saint June GP, L.L.C., a Texas limited liability company, General Partner

By:    STRS L.L.C., a Delaware limited liability company, Manager

By:    Stratus Properties Inc., a Delaware corporation, Sole Member and Manager
By:    /s/Erin D. Pickens
Erin D. Pickens,
Senior Vice President

STATE OF TEXAS        §
                §
COUNTY OF TRAVIS    §

The foregoing instrument was acknowledged before me this 20 day of May, 2021, by Erin D. Pickens, Senior Vice President of Stratus Properties Inc., a Delaware corporation, on behalf of said entity in its capacity as Sole Member and Manager of STRS L.L.C., a Delaware limited liability company, on behalf of said entity in its capacity as Manager of The Saint June GP, L.L.C., a Texas limited liability company, on behalf of said entity in its capacity as General Partner of The Saint June, L.P., a Texas limited partnership, on behalf of said entity, who is personally known to me and did take an oath.
[SEAL]
/s/ Connie J. Carley
Notary Public in and for the State of Texas
Printed Name:    Connie J. Carley
My Commission Expires: 1-22-2023

Loan Agreement
Signature Page

LIST OF EXHIBITS
TO
Loan Agreement
By and Among The Saint June, L.P., as Borrower,
Texas Capital Bank, National Association, as Administrative Agent,
and
Each of the Lenders Party Thereto

The following list of exhibits and schedules is provided pursuant to Item 601(a)(5) of Regulation S-K. These exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits and schedules to the Securities and Exchange Commission upon request.

Exhibit A – Legal Description of the Land
Exhibit B – Budget
Exhibit C – Post Closing Obligations
Exhibit D – Assignment and Assumption
Annex 1 – Standard Terms and Conditions for Assignment and Assumption
Exhibit E – Amended and Restated Note
Exhibit F – Request for Advance
Exhibit G – Insurance Requirements
Exhibit H – Borrower and Guarantor Organizational Charts
Exhibit I – As-Built Survey Requirements
Exhibit J – DSCR Compliance Certificate
Exhibit K – Guarantor Compliance Certificate
Exhibit L-1 – U.S. Tax Compliance Certificate
Exhibit L-2 – U.S. Tax Compliance Certificate
Exhibit L-3 – U.S. Tax Compliance Certificate
Exhibit L-4 – U.S. Tax Compliance Certificate
Exhibit M – Affidavit of Commencement
Exhibit N – Affidavit of Completion
Schedule I – Lenders